UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
KNOVA SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies: common stock, par value $.01 per share, of KNOVA Software, Inc.

2)	Aggregate number of securities to which transaction applies:
8,923,823 shares of KNOVA Software, Inc. common stock

2,088,651 shares of KNOVA Software, Inc. common stock issuable upon exercise of options with an exercise price less than $5.00 per share

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $5,891.67 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $107.00 per million of the aggregate merger consideration of $55,062,370.00. The aggregate merger consideration is calculated as the sum of (a) the product of 8,923,823 shares of KNOVA Software, Inc. common stock expected to be outstanding immediately prior to the merger and the merger consideration of $5.00 per share in cash and (b) the product of 2,088,651 options to purchase shares of KNOVA Software, Inc. common stock expected to be outstanding immediately prior to the merger that have an exercise prices of less than $5.00 per share and the merger consideration of $5.00 per share in cash.

4)	Proposed maximum aggregate value of transaction: $55,062,370.00

5)	Total fee paid: $5,891.67
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Preliminary Proxy Statement — Subject to Completion
January 12, 2007

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

January [ • ], 2007

Dear KNOVA Stockholders:

The board of directors of KNOVA Software, Inc. has unanimously approved a merger in which KNOVA Software, Inc. would become a wholly owned subsidiary of M2M Holdings, Inc. If the merger is completed, holders of KNOVA common stock will receive $5.00 in cash for each share of KNOVA common stock they own.

Stockholders of KNOVA Software, Inc. will be asked at the special meeting to approve the merger agreement. After careful consideration, the board of directors of KNOVA unanimously determined that the terms and conditions of the proposed merger and the merger agreement are advisable, fair to and in the best interests of KNOVA and its stockholders, and unanimously recommends that KNOVA stockholders vote “FOR” approval of the merger agreement.

In deciding to approve the merger and recommend that the KNOVA stockholders approve and adopt the merger agreement, KNOVA’s board of directors considered various factors that are more fully described in the attached proxy statement, which you are encouraged to read carefully in its entirety.

The approval of the merger agreement requires the affirmative vote of at least a majority of the issued and outstanding shares of KNOVA common stock that are entitled to vote on the proposal at the close of business on the record date. At the close of business on the record date, KNOVA’s directors and executive officers and certain of their affiliates beneficially owned and had the right to vote approximately [ • ] shares of KNOVA’s common stock, or approximately [ • ]% of KNOVA’s issued and outstanding common stock on that date. These shares are covered by a voting agreement described in the attached proxy statement and are required to be voted “FOR” approval of the merger agreement pursuant to the voting agreement.

The special meeting of stockholders to approve the merger agreement will be held on [ • ], 2007 at [ • ] a.m., local time, at KNOVA’s corporate headquarters located at 10201 Torre Avenue, Suite 350, Cupertino, California 95014.

The proxy statement attached to this letter provides you with information about the special meeting of KNOVA stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Sincerely,

Kent Heyman
Chairman of the Board of Directors

This proxy statement is dated [ • ], 2007 and is first being mailed to stockholders of KNOVA on or about [ • ], 2007.

Your vote is very important

Whether or not you plan to attend the special meeting, it is important that your shares are represented. Please read the enclosed proxy statement and mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or complete a proxy by telephone or via the Internet, to ensure that your vote is counted. Of course, if you attend the special meeting, you will have the right to vote your shares in person.

KNOVA SOFTWARE, INC.
10201 Torre Avenue, Suite 350
Cupertino, California 95014

Notice of Special Meeting of Stockholders
to Be Held [ • ], 2007

A special meeting of stockholders of KNOVA Software, Inc., a Delaware corporation, will be held on [ • ], 2007, at [ • ] a.m., local time, at KNOVA’s corporate headquarters located at 10201 Torre Avenue, Suite 350, Cupertino, California 95014, for the following purposes:

•	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 15, 2006, by and among M2M Holdings, Inc., a Delaware corporation, Magic Software Acquisition Corp., a Delaware corporation and wholly owned subsidiary of M2M Holdings, Inc. and KNOVA Software, Inc.; and

•	to transact any other business properly presented at the special meeting and any adjournment or postponement of the special meeting, including to consider any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

These items of business are more fully described in the proxy statement accompanying this notice. KNOVA’s board of directors has fixed the close of business on [ • ], 2007 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, KNOVA had issued, outstanding and entitled to vote [ • ] shares of common stock. Holders of KNOVA common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. See “APPRAISAL RIGHTS” on page 60.

By Order of the Board of Directors,

Frank A. Lauletta
General Counsel and Secretary

Cupertino, California
January [ • ], 2007

KNOVA’s board of directors unanimously declared advisable, and recommends, that KNOVA stockholders vote “FOR” approval of the merger agreement.

**Please do not send your KNOVA common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding the surrender of your certificates.**

Your vote is important

The affirmative vote of the holders of a majority of the shares of KNOVA common stock issued and outstanding at the close of business on the record date is required to approve the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If you fail to return a proxy or vote at the special meeting, your shares will effectively be counted as a vote against the approval of the merger agreement.

i

THE MERGER AGREEMENT	41
General; The Merger	41
When the Merger Becomes Effective	41
Consideration to Be Received Pursuant to the Merger; Treatment of Stock Options and Warrants	41
Payment for KNOVA Common Stock in the Merger	43
Representations and Warranties	44
Conduct of Business Pending the Merger	45
Proxy Statement; Special Meeting of KNOVA Stockholders	46
Limitation on Consideration of Competing Proposals	47
Conditions to Completion of the Merger	49
Employee Matters	50
Financing Covenants	50
Termination	51
Effects of Terminating the Merger Agreement	52
Expenses	53
Amendment; Extension and Waiver	53
Miscellaneous Provisions	53
VOTING AGREEMENT	54
MARKET PRICE DATA	56
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
APPRAISAL RIGHTS	60
OTHER MATTERS	63
FUTURE STOCKHOLDER PROPOSALS	63
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	63
WHERE YOU CAN FIND MORE INFORMATION	63
ANNEX A — Agreement and Plan of Merger, dated as of December 15, 2006, by and among KNOVA Software, Inc., M2M Holdings, Inc. and Magic Software Acquisition Corp(1)	A-1
ANNEX B — Voting Agreement, dated as of December 15, 2006, by and among M2M Holdings, Inc. and the certain KNOVA Software, Inc. stockholders signatory thereto(1)	B-1
ANNEX C — Opinion of Pagemill Partners, dated as of December 11, 2006	C-1
ANNEX D — Section 262 of the General Corporation Law of the State of Delaware	D-1

(1)	Certain schedules and exhibits have been omitted and KNOVA agrees to furnish to the Securities and Exchange Commission supplementally a copy of any omitted schedules or exhibits upon request.

ii

SUMMARY TERM SHEET FOR THE MERGER

This summary term sheet, together with the following question and answer section, highlights selected information from this proxy statement regarding the Agreement and Plan of Merger, dated as of December 15, 2006, by and among M2M Holdings, Inc., Magic Software Acquisition Corp. and KNOVA Software, Inc., which is referred to in this proxy statement as the merger agreement, and the transactions contemplated thereby and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents referred to herein. You may obtain copies of the documents referred to in this proxy statement without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 63. The merger agreement is attached as Annex A to this proxy statement. Page references are included in parentheses to direct you to a more complete description of the topics presented in this summary.

•	Parties Involved in the Proposed Merger (Page 10)

•	KNOVA Software, Inc. 10201 Torre Avenue, Suite 350 Cupertino, California 95014 Telephone: (408) 863-5800

KNOVA Software, Inc., a Delaware corporation, which is referred to in this proxy statement as KNOVA, is a provider of customer relationship management software applications, specifically applications that enable customer service organizations to more effectively resolve service requests and answer questions. KNOVA maintains its headquarters in Cupertino, California. Additional information regarding KNOVA is contained in KNOVA’s filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 63.

•	M2M Holdings, Inc. 450 E. 96th Street, Suite 300 Indianapolis, IN 46240 Telephone: (317) 249-1200

M2M Holdings, Inc., a Delaware corporation, which is referred to in this proxy statement as M2M, is a privately held holding company primarily owned by private equity funds sponsored by Battery Ventures and Thoma Cressey Equity Partners, Inc. and whose primary asset is Made2Manage Systems, Inc., an enterprise software and services company.

•	Magic Software Acquisition Corp. c/o M2M Holdings, Inc. 450 E. 96th Street, Suite 300 Indianapolis, IN 46240 Telephone: (317) 249-1200

Magic Software Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of M2M, which is referred to in this proxy statement as MergerCo, was formed solely for the purposes of entering into the merger agreement with KNOVA and completing the merger, and has not conducted any business operations.

•	The Special Meeting of Stockholders (Page 13)

•	Date, Time and Place. A special meeting of the stockholders of KNOVA will be held on [ • ], 2007, at [ • ] a.m., local time, at KNOVA’s headquarters located at 10201 Torre Avenue, Suite 350, Cupertino, California 95014, to consider and vote upon a proposal to approve the merger agreement and any other matter that may properly come before the special meeting.

•	Record Date and Stock Entitled to Vote. You are entitled to vote at the special meeting if you owned shares of KNOVA common stock at the close of business on [ • ], 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of KNOVA common stock you owned at the close of business on the record date. There were [ • ] shares of KNOVA common stock issued and outstanding at the close of business on the record date.

•	Vote Required. The approval of the merger agreement requires the affirmative vote of at least a majority of the issued and outstanding shares of KNOVA common stock that are entitled to vote on the proposal at the close of business on the record date.

•	Share Ownership of KNOVA Directors and Executive Officers. At the close of business on the record date, the directors and executive officers of KNOVA and their affiliates owned and had the right to vote approximately [ • ] shares of KNOVA’s common stock, or approximately [ • ]% of the voting power of the issued and outstanding shares entitled to vote at the special meeting. These shares are governed by the Voting Agreement, dated as of December 15, 2006, by and among M2M and certain stockholders of KNOVA signatory thereto, which is referred to in this proxy statement as the voting agreement, and such shares are required to be voted “FOR” approval of the merger agreement pursuant to the voting agreement. In addition, pursuant to the voting agreement, each of KNOVA’s stockholders who are party to the voting agreement has granted an irrevocable proxy to M2M to vote such stockholder’s respective shares in accordance with the terms of the voting agreement. The terms of the irrevocable proxy are described below.

•	Voting of Proxies. Only shares affirmatively voted “FOR” approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal. If a KNOVA stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” approval of the merger agreement. Brokers who hold shares of KNOVA common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of KNOVA common stock will have the same effect as votes “AGAINST” approval of the merger agreement.

•	Revocability of Proxies. The grant of a proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by: (a) filing with the Secretary of KNOVA a duly executed revocation of proxy; (b) submitting a duly executed proxy to the Secretary of KNOVA bearing a later date; or (c) attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

•	Structure of the Merger (Page 39)

Subject to the terms and conditions of the merger agreement and in accordance with the General Corporation Law of the State of Delaware, which is referred to in this proxy statement as the DGCL, at the effective time of the merger, MergerCo, a Delaware corporation and wholly owned subsidiary of M2M and a party to the merger agreement, will merge with and into KNOVA. KNOVA will survive the merger and will be a wholly owned subsidiary of M2M.

•	Reasons for the Merger (Page 26)

The KNOVA board of directors believes that the merger is advisable, fair to and in the best interests of KNOVA stockholders. To review the reasons of the KNOVA board of directors for recommending that KNOVA stockholders approve the merger agreement see “SPECIAL FACTORS — Reasons for the Merger.”

•	Recommendation of the Board of Directors (Page 29)

The KNOVA board of directors has unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable, fair to, and in the best interests of KNOVA and its stockholders, and unanimously recommends that you vote “FOR” approval of the merger agreement.

•	Opinion of Pagemill Partners (Page 29)

On December 11, 2006, Pagemill Partners, LLC, which is referred to in this proxy statement as Pagemill Partners, delivered to the KNOVA board of directors a written opinion to the effect that, as of the date of the opinion and based on and subject to various assumptions, factors and limitations described in its opinion, the merger consideration to be received by holders of KNOVA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion, dated December 11, 2006, of Pagemill Partners, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of KNOVA common stock are encouraged to read the opinion carefully in its entirety. Pagemill Partners provided its opinion to the KNOVA board of directors to assist the board of directors in evaluating the merger consideration to be received by holders of KNOVA common stock. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote at the special meeting.

•	Interests of KNOVA Directors and Management in the Merger (Page 36)

In considering the recommendation of the KNOVA board of directors in favor of the merger, stockholders of KNOVA should be aware that members of the KNOVA board of directors and officers of KNOVA have interests in the merger that are different from, or in addition to, the interests of stockholders of KNOVA generally. Such interests relate to or arise from, among other things:

•	outstanding options and warrants to acquire KNOVA common stock owned by KNOVA directors and officers that will be accelerated and cancelled at the effective time of the merger, with directors and officers having options or warrants with an exercise price less than $5.00 entitled to receive for each such option or warrant a cash payment (less any applicable withholding tax) equal to (a) the excess of $5.00 over the per share exercise price for the option or warrant multiplied by (b) the number of shares of common stock subject to such option or warrant immediately prior to the effective time of the merger;

•	pursuant to the terms of his employment agreement, Bruce Armstrong, KNOVA’s chief executive officer, will receive a severance payment not to exceed $350,000.00 as a result of the consummation of the merger;

•	certain KNOVA employment agreements providing for severance benefits in the event that certain executive officers resign their employment for good reason or are terminated without cause following completion of the merger;

•	KNOVA’s adoption of a management retention plan which provides for the payment of retention bonuses to certain members of management upon a change of control;

•	certain board of directors’ compensation arrangements;

•	the terms of the merger agreement, which provide for the continued indemnification of current directors and officers of KNOVA and directors’ and officers’ liability insurance for six years after the completion of the merger, in each case for certain events occurring at or before the merger; and

•	Section 409A of the Internal Revenue Code of 1986, as amended, which imposes an additional income tax on certain payments made to a specified employee (as defined in Section 409A) within six months following his or her separation from service. The officers of KNOVA are generally considered specified employees for this purpose. If any of the individuals entitled to severance payments are specified employees, payments otherwise required under the employment agreements may be delayed in accordance with Section 409A.

KNOVA’s board of directors was aware of these arrangements and considered them in its decision to approve and adopt the merger agreement.

•	Conditions to Completion of the Merger (Page 49)

M2M, MergerCo and KNOVA are obligated to complete the merger only if they satisfy or, in some cases, waive a number of conditions, including the following:

•	approval of the merger agreement by KNOVA stockholders;

•	the absence of any legal prohibition (whether temporary, preliminary or permanent) on the consummation of the merger;

•	the accuracy of M2M’s, MergerCo’s, or KNOVA’s representations and warranties in the merger agreement, as applicable, subject to the materiality thresholds set forth in the merger agreement;

•	the performance by M2M, MergerCo, or KNOVA, as applicable, in all material respects of its obligations under the merger agreement; and

•	the absence of a material adverse change with respect to KNOVA, and the delivery to M2M of a certificate to such effect.

See “THE MERGER AGREEMENT — Conditions to Completion of the Merger.”

•	Limitation on Consideration of Competing Proposals (Page 47)

KNOVA has agreed that neither KNOVA nor any of its subsidiaries will solicit, initiate or take any action intended to facilitate or encourage the submission of any acquisition proposal, as defined in the merger agreement, or enter into or participate in any discussions or negotiations with, or furnish any nonpublic information relating to KNOVA or any of its subsidiaries to any third party that KNOVA is aware is seeking to make, or has made, an acquisition proposal. However, if KNOVA reasonably believes that an unsolicited bona fide written acquisition proposal will lead to a superior proposal, as defined in the merger agreement, and if the board of directors of KNOVA determines in good faith by a majority vote, after considering advice from outside legal counsel to KNOVA, that not doing so would be inconsistent with its fiduciary duties under applicable law, KNOVA may furnish to such third party nonpublic information relating to KNOVA or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to KNOVA than those present in the confidentiality agreement with M2M. KNOVA must promptly notify M2M if it receives any acquisition proposal.

•	Termination (Page 51)

KNOVA, M2M and MergerCo may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after KNOVA stockholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completing the merger under certain circumstances, including:

•	by either KNOVA or M2M if:

•	any governmental authority issued a governmental order or took any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such governmental order or other action became final and nonappealable;

•	at the KNOVA stockholders’ meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of KNOVA in favor of the merger is not obtained; or

•	the merger has not been consummated by April 30, 2007 (unless the failure to consummate the merger is attributable to a breach of the merger agreement on the part of the party seeking to terminate the merger agreement);

•	by KNOVA:

•	in order to enter into an agreement relating to a superior proposal in accordance with the solicitation restrictions contained in the merger agreement, including KNOVA’s payment to M2M of a termination fee of $2,361,791.00; or

•	if there is a breach or failure to perform any covenant or agreement by M2M or MergerCo contained in the merger agreement giving rise to KNOVA’s failure to satisfy an obligation of KNOVA under the merger agreement which is not capable of being cured, or is not cured prior to the earlier of (i) twenty business days following notice of such breach and (ii) April 30, 2007, subject to certain restrictions contained in the merger agreement;

•	by M2M if:

•	KNOVA entered into a definitive agreement with respect to an acquisition proposal;

•	KNOVA entered into a tender offer or an exchange offer is commenced (other than by M2M or an affiliate of M2M) and the board of directors of KNOVA recommends that the stockholders of KNOVA tender their shares or, within ten days after such commencement, fails to recommend against acceptance of such offer or fails to take position; or

•	there is a breach or failure to perform any covenant or agreement by KNOVA contained in the merger agreement giving rise to M2M’s failure to satisfy an obligation of M2M under the merger agreement which is not capable of being cured, or is not cured prior to the earlier of (i) twenty business days following notice of such breach and (ii) April 30, 2007, subject to certain restrictions contained in the merger agreement.

•	Effects of Terminating the Merger Agreement (Page 52)

•	Whether or not the merger is consummated, except as provided below, all fees and expenses incurred by the parties in connection with terms and conditions of the merger agreement and the transactions contemplated thereby are the obligation of the respective party incurring such fees and expenses.

•	KNOVA agrees that in order to compensate M2M for the direct and substantial damages suffered by M2M in the event of termination of the merger agreement under certain circumstances as specified in the merger agreement, KNOVA will pay to M2M $2,361,791.00 less any expenses actually paid by KNOVA to M2M upon the earliest to occur of certain termination events described in the merger agreement.

•	Voting Agreement (Page 54)

Each of Mark Angel, Bruce Armstrong, Ram Gupta, Kent Heyman, Frank Lauletta, Thomas Muise, Richard Nieset, Timothy Wallace, Thomas I. Unterberg, 1995 Partners LLC, Marjorie and Clarence E. Unterberg Foundation, Inc., Bella & Israel Unterberg Foundation, Thomas I. Unterberg TTEE FBO Ellen Unterberg Celli Family Trust, Thomas I. Unterberg TTEE FBO Emily Unterberg Satloff Family Trust, Declaration of Trust Dated 8/7/96, FBO Thomas I. Unterberg, NFS/FMTC IRA FBO Thomas I. Unterberg, C.E. Unterberg Towbin LLC, C.E. Unterberg, Towbin Capital Partners I, L.P., C.E. Unterberg, Towbin Private Equity Partners II, L.P., C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P., Thomas Shanahan, Needham Capital Partners III, L.P., Needham Capital Partners III A, L.P. and Needham Capital Partners III (Bermuda), L.P., who collectively beneficially owned approximately 41% of KNOVA’s issued and outstanding common stock as of the date thereof, have agreed, pursuant to a voting agreement with M2M, dated December 15, 2006, that they will vote all their shares of KNOVA common stock “FOR” approval of the merger agreement and “AGAINST” any other proposal or offer to acquire KNOVA. The voting agreement may not be terminated at any time prior to the time of the merger, except upon the termination of the merger agreement. In addition, pursuant to the voting agreement, each of KNOVA’s stockholders who are party to the voting agreement has granted an irrevocable proxy to M2M to vote his, her or its respective shares in accordance with the terms of the voting agreement.

•	Financing Covenants (Page 50)

There is no financing condition to M2M’s obligation to consummate the merger. M2M has represented to KNOVA that it will have available at the consummation of the merger sufficient immediately available funds through cash on hand or binding credit facility commitments from reputable lenders and financial institutions to perform all of M2M’s obligations under the merger agreement. M2M has advised KNOVA that it may finance the transactions contemplated by the merger agreement and has arranged debt financing commitments for this purpose, which are subject to customary conditions. The commitments are to provide approximately $210,000,000.00 in debt financing (not all of which is expected to be drawn at closing). M2M expects to use these facilities, along with its equity commitments, or alternative financing to finance the cash being paid at the closing of the merger.

•	Market Price Data (Page 56)

KNOVA common stock is traded on the OTC Bulletin Board. On December 15, 2006, the last full trading day prior to the public announcement of the proposed merger, KNOVA common stock closed at $4.10. On [ • ], 2007, the last full trading day prior to the printing of this proxy statement, KNOVA common stock closed at $[ • ].

•	Delisting and Deregistration of KNOVA Common Stock (Page 39)

If the merger is completed, KNOVA common stock will no longer be listed on the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended, and KNOVA will no longer file periodic reports with the Securities and Exchange Commission.

•	Material United States Federal Income Tax Consequences of the Merger (Page 39)

The receipt of cash in exchange for shares of KNOVA common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under state, local or foreign tax laws. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of KNOVA common stock pursuant to the merger and your adjusted tax basis in such shares.

You should read “SPECIAL FACTORS — Material United States Federal Income Tax Consequences of the Merger” beginning on page 39 for a more complete discussion of the federal income tax consequences of the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You are urged to consult your tax advisor regarding the tax consequences of the merger to you.

•	Appraisal Rights (Page 60)

KNOVA stockholders who do not wish to accept the merger consideration of $5.00 cash per share of common stock have the right under the DGCL to exercise appraisal rights and receive payment in cash for the fair value of their shares determined in accordance with the DGCL. The fair value of shares of KNOVA common stock as determined in accordance with the DGCL may be more or less than the per share cash amount to be paid to KNOVA stockholders not exercising appraisal rights with respect to the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of approval of the merger agreement and must follow specific procedures under the DGCL. KNOVA stockholders exercising appraisal rights must deliver to KNOVA notice of the stockholder’s intent to demand appraisal prior to the taking of the stockholder vote and must precisely follow the specific procedures to exercise appraisal rights under the DGCL, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Annex D to this proxy statement. KNOVA encourages all stockholders to read these provisions carefully and in their entirety.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to vote on the approval of the merger agreement that provides for the acquisition of KNOVA by M2M, to be effected by means of a merger of MergerCo, a wholly owned subsidiary of M2M, with and into KNOVA. If the merger agreement is approved and the merger is consummated, KNOVA will cease to be a publicly traded company, and will instead continue as a wholly owned subsidiary of M2M.

Q:	What Will KNOVA Stockholders Receive in the Merger?

A:	As a result of the merger, KNOVA stockholders will receive cash consideration of $5.00 for each share of KNOVA common stock held, without interest. For example, if you own 100 shares of KNOVA common stock, you will receive $500.00 in cash in exchange for your shares.

Q:	Does the KNOVA Board of Directors Recommend Voting in Favor of the Merger?

A:	Yes. After careful consideration, the KNOVA board of directors unanimously determined that the terms and conditions of the proposed merger and the merger agreement are advisable, fair to and in the best interests of KNOVA and its stockholders, and unanimously recommends that KNOVA stockholders vote “FOR” approval of the merger agreement. Please also see the section entitled “SPECIAL FACTORS — Reasons for the Merger” on page 26.

Q:	What Do I Need to Do Now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then please mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of KNOVA stockholders. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card.

Q:	What Vote Is Required to Approve the Merger Agreement?

A:	In order to approve the merger agreement, the holders of a majority of the shares of KNOVA common stock issued and outstanding at the close of business on the record date must vote “FOR” the proposal to approve the merger agreement.

Q:	What Happens If I Do Not Vote?

A:	The failure to vote, either by proxy or in person at the special meeting, will have the same effect as voting against the merger agreement.

Q:	May I Vote in Person?

A:	Yes. You may attend the special meeting of KNOVA stockholders and, if you are a record holder of KNOVA shares, vote your shares in person. Even if you intend to attend the special meeting in person, we encourage you to complete, date, sign and return a proxy card to us or to complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by you in person unless you obtain a proxy from your broker.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against approval of the merger agreement.

Q:	May I Change My Vote After I Have Delivered a Proxy?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of KNOVA stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I Send in My KNOVA Stock Certificates Now?

A:	No. If the merger agreement is approved and the merger is completed, you will receive written instructions for exchanging your shares of KNOVA stock for the per share cash amount. Please do not send your KNOVA stock certificates now.

Q:	Will I Owe Taxes as A Result of the Merger?

A:	The receipt of cash consideration pursuant to the merger for shares of KNOVA stock generally will be a taxable transaction to KNOVA stockholders for United States federal income tax purposes. Tax matters can be complicated, and the tax consequences of the merger for you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger for you.

Q:	When Do You Expect the Merger to Be Completed?

A:	We currently expect to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder approval of the merger agreement at the special meeting.

Q:	Am I Entitled to Appraisal Rights?

A:	Yes. Holders of KNOVA common stock are entitled to appraisal rights under the DGCL in connection with the merger. A copy of Section 262 of the DGCL is attached as Annex D to this proxy statement.

Q:	Who Can Help Answer My Questions?

A:	If you would like additional copies, without charge, of this proxy statement or have questions about the merger, including the procedures for voting your shares, you should contact:

[ • ]

FORWARD-LOOKING INFORMATION

KNOVA’s disclosure and analysis in this proxy statement contain forward-looking statements, which provide KNOVA’s current expectations or forecasts of future events. Forward-looking statements include, among other things, statements concerning whether and when the proposed merger with M2M and MergerCo will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on KNOVA’s business and operating results, and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may” and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation:

•	the merger not being consummated in a timely manner, if at all;

•	the effect of the announcement of the merger on KNOVA’s relationships with its commercial partners, operating results and business generally, including the ability to retain key employees; and

•	other statements that are not historical facts.

Words such as “believes,” “anticipates,” “expects” and “intends” may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. KNOVA’s actual results could differ materially from those anticipated in the forward-looking statements for many reasons.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this proxy statement. KNOVA undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement or to reflect the occurrence of unanticipated events.

PARTIES INVOLVED IN THE PROPOSED MERGER

KNOVA

KNOVA, a Delaware corporation, is a provider of customer relationship management software applications, specifically applications that enable customer service organizations to more effectively resolve service requests and answer questions. KNOVA maintains its headquarters at 10201 Torre Avenue, Suite 350, Cupertino, California 95014, Telephone: (408) 863-5800. Additional information regarding KNOVA is contained in KNOVA’s filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 63.

Officers and Directors Affiliated with KNOVA

Mark Angel joined KNOVA in February 2005 as chief technology officer upon the consummation of the merger of ServiceWare Technologies, Inc. and Kanisa, Inc. Mr. Angel founded Kanisa, Inc. in 1997, served as chief executive officer until 1999 and served as chief technology officer between 1999 and February 2005. The business address for Mr. Angel is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Angel is a citizen of the United States.

Bruce Armstrong joined KNOVA in February 2005 as chief executive officer, president and a member of its board of directors upon the consummation of the merger of ServiceWare Technologies, Inc. and Kanisa, Inc. Prior to the merger, Mr. Armstrong served as chief executive officer and president of Kanisa, Inc. since November 2002. Prior to joining Kanisa, Inc., Mr. Armstrong served as vice president of Internet Capital Group, a public holding company focused on Internet-based businesses, from March 2000 until August 2002. The business address for Mr. Armstrong is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Armstrong is a citizen of the United States.

Ram Gupta joined KNOVA in September 2006 as a member of its board of directors. Mr. Gupta has served as the chief executive officer and president of Cast Iron Systems, Inc., a vendor of application integration appliances, since January 2006. From November 2004 until December 2005, Mr. Gupta was a private investor. From August 2000 through October 2004, Mr. Gupta served as executive vice president, products and technology for PeopleSoft, Inc., a provider of enterprise application software. From December 1997 until July 2000, Mr. Gupta was senior vice president and general manager for HealtheonWebMD Corp, a provider of services that link physicians, consumers, providers and health plans online. Mr. Gupta is a member of the board of directors of S1 Corporation, Accruent, Inc., ComPiere, Inc., Plateau Systems and VA Software Corporation. The business address for Mr. Gupta is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Gupta is a citizen of India.

Kent Heyman joined KNOVA in February 2002 as a member of its board of directors. As of February 2005, Mr. Heyman served as a non-executive chairman of the board of directors of KNOVA. Since January 2006, Mr. Heyman has served as chief executive officer of PowerHouse Technologies Group, Inc. Mr. Heyman was employed as ServiceWare Technologies, Inc.’s president and chief executive officer from September 2001 until the consummation of the merger with Kanisa, Inc. in February 2005. From June 1996 to December 2000, he served as senior vice president at Mpower Communications, a facilities-based communications provider. The business address for Mr. Heyman is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Heyman is a citizen of the United States.

Frank Lauletta joined KNOVA in September 2003 as general counsel and has served as secretary since February 2004. Prior to joining KNOVA, Mr. Lauletta was a member in the corporate law department of the law firm of Cozen O’Connor where he concentrated his practice on the representation of high-technology companies in areas such as mergers and acquisitions, venture capital financing, intellectual property and other general corporate and securities law matters. From August 1999 to September 2001, Mr. Lauletta served as in-house counsel for

eCal Corporation, a calendaring and scheduling software company. The business address for Mr. Lauletta is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Lauletta is a citizen of the United States.

Thomas Muise joined KNOVA in June 2005 as chief financial officer. Mr. Muise was self-employed as a chief financial officer consultant from October 2003 until June 2005. From February 2001 until September 2003, Mr. Muise was chief financial officer and vice president of operations of Embrace Networks, an enterprise software platform provider. Mr. Muise served as senior director, corporate financial planning, analysis and systems for Synopsys, a supplier of electronic design automation, from 1998 to 1999 and served in various finance positions for Tandem Computers, last serving as director of finance, nonstop software business unit. The business address for Mr. Muise is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Muise is a citizen of the United States.

Richard Nieset joined KNOVA in February 2005 as senior vice president of global sales upon the consummation of the merger of ServiceWare Technologies, Inc. and Kanisa, Inc. and has recently been promoted to senior vice president of global operations. At Kanisa, Inc., he served as vice president of sales from May 2004. Prior to joining Kanisa, Inc., Mr. Nieset worked as the vice president of worldwide sales at Apexon, a supply chain management company, from January 2003 until May 2004. Before Apexon, he was one of the original members of Agile, working as the vice president of North American sales from January 1996 until November 2002. The business address for Mr. Nieset is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Nieset is a citizen of the United States.

Thomas Shanahan joined KNOVA in February 2005 as a member of its board of directors. Mr. Shanahan has served as a general partner for Needham Capital Partners in Menlo Park, California since January 2002. Prior to Needham Capital Partners, Mr. Shanahan served as co-founder, chief financial officer and director for Agile Software Corporation, a provider of supply chain management software, from December 1997 to December 2001. Mr. Shanahan is a member of the board of directors of diCarta, Inc. The business address for Mr. Shanahan is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Shanahan is a citizen of the United States.

Thomas Unterberg joined KNOVA in June 2001 as a member of its board of directors. Mr. Unterberg is a co-founder and, from 1989 until November 2004, served as a chairman of C.E. Unterberg, Towbin, L.P., an investment banking firm. Mr. Unterberg is a member of the board of directors of Electronics for Imaging, Inc., PDLD Inc., Reasoning LLC, Rumson-Fair Haven Bank & Trust Company, and Club One, LLC. The business address for Mr. Unterberg is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Unterberg is a citizen of the United States.

Timothy Wallace joined KNOVA in 1994 as a member of the board of directors. Mr. Wallace currently is the chairman and chief executive officer of Full Tilt Solutions, a business-to-business software company, which he joined in January 2000. The business address for Mr. Wallace is c/o KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and his business telephone number is (408) 863-5800. Mr. Wallace is a citizen of the United States.

During the last five years, none of KNOVA, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

M2M

M2M, a Delaware corporation, is a privately held holding company primarily owned by private equity funds sponsored by Battery Ventures and Thoma Cressey Equity Partners, Inc. and whose primary asset is Made2Manage Systems Inc., an enterprise software and services company. M2M maintains its headquarters at 450 E. 96th Street, Suite 300, Indianapolis, IN 46240, Telephone: (317) 249-1200.

MergerCo

MergerCo, a Delaware corporation and a wholly owned subsidiary of M2M, was formed solely for the purposes of entering into the merger agreement with KNOVA and completing the merger, and has not conducted any business operations. MergerCo’s business address is c/o M2M Holdings, Inc., 450 E. 96th Street, Suite 300, Indianapolis, IN 46240, Telephone: (317) 249-1200.

Officers and Directors Affiliated with M2M and MergerCo

Neeraj Agrawal is a member of the board of directors of M2M and MergerCo. Mr. Agrawal’s principal occupation is partner of Battery Ventures. The business address for Mr. Agrawal is c/o Battery Ventures, Reservoir Woods, 930 Winter Street, Suite 2500, Waltham, MA 02451, and his business telephone number is (781) 478-6600. Mr. Agrawal is a citizen of the United States.

Orlando Bravo is a member of the board of directors of M2M and MergerCo. Mr. Bravo’s principal occupation is managing partner of Thoma Cressey Equity Partners, Inc. The business address for Mr. Bravo is c/o Thoma Cressey Equity Partners, Inc., 600 Montgomery Street, 32nd Floor, San Francisco, CA 94111. Mr. Bravo is a citizen of the United States.

Katherine Kinder is vice president, treasurer and secretary of M2M and MergerCo. Ms. Kinder’s principal occupation is vice president of Made2Manage Systems, Inc. The business address for Ms. Kinder is c/o M2M Holdings, Inc., 450 E. 96th St., Suite 300, Indianapolis, IN 46240, and her business telephone number is (317) 249-1200. Ms. Kinder is a citizen of the United States.

R. David Tabors is president and a member of the board of directors of M2M and a member of the board of directors of MergerCo. Mr. Tabor’s principal occupation is general partner of Battery Ventures. The business address for Mr. Tabors is c/o Battery Ventures, Reservoir Woods, 930 Winter Street, Suite 2500, Waltham, MA 02451, and his business telephone number is (781) 478-6600. Mr. Tabors is a citizen of the United States.

Jeffrey Tognoni is chief executive officer and a member of the board of directors of M2M and is president, chief executive officer and a member of the board of directors of MergerCo. Mr. Tognoni’s principal occupation is president and chief executive officer of Made2Manage Systems, Inc. The business address for Mr. Tognoni is c/o M2M Holdings, Inc., 450 E. 96th St., Suite 300, Indianapolis, IN 46240, and his business telephone number is (317) 249-1200. Mr. Tognoni is a citizen of the United States.

THE SPECIAL MEETING OF STOCKHOLDERS

General

This proxy statement is furnished to the stockholders of KNOVA in connection with the solicitation of proxies by KNOVA’s board of directors for use at the special meeting of stockholders and at any adjournment or postponement of the special meeting. The special meeting will be held on [ • ], 2007, at [ • ] a.m., local time, at KNOVA’s corporate headquarters located at 10201 Torre Avenue, Suite 350, Cupertino, California 95014.

This proxy statement and the enclosed proxy card were first mailed to stockholders entitled to vote at the special meeting on or about [ • ], 2007.

Purposes of Special Meeting

The purposes of the special meeting are:

•	to consider and vote upon a proposal to approve the merger agreement providing for (i) the merger of MergerCo with and into KNOVA, with KNOVA continuing as the surviving corporation in the merger, (ii) the conversion of each issued and outstanding share of common stock, par value $0.01 per share, of KNOVA (other than any treasury shares cancelled pursuant to the merger agreement and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) into the right to receive $5.00 in cash, without interest, and (iii) the payment of cash in respect of certain KNOVA options and warrants; and

•	to transact any other business properly presented at the special meeting and any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

The KNOVA board of directors unanimously approved the merger agreement and the merger, determined that the terms and conditions of the proposed merger and the merger agreement are advisable, fair to and in the best interests of KNOVA and its stockholders, and unanimously recommends that KNOVA stockholders vote “FOR” approval of the merger agreement.

Record Date and Issued and Outstanding Shares

The close of business on [ • ], 2007 has been fixed as the record date for determining the holders of shares of KNOVA common stock entitled to notice of and to vote at the special meeting. At the close of business on [ • ], 2007, the record date, KNOVA had approximately [ • ] shares of common stock issued and outstanding held by approximately [ • ] stockholders of record.

Each issued and outstanding share of common stock on the record date is entitled to one vote on all matters.

Quorum and Vote Required

The inspector of elections will tabulate votes cast by proxy or in person at the special meeting. The inspector will also determine whether or not a quorum is present at the special meeting. A quorum for the special meeting is the presence, in person or by proxy, of the holders of at least a majority of the shares of common stock that are issued and outstanding at the close of business on the record date. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

The affirmative vote of the holders of at least a majority of the shares of common stock that are issued and outstanding at the close of business on the record date is required to approve the merger agreement.

Effect of Abstentions and Failure to Vote

Shares subject to abstentions are considered to be present at the special meeting, and are therefore counted toward establishing the presence of a quorum. If a KNOVA stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote “AGAINST” approval of the merger agreement. Brokers or other nominees who hold shares of KNOVA common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will be treated as not present for purposes of determining whether a quorum is present, and will effectively count as votes “AGAINST” approval of the merger agreement.

Voting of Proxies

Stockholders may vote by attending the special meeting and voting their shares of KNOVA stock in person, or by proxy, either by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope, or by telephone or via the Internet in accordance with the instructions listed on the proxy card. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by the stockholder in person unless he, she or it obtains a proxy from his, her or its broker. Stockholders should instruct their brokers to vote their shares, following the procedure provided by their brokers.

If a stockholder’s shares are represented by a proxy, they will be voted in accordance with the directions on the proxy. If a stockholder signs and returns his, her or its proxy without giving any direction, such shares will be voted “FOR” approval of the merger agreement. Such shares will be voted by a stockholder’s proxy in his, her or its discretion as to any other business as may properly come before the special meeting.

KNOVA does not expect that any matter other than those discussed in this proxy statement will be brought before the special meeting. KNOVA’s bylaws provide that the purpose of the special meeting must be set forth in the notice for the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, KNOVA intends that shares of KNOVA common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of approval of the merger agreement. However, proxies that indicate a vote “AGAINST” approval of the merger agreement will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional votes in favor of approval of the merger agreement.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (a) signing and returning to the Secretary of KNOVA a written notice of revocation, (b) submitting a duly executed proxy bearing a later date to the Secretary of KNOVA or (c) attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If a stockholder’s shares are held in “street name” by a broker, bank or other nominee, such stockholder should follow the instructions of their broker, bank or other nominee regarding the revocation of proxies.

Share Ownership of KNOVA’s Directors and Executive Officers

At the close of business on the record date, KNOVA’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately [ • ] shares of KNOVA’s common stock, or approximately [ • ]% of KNOVA’s issued and outstanding common stock on that date. These shares are covered by the voting agreement described below and are required to be voted “FOR” approval of the merger agreement pursuant to that agreement.

Voting Agreement

Each of Mark Angel, Bruce Armstrong, Ram Gupta, Kent Heyman, Frank Lauletta, Thomas Muise, Richard Nieset, Timothy Wallace, Thomas I. Unterberg, 1995 Partners LLC, Marjorie and Clarence E. Unterberg Foundation, Inc., Bella & Israel Unterberg Foundation, Thomas I. Unterberg TTEE FBO Ellen Unterberg Celli Family Trust, Thomas I. Unterberg TTEE FBO Emily Unterberg Satloff Family Trust, Declaration of Trust Dated 8/7/96, FBO Thomas I. Unterberg, NFS/FMTC IRA FBO Thomas I. Unterberg, C.E. Unterberg Towbin LLC,

C.E. Unterberg, Towbin Capital Partners I, L.P., C.E. Unterberg, Towbin Private Equity Partners II, L.P., C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P., Thomas Shanahan, Needham Capital Partners III, L.P., Needham Capital Partners III A, L.P. and Needham Capital Partners III (Bermuda), L.P., who collectively beneficially owned approximately 41% of KNOVA’s issued and outstanding common stock as of the date thereof, have agreed, pursuant to a voting agreement with M2M and certain stockholders of KNOVA, dated December 15, 2006, that they will vote all their shares of KNOVA common stock “FOR” approval of the merger agreement and “AGAINST” any other proposal or offer to acquire KNOVA. In addition, pursuant to the voting agreement, each of KNOVA’s stockholders who are party to the voting agreement has granted an irrevocable proxy to M2M to vote such stockholder’s respective shares in accordance with the terms of the voting agreement.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by KNOVA. KNOVA has retained [ • ] to aid in KNOVA’s solicitation of proxies and to verify records relating to the solicitations. [ • ] has also agreed to provide proxy solicitation services with regard to banks, brokers, institutional investors and individual stockholders. KNOVA anticipates paying [ • ] approximately $[ • ] plus reasonable out-of-pocket expenses for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail, telephone or Internet without delay. KNOVA also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of KNOVA stock certificates will be mailed to KNOVA stockholders as soon as practicable after completion of the merger.

SPECIAL FACTORS

Background of the Merger

As part of an ongoing evaluation of its business and market position, KNOVA regularly reviews its business strategy with the goal of maximizing stockholder value. In the summer of 2005, following the acquisition of Kanisa, Inc. by ServiceWare Technologies, Inc. and during the course of its regular review of its financial performance and business strategy, KNOVA began to examine and develop a comprehensive strategy to enhance its competitive positioning in the customer relationship management market. In light of prevailing trends in the customer relationship management industry, including the difficulty of large enterprise sales, the demand for enterprise suites, the importance of financial strength in generating sales to large enterprise customers and the consolidation of competition within the market, and taking into account KNOVA’s financial position, including the difficulty in accelerating revenue growth, variability inherent to license sales and limited cash flow, management began focusing on potential merger, sale or acquisition alternatives as means to further maximize stockholder value. KNOVA worked with C.E. Unterberg, Towbin in the development of such a strategy. Since that time, KNOVA management, in conjunction with C.E. Unterberg, Towbin, has actively considered a range of strategic alternatives, including continuing as a stand-alone operation, purchasing one or more smaller companies, merging with a similar size company or selling KNOVA to a larger company.

In the late spring of 2005, KNOVA engaged in conversations with Bidder A regarding potential strategic transactions or partnerships between the two companies. On June 7, 2005, Mr. Armstrong met with the chief executive officer and the executive vice president of corporate strategy and business development of Bidder A, and again with the chief executive officer of Bidder A on June 9, 2005 to discuss such potential strategic transactions. Pursuant to such conversations, KNOVA and Bidder A entered into a confidentiality agreement on June 13, 2005. At that time, KNOVA and Bidder A began negotiating several iterations of an exclusivity agreement and a non-binding term sheet contemplating an acquisition by Bidder A of KNOVA and the parties engaged in several discussions between June and September. Due to subsequent changes in management at Bidder A, however, Bidder A suspended all such discussions with KNOVA and requested that the companies defer further conversations regarding such proposed transactions by one year’s time.

On August 3, 2005, KNOVA announced its financial results for the second quarter of fiscal 2005, representing the first full quarter of combined operations since the acquisition of Kanisa, Inc. by ServiceWare Technologies, Inc. KNOVA announced revenue for the second quarter of fiscal 2005 of $7.3 million as compared to $3.9 million for the second quarter of fiscal 2004, with net income for the second quarter of fiscal 2005 of approximately $0.01 per share. On that date, KNOVA common stock closed at $3.85 per share.

Throughout the early fall of 2005, C.E. Unterberg, Towbin continued to contact potential strategic partners who, in the judgment of C.E. Unterberg, Towbin, were positioned to and capable of consummating a potential transaction with KNOVA and were likely to express an interest in doing so. In early September 2005, consistent with its search for potential strategic partners, J.C. Pollak of C.E. Unterberg, Towbin initiated conversations with Janice Anderson, the chief executive officer of Onyx Software Corporation and the chairman of its board of directors. As a result of such conversations, on September 16, 2005, Bruce Armstrong, the chief executive officer and president of KNOVA, and a member of its board of directors, met with Ms. Anderson to discuss opportunities for strategic transactions or partnerships between the two companies. KNOVA had several additional meetings in furtherance of such transactions or partnerships with the management of Onyx Software Corporation at C.E. Unterberg, Towbin’s offices in San Francisco in November 2005. KNOVA management continued to remain in contact with the management of Onyx Software Corporation, but due to an unsolicited proposal for a majority of the outstanding shares of Onyx Software Corporation by a strategic buyer, conversations surrounding a potential strategic partnership were suspended by Onyx Software Corporation for the immediate time.

On November 14, 2005, KNOVA announced its financial results for the third quarter of fiscal 2005. KNOVA announced revenue for the third quarter of fiscal 2005 of $5.7 million as compared to $4.0 million for the third quarter of fiscal 2004, with a net loss for the third quarter of fiscal 2005 of approximately $0.11 per share. On that date, KNOVA common stock closed at $3.30 per share.

KNOVA management continued to engage in discussions with comparably-sized companies within the customer relationship management industry. After further consideration and evaluation of its strategic alternatives, however, KNOVA began to shift its focus to larger strategic buyers. KNOVA management acknowledged the likelihood that comparably-sized companies faced the same challenges which originally led KNOVA to seek a strategic partner, including a difficulty in penetrating large enterprise customers and limited access to funding, and therefore were not likely to be suitable strategic partners for KNOVA. KNOVA management recognized that a larger acquirer with a broad product line, more customer contacts and deeper financial resources may be the most appropriate way for KNOVA to maximize stockholder value.

On February 9, 2006, KNOVA announced its financial results for the fourth quarter of and the year ended fiscal 2005. KNOVA announced revenue for the fourth quarter of fiscal 2005 of $6.8 million as compared to $2.8 million for the fourth quarter of fiscal 2004, with a net loss for the fourth quarter of fiscal 2005 of approximately $0.08 per share. KNOVA announced revenue for the year ended fiscal 2005 of $23.6 million as compared to $12.5 million for the year ended fiscal 2004, with an annual net loss of $0.61 per share. On that date, KNOVA common stock closed at $2.70 per share.

Mr. Pollak met with Ms. Anderson at the Onyx Software Corporation headquarters in March 2006 to discuss potential continued interest in a strategic transaction with KNOVA. Ms. Anderson expressed, however, that Onyx Software Corporation had received an additional unsolicited bid from the previous strategic buyer, contemplating a merger with Onyx Software Corporation. Due to Onyx Software Corporation’s attention to such unsolicited bid, conversations surrounding a potential strategic partnership were suspended by Onyx Software Corporation.

On May 9, 2006, KNOVA announced its financial results for the first quarter of fiscal 2006. KNOVA announced revenue for the first quarter of fiscal 2006 of $7.0 million as compared to $3.7 million for the first quarter of fiscal 2005, with a net loss for the first quarter of fiscal 2006 of approximately $0.05 per share. On that date, KNOVA common stock closed at $3.46 per share.

On June 2, 2006, Mr. Pollak and Orlando Bravo, a managing partner of Thoma Cressey Equity Partners, Inc., met to discuss M2M’s strategic growth plan and its potential interest in acquiring KNOVA. Several days later, M2M announced its intent to acquire Onyx Software Corporation. Mr. Bravo informed Mr. Pollak that, while M2M continued to be interested in acquiring KNOVA, M2M requested that the parties suspend conversations for several months in order for M2M to consummate the proposed acquisition of Onyx Software Corporation. M2M informed KNOVA that it would be willing to engage in conversations related to a strategic transaction with KNOVA in September 2006, at which time M2M expected the proposed acquisition of Onyx Software Corporation would be complete.

On August 8, 2006, KNOVA announced its financial results for the second quarter of fiscal 2006. KNOVA announced revenue for the second quarter of fiscal 2006 of $7.5 million as compared to $7.3 million for the second quarter of fiscal 2005, with a net loss for the second quarter of fiscal 2006 of approximately $0.01 per share. On that date, KNOVA common stock closed at $3.70 per share.

On September 5, 2006, M2M reinitiated conversations with KNOVA regarding the proposed acquisition of KNOVA and entered into a confidentiality agreement.

On September 11, 2006, KNOVA announced its acquisition of all of the existing technology assets, certain customer and vendor contracts and other assets of Active Decisions, Inc., a privately held provider of guided selling solutions for retail, manufacturing, finance and telecommunications industries. KNOVA issued 101,429 shares of its common stock in consideration of the acquisition, 20% of which were subject to a holdback for a period of one year.

During the month of October 2006, Mr. Pollak had several conversations with Jeffrey Tognoni, the chief executive officer of M2M, and Satyadeep Prasanna, the business development manager of mergers and acquisitions of M2M, regarding M2M’s interest in pursuing a potential transaction with KNOVA. Representatives from the parties met in Menlo Park at C.E. Unterberg, Towbin’s offices on October 3, 2006 and continued to converse by telephone over the next several weeks. On October 23, 2006, Mr. Pollak spoke with Mr. Tognoni, during which time Mr. Tognoni expressed interest in conducting a due diligence inquiry and the negotiation of a non-binding term sheet contemplating the acquisition of KNOVA by M2M. Mr. Pollak advised Mr. Tognoni that KNOVA was pursuing discussions with other bidders as well.

On October 24, 2006, KNOVA held a regular meeting of its board of directors at which time the board of directors deemed it advisable to appoint a Transactions Committee of the board of directors, which is referred to in this proxy statement as the Transactions Committee, to negotiate the terms of potential partnerships with financial or strategic buyers and to make recommendations to the board of directors based on such negotiations, for the board of directors’ ultimate consideration and approval. The board of directors nominated Ram Gupta and Timothy Wallace, each a member of the board of directors, to serve on the Transactions Committee. Further to these discussions, the board of directors agreed that the adoption of a management retention plan was in the best interest of KNOVA and resolved to prepare a form written agreement documenting the terms discussed.

KNOVA continued to remain in contact with Bidder A, and on October 26, 2006, KNOVA delivered to Bidder A a proposed non-binding term sheet contemplating the combination of the two companies. KNOVA and Bidder A continued to negotiate the proposed non-binding term sheet, culminating in an in-person meeting with management representatives of both parties in New York on October 30, 2006.

The parties negotiated a non-binding term sheet on October 30, 2006 to take to the board of directors of KNOVA for approval along with the letter of intent dated as of October 31, 2006, which provided that the terms of the proposed transactions would be withdrawn on November 2, 2006 at 5:00 p.m. PST, should KNOVA fail to execute such letter of intent.

On October 30, the board of directors of KNOVA adopted a management retention plan that provides for the payment of retention bonuses to management upon a change of control, including, without limitation, a merger. The total bonus pool equals 8% of the aggregate gross proceeds resulting from such change of control transaction, reduced by the amount of severance pay otherwise payable to the participants in the management retention plan and the value of their in-the-money stock options, all of which would vest upon a change of control. Of the total bonus pool, 96% was allocated in specified percentages among KNOVA’s chief executive officer and certain other executive officers. The remaining 4% is to be allocated to other individuals in proportions to be recommended by the chief executive officer and approved by the compensation committee. KNOVA’s board of directors has the discretion to add participants to the management retention plan and to increase the amount of the bonus pool accordingly. The retention bonuses are to be paid in cash within 30 days after the change of control transaction.

On November 1, 2006, Mr. Pollak spoke with Mr. Tognoni regarding M2M’s interest in KNOVA and the parties’ potential negotiation of a non-binding term sheet. During such conversation, Mr. Pollak reiterated to Mr. Tognoni that another party continued to be interested in acquiring KNOVA. Mr. Tognoni informed Mr. Pollak that he expected M2M would be in a position to deliver such non-binding term sheet on November 3, 2006. A special meeting of the Transactions Committee was held by teleconference on November 1, 2006 to discuss the proposed transactions with Bidder A, contemplated by Bidder A’s non-binding term sheet dated October 30, 2006 and letter of intent dated October 31, 2006, as well as alternative transaction opportunities presented to KNOVA. Ropes & Gray advised the Transactions Committee concerning its fiduciary duties in the present context. The Transactions Committee reviewed the terms of Bidder A’s acquisition proposal, namely the transaction consideration composed of a combination of Bidder A common stock and cash. The Transactions Committee discussed that, because such amount of cash consideration was to be derived from Bidder A’s current trading price at the consummation of the merger, Bidder A’s acquisition proposal could generate a per share price significantly below $5.00. While the Transactions Committee noted that the upside of such arrangement could approach a per share price of $5.26, the Transactions Committee expressed concern that the transaction consideration was structured such that there was a lack of downside protection should Bidder A’s stock price drop below a certain level. The Transactions Committee also expressed concern that a part of the cash consideration offered by Bidder A was to be financed through a private issuance of Bidder A’s stock and the possible dilutive effect such an issuance could have on the value of the non-cash consideration to be paid by Bidder A.

The Transactions Committee reconvened by teleconference on November 2, 2006 to further discuss the material terms of Bidder A’s acquisition proposal and the relative merits of pursuing a possible transaction with Bidder A. The Transactions Committee expressed concern with respect to the lack of downside protection provided by the variable terms of the cash consideration and the break-up fee associated with the failure to consummate the proposed transactions. After extensive discussion, the Transactions Committee recommended to the board of directors of KNOVA that KNOVA enter into a period of exclusivity with Bidder A in order to pursue a potential acquisition of KNOVA by Bidder A. Subsequent to such teleconference, the Transactions Committee summarized its discussions surrounding Bidder A’s non-binding term sheet for the benefit of the board of directors at a special meeting of the board of directors held on November 2, 2006. The board of directors extensively discussed the material terms contemplated by such non-binding term sheet, the terms of which would lapse at 5:00 p.m. PST on November 2.

Mr. Pollak, present at the invitation of the board of directors, reiterated his conversation of November 1 with Mr. Tognoni of M2M for the benefit of the board of directors, indicating M2M’s interest in a potential acquisition of KNOVA. In light of the information provided by Mr. Pollak concerning the interest by such alternative third-party large strategic buyer, the board of directors, including the members of the Transactions Committee, concluded that it would be in the best interests of the stockholders of KNOVA to let Bidder A’s proposed non-binding term sheet lapse at 5:00 p.m. PST on November 2 and that representatives of KNOVA should continue to engage in discussions with Bidder A in order to generate a more detailed non-binding term sheet so as to more effectively evaluate KNOVA’s strategic options.

On November 3, 2006, M2M delivered a draft non-binding term sheet to KNOVA, contemplating M2M’s acquisition of KNOVA, through which each share of KNOVA’s common stock would be converted into the right to receive $5.25 per share in cash. The Transactions Committee convened by teleconference to review the proposed terms of M2M’s draft non-binding term sheet in light of Bidder A’s current acquisition proposal and indications of interest by alternative third-party strategic buyers. Mr. Armstrong, present at the invitation of the Transactions Committee, shared his view that M2M’s all cash proposal offered a superior and more certain value to KNOVA’s stockholders than Bidder A’s acquisition proposal, which contemplated a combination of cash and stock as consideration for the transaction. The Transactions Committee further discussed Bidder A’s proposal to fund the cash portion of the transaction consideration in part by a financing to be completed prior to the consummation of the proposed transactions, as compared to M2M’s proposal whereby payment of the transaction consideration was not contingent on any such financing. The Transactions Committee raised its concern that Bidder A’s proposed private placement of equity would be regarded as dilutive by current investors in Bidder A, causing a decline in Bidder A’s common stock and creating the risk of reduced transaction consideration to KNOVA stockholders. The Transactions Committee further discussed the fact that Bidder A’s proposal was then valued at $5.00 per share. In light of such discussions, the Transactions Committee recommended to the board of directors of KNOVA that it believed the M2M acquisition proposal to be a superior proposal as compared to the Bidder A acquisition proposal and, further, that KNOVA enter into a period of exclusivity with M2M in order to pursue a potential acquisition transaction of KNOVA by M2M.

Subsequently, the board of directors convened to discuss the current status of the proposed transactions with Bidder A and M2M. Mr. Gupta, as chair of the Transactions Committee, summarized the Transactions Committee’s view of the proposed Bidder A and M2M transactions and delivered the Transactions Committee’s recommendation that the M2M acquisition proposal was a superior proposal as compared to the Bidder A acquisition proposal and, further, that KNOVA enter into a period of exclusivity with M2M in order to pursue a potential acquisition transaction of KNOVA by M2M. The board of directors discussed the relative merits of agreeing to an exclusivity period. The board of directors further discussed M2M’s financial position as a large, private strategic buyer backed by investment funds, Bidder A’s financial position as a comparably-sized, publicly held company and the certainty associated with an all cash offer. The board of directors discussed the difference in per share values between M2M’s acquisition proposal and Bidder A’s acquisition proposal. The board of directors recommended that KNOVA execute the exclusivity letter and the non-binding term sheet delivered by M2M, each with such changes as discussed by the board of directors. The exclusivity letter provided for an exclusivity period which extended through November 30, 2006 during which KNOVA, its agents and its representatives would not solicit or initiate any inquiries or proposals with respect to certain transactions involving KNOVA. The exclusivity letter, however, expressly permitted the board of directors of KNOVA to take actions consistent with its fiduciary obligations with respect to the receipt of a superior proposal. Ropes & Gray, as a representative for KNOVA, and Sullivan & Worcester, as a representative for M2M, continued to negotiate the final terms of the non-binding term sheet on November 3, and such term sheet and exclusivity letter was executed on November 4, 2006 with an effective date of November 3, 2006. On November 4, 2006, Mr. Armstrong advised the chief executive officer of Bidder A that KNOVA was evaluating a different opportunity.

Beginning on November 6, 2006, KNOVA and M2M management held several meetings via teleconference to discuss the proposed transactions contemplated by the non-binding term sheet. Further, throughout this period, KNOVA delivered to M2M company diligence materials requested by Sullivan & Worcester.

On November 7, 2006, KNOVA announced its financial results for the third quarter of fiscal 2006. KNOVA announced revenue for the third quarter of fiscal 2006 of $5.8 million as compared to $5.7 million for the third quarter of fiscal 2005, with a net loss for the third quarter of fiscal 2006 of approximately $0.24 per share. On that date, KNOVA common stock closed at $4.20 per share.

On November 22, 2006, Sullivan & Worcester delivered the initial draft of the proposed merger agreement between M2M, MergerCo and KNOVA, contemplating the terms as provided in the non-binding term sheet.

On November 27, 2006, the Transactions Committee convened to discuss the status of the negotiations on the proposed merger agreement with M2M and reviewed in detail the material terms present in the initial draft of the proposed merger agreement. The Transactions Committee discussed the proposed break-up fee upon termination of the proposed merger agreement and M2M’s proposal that the transaction expenses incurred by M2M and payments made under KNOVA’s previously approved management retention plan be deducted from the price per share to be paid to stockholders of KNOVA. The Transactions Committee discussed in detail proposed revisions to the initial draft of the merger agreement. Further, the Transactions Committee noted that, as the exclusivity period with M2M was set to lapse after November 30, 2006, M2M had requested that KNOVA extend the exclusivity period for the purpose of M2M’s continuing due diligence investigation and the parties’ continued negotiation of the proposed merger agreement. The Transactions Committee discussed the relative merits of agreeing to an extension of the exclusivity period with M2M. After remarking on M2M’s diligent and good faith efforts toward the execution of a definitive agreement, the Transactions Committee approved extension of the exclusivity period with M2M, at M2M’s request, through 5:00 p.m. EST on December 7, 2006, provided that M2M agree that the per share price of $5.25 would not be reduced by any transaction expenses incurred by M2M, nor payments made pursuant to KNOVA’s management retention plan, and further provided that KNOVA was able to negotiate resolution on the proposed break-up fee to its satisfaction.

The board of directors of KNOVA convened on November 28, 2006 to discuss the Transactions Committee’s recommendation regarding such extension of the exclusivity period with M2M. Mr. Wallace, as a representative of the Transactions Committee, provided an overview of the Transactions Committee’s discussions of November 27 and delivered the Transactions Committee’s recommendation to extend the exclusivity period with M2M, subject to the resolution of the issues related to the break-up fee and per share price. The board of directors extensively discussed the aforementioned recommendation. A representative from Ropes & Gray then summarized for the board of directors a letter that had been received on the afternoon of November 27, 2006 from Bidder A. The letter indicated that Bidder A continued to be interested in a potential combination of Bidder A and KNOVA, but did not contain any specific terms upon which Bidder A would be willing to acquire KNOVA. A representative from Ropes & Gray advised the board of directors with respect to its fiduciary duties in the present context. The board of directors extensively discussed the M2M transaction in light of the letter received from Bidder A with input from Messrs. Armstrong and Pollak, concluding that the M2M transaction continued to be a superior transaction. A representative of Ropes & Gray discussed the fact that Bidder A’s proposal, as originally formulated by Bidder A, was currently worth approximately $5.00 per share compared to M2M’s proposal of $5.25 per share in cash. The board of directors discussed the fact that proceeding further with Bidder A could forfeit or put the M2M transaction at risk and that Bidder A’s acquisition proposal lacked the benefits of liquidity and certainty of value inherent to M2M’s acquisition proposal. The board of directors was then advised by a representative from Ropes & Gray that the terms of M2M’s exclusivity required that they be informed of the letter from Bidder A, within the confines of the non-disclosure agreement with Bidder A. The board of directors also discussed an appropriate response to Bidder A, and it was decided that Mr. Armstrong should contact Bidder A to let them know that KNOVA was still not in a position to engage in further discussions with Bidder A, which Mr. Armstrong subsequently did. The board of directors then resumed its discussion of the extension of exclusivity with M2M and granted the authority to the Transactions Committee to extend exclusivity with M2M through 5:00 p.m. EST on December 7, 2006, provided that M2M agree that the per share price of $5.25 would not be reduced by any transaction expenses incurred by M2M, nor payments made pursuant to KNOVA’s management retention plan.

On November 29, 2006, the Transactions Committee convened to receive an update on the negotiations with respect to the definitive merger agreement and to discuss the extension of exclusivity as requested by M2M. A representative from Ropes & Gray began by informing the Transactions Committee that KNOVA had received an unsolicited proposal from Bidder B to acquire all of the issued and outstanding common stock of KNOVA for $4.75 per share in cash. The proposal from Bidder B contained additional terms and conditions that were not materially different from the M2M transaction with respect to closing conditions, fiduciary obligations and break-up fees. The proposal from Bidder B was silent as to the treatment of options, payments under KNOVA’s management retention plan and transaction expenses. In light of the price per share being offered by Bidder B, and taking into account the terms and conditions of Bidder B’s proposed offer, the Transactions Committee concluded that the M2M transaction continued to be a superior transaction and that the risks of continuing discussions with Bidder B, namely potentially forfeiting or putting at risk the M2M transaction, outweighed the potential benefits of a transaction with Bidder B. A representative from Ropes & Gray then updated the Transactions Committee on the status of the negotiations with respect to the definitive merger agreement. At this time, the primary business issues continued to be the size of the break-up fee, which was proposed at 5% by M2M, and whether the price to be received by KNOVA’s stockholders of $5.25 per share would be net of transaction expenses and the payments to be made pursuant to KNOVA’s management retention plan. Mr. Armstrong and Mr. Pollak related discussions they had each had with representatives of M2M management and shared their impressions that the per share price could be negotiated in KNOVA’s favor but that M2M was firm on the 5% break-up fee. The Transactions Committee expressed a desire to respond with a break-up fee of 2%-3%, and it was noted that the circumstances under which a break-up fee would be paid were still subject to negotiation. Messrs. Armstrong, Pollak and a representative from Ropes & Gray each noted that they felt that M2M had been working diligently and in good faith towards execution of a definitive agreement. In light of the foregoing discussion and discussions surrounding the unsolicited proposal from Bidder B, the Transactions Committee reiterated its resolution to extend the period of exclusivity with M2M through 5:00 p.m. EST on December 7, 2006, provided that M2M would agree to a per share price of $5.25 without deductions and that KNOVA was able to negotiate resolution on the break-up fee to its satisfaction.

On November 30, 2006, representatives from M2M and KNOVA met in Indianapolis to continue discussions progressing towards the execution of a definitive agreement in accordance with the direction of the Transactions Committee and the board of directors. Ropes & Gray, as a representative for the Transactions Committee and board of directors of KNOVA, delivered comments to the initial draft of the proposed merger agreement to Sullivan & Worcester. M2M, KNOVA and each of their respective representatives continued discussions on such date surrounding the per share price to be paid to stockholders, the break-up fee and the extension of exclusivity. It was agreed among the parties that the consideration to be received by the stockholders of KNOVA would be $5.25 per share, without deduction for transaction expenses or payments to be made under KNOVA’s management retention plan, and that the break-up fee would be 5% of the total transaction consideration. Sullivan & Worcester delivered a draft of the proposed merger agreement reflecting only these agreed upon changes. Based on the foregoing, in accordance with the original resolution of the Transactions Committee and the subsequent reinteration of its resolution, KNOVA then entered into a letter agreement extending the period of exclusivity with M2M through 5:00 p.m. EST on December 7, 2006.

On December 4, 2006, Sullivan & Worcester delivered comments to the proposed merger agreement circulated on November 30, 2006 to Ropes & Gray and delivered the initial draft of the proposed voting agreement between M2M and certain stockholders of KNOVA signatory thereto.

The Transactions Committee met on December 5, 2006 to receive an update on the status of the negotiations with respect to the proposed merger agreement and to discuss the engagements with C.E. Unterberg, Towbin and Pagemill Partners. In order to ensure the integrity of the process and the independence of the Transactions Committee and the board of directors, the Transactions Committee deemed it to be in the best interests of the Transactions Committee, the board of directors and the stockholders of KNOVA to engage Pagemill Partners to render a fairness opinion to the board of directors in connection with the proposed transaction with M2M. The Transactions Committee made such determination in light of Mr. Unterberg’s membership on the board of directors of KNOVA and position as the founder, chairman and senior advisor at C.E. Unterberg, Towbin. In accordance with the foregoing, the Transactions Committee did not engage C.E. Unterberg, Towbin to render any such fairness opinion in connection with the proposed transaction with M2M. The Transactions Committee approved the forms, terms and provisions of the engagement of Pagemill Partners to render a fairness opinion with respect to the proposed transaction between KNOVA and M2M and the engagement letter with C.E. Unterberg, Towbin.

On December 6, 2006, Ropes & Gray delivered comments on the proposed merger agreement and the proposed voting agreement circulated on December 4, 2006 to Sullivan & Worcester. The Transactions Committee convened later that evening for a presentation by Pagemill Partners concerning the fairness of the proposed merger to stockholders of KNOVA. Jim Timmins, on behalf of Pagemill Partners, made a presentation to the Transactions Committee related to the fairness of the transaction consideration, stating that the purchase price premium was in line with those paid within the last two years in the market and represented a 50% premium to KNOVA’s average daily closing price for the period since February 8, 2005. Moreover, Mr. Timmins noted that the trading price for KNOVA stock reflects KNOVA’s low margins, low average daily trading volume, concentration of ownership and lack of liquidity, which typically result in a trading price discount. Subsequently, Mr. Timmins issued his oral opinion that, as of December 6, 2006, and based upon and subject to the assumptions made, matters considered and qualifications and limitations to the review undertaken in connection with such opinion, the transaction consideration of $5.25 per share in cash to be received by the stockholders of KNOVA was fair, from a financial point of view, to such stockholders. Ropes & Gray and Mr. Pollak updated the Transactions Committee on the continued negotiations related to the proposed merger agreement, namely with respect to the break-up fee and certain tax obligations to be incurred by executive officers of KNOVA in the event the proposed transactions are consummated. The Transactions Committee recommended, at M2M’s request and in light of the progress made on negotiating the proposed merger agreement, to extend exclusivity through 12:00 p.m. EST on December 11, 2006. KNOVA then entered into a letter agreement extending the exclusivity period with M2M through 12:00 p.m. EST on December 11, 2006.

On December 7, 2006, Sullivan & Worcester delivered comments to the proposed merger agreement circulated on December 6, 2006 to Ropes & Gray.

On December 8, 2006, the Transactions Committee convened to discuss the status of the proposed transactions with M2M. Mr. Pollak discussed outstanding issues related to M2M’s financing of the proposed transactions and certain tax obligations to be incurred by executive officers of KNOVA. The Transactions Committee further discussed certain material outstanding terms of the proposed merger agreement. The board of directors convened at a meeting later that morning, at which time Mr. Gupta, as a representative for the Transactions Committee, informed the board of directors that the Transactions Committee was unable at that time to make a recommendation to the board of directors regarding the proposed transactions with M2M, due to the nature of the outstanding issues with respect to the proposed merger agreement and the transactions contemplated thereby. At the meeting, Mr. Timmins, on behalf of Pagemill Partners, made a presentation related to the fairness of the proposed transactions. Mr. Timmins began by disclosing to the board of directors that he is a record holder of KNOVA common stock. Mr. Timmins then went on to deliver the fairness opinion of Pagemill Partners, remarking that the purchase price constituted a premium over the average valuations calculated using different valuation approaches. Mr. Timmins further noted that while KNOVA’s revenue growth rates were substantially higher than the growth rates of revenue for comparable companies, KNOVA’s average daily trading volume was significantly lower than the average daily trading volume for comparable companies. Subsequently, Mr. Timmins issued his oral opinion that, as of December 8, 2006, and based upon and subject to the assumptions made, matters considered and qualifications and limitations to the review undertaken in connection with such opinion, the transaction consideration of $5.25 per share in cash to be received by the stockholders of KNOVA was fair, from a financial point of view, to such stockholders. Further, Mr. Pollak made a presentation to the board of directors regarding KNOVA’s discussions with numerous other companies over the years, including those discussions with Bidder A, and remarked that it was his belief that the proposed transactions with M2M continued to be a superior offer and the best course for KNOVA. Later that evening, Ropes & Gray delivered comments to the proposed merger agreement circulated on December 7, 2006 to Sullivan & Worcester.

On December 10, 2006, Mr. Tabors contacted Mr. Pollak to discuss M2M’s proposed transaction consideration and informed Mr. Pollak that, based on the concerns described below, M2M was now willing to offer a price per share of $4.80 in cash, rather than M2M’s initial offer of a price per share of $5.25 in cash. The Transactions Committee convened to discuss the reduction in the transaction consideration offered by M2M. Mr. Pollak reported the following concerns expressed by M2M management which led to such reduction: (i) the belief that KNOVA’s licensing revenue for the fourth quarter of fiscal 2006 would be lower than as projected by KNOVA, (ii) M2M’s concern related to certain pricing provisions present in certain customer maintenance contracts and (iii) certain events of which M2M became aware through conducting legal diligence. Mr. Pollak confirmed that M2M was still very interested in continuing to negotiate the proposed merger agreement with KNOVA and consummating the transactions contemplated thereby, but based on such aforementioned concerns, M2M had revised its acquisition proposal to revalue the transaction consideration at $4.80 per share in cash. Mr. Armstrong noted that he had engaged in a similar discussion with Mr. Tognoni, M2M’s chief executive officer. The Transactions Committee extensively compared M2M’s revised acquisition proposal to Bidder A’s and Bidder B’s prior acquisition proposals and Mr. Pollak highlighted that Bidder A’s acquisition proposal continued to provide uncertainty through the form of transaction consideration, provided no downside protection to the stockholders of KNOVA and was contingent on a financing prior to the consummation of the proposed transactions. The Transactions Committee noted that, using the method as originally proposed in Bidder A’s acquisition proposal, Bidder A’s acquisition proposal had a current value of approximately $5.00 per share in cash and stock and that Bidder B’s acquisition proposal continued to have a value of $4.75 per share in cash. The Transactions Committee recommended to the board of directors that Mr. Pollak approach M2M with a revised price per share of $5.10 in cash or higher and that Mr. Pollak request that M2M concede on each open item present in the proposed merger agreement.

Subsequently, the board of directors convened and Mr. Armstrong informed the board of directors of M2M’s proposed reduction in transaction consideration from $5.25 per share in cash to $4.80 per share in cash and the rationale behind such reduction. Mr. Gupta relayed the Transactions Committee’s recommendation to the board of directors that Mr. Pollak approach M2M with a revised price per share of $5.10 in cash or higher, that Mr. Pollak request that M2M concede on each open item present in the proposed merger agreement and its position with respect to the extension of the exclusivity period. The board of directors extensively discussed KNOVA’s response to the revised transaction consideration, acquisition proposals by alternative third-party strategic buyers, Bidder A’s prior acquisition proposal and its current stock trading price and the board of directors’ fiduciary obligations if the exclusivity period with M2M were to lapse. The board of directors noted that, using the method as originally proposed in Bidder A’s acquisition proposal, Bidder A’s acquisition proposal had a current value of approximately $5.00 per share in cash and stock and that Bidder B’s acquisition proposal continued to have a value of $4.75 per share in cash. Mr. Armstrong, on behalf of the board of directors, recommended that Mr. Pollak approach M2M with a revised price per share of $5.10 in cash or higher and that Mr. Pollak request that M2M concede on each open item present in the proposed merger agreement. Further, the board of directors recommended that, upon request by M2M, KNOVA extend exclusivity, after considering the liquidity and certainty of value provided by the M2M acquisition proposal, Bidder A’s current trading price and the risk to the proposed transaction with M2M which could result from a lapse in exclusivity. Later that morning, Sullivan & Worcester delivered comments to the proposed merger agreement circulated on December 8, 2006 to Ropes & Gray. Subsequently, the board of directors resolved to extend exclusivity through 6:00 a.m. PST on December 12, 2006. Later that evening, Ropes & Gray delivered comments on the proposed merger agreement circulated earlier on December 10, 2006 to Sullivan & Worcester.

On the morning of December 11, 2006, the Transactions Committee convened to discuss the status of the proposed transactions with M2M. Mr. Pollak remarked that he requested that M2M raise its transaction consideration to $5.10 per share in cash in exchange for KNOVA’s extension of exclusivity and continued negotiation with M2M on the proposed transactions. Mr. Pollak stated that M2M indicated it was only willing to raise the per share price to $5.00 in cash. M2M further confirmed that its financing was in the process of being finalized. Ropes & Gray updated the Transactions Committee on the outstanding issues remaining with regard to the proposed merger agreement, namely with regard to the definition of superior proposal and the payment of a termination fee upon certain events of termination. The Transactions Committee extensively discussed whether it was appropriate to continue to negotiate the per share price and agreed that the appropriate action was to continue with M2M’s acquisition proposal for $5.00 per share in cash and continue to negotiate the open items related to the proposed merger agreement. The Transactions Committee further discussed its response to M2M’s request for an extension of exclusivity and the Transactions Committee agreed to extend exclusivity with M2M, at its request, until 6:00 a.m. PST on December 12, 2006. KNOVA then entered into a letter agreement extending the exclusivity period with M2M through 6:00 a.m. PST on December 12, 2006. Later that morning, Sullivan & Worcester delivered comments on the proposed merger agreement circulated on December 10, 2006 to Ropes & Gray.

The Transactions Committee reconvened on the afternoon of December 11, 2006 to continue discussions related to the negotiations with M2M. During this meeting, the Transactions Committee was advised of its fiduciary duties under the present circumstances by a representative from Ropes & Gray and the Transactions Committee raised several questions with respect to the foregoing. The Transactions Committee discussed Bidder A’s prior acquisition proposal in light of M2M’s revised acquisition proposal, with a reduction in transaction consideration to the currently contemplated $5.00 per share price in cash. Mr. Gupta remarked that in light of M2M’s current acquisition proposal contemplating a per share price of $5.00 in cash, the Transactions Committee continued to believe that M2M’s acquisition proposal was superior to all other bids received by KNOVA to date. Mr. Gupta remarked that, using the method as originally proposed in Bidder A’s acquisition proposal, Bidder A’s acquisition proposal had a value of approximately $5.00 per share and that Bidder B’s acquisition proposal continued to have a value of $4.75 per share. Mr. Gupta reiterated that an all cash acquisition proposal was more advantageous to the stockholders of KNOVA as it provides such stockholders with more certainty as to the value of the consideration. Mr. Gupta noted that the terms of Bidder A’s acquisition proposal provided no downside protection to the stockholders of KNOVA. Mr. Gupta stated that he was concerned that M2M may abandon the proposed transactions or such negotiations would be at risk if KNOVA delayed further negotiations with M2M. Mr. Gupta and Mr. Pollak further remarked that Bidder A’s acquisition proposal was based on the projected financials of KNOVA for fiscal 2006 which differed from the financials provided to M2M. The board of directors discussed the proposed break-up fee and certain directors expressed the view that a 5% break-up fee would not deter competitive offers. Finally, Mr. Pollak inquired as to whether, based on the difference in KNOVA’s financials provided to Bidder A and Bidder A’s failure to conduct company diligence on KNOVA, the value of Bidder A’s transaction consideration would drop dramatically from Bidder A’s original acquisition proposal.

Mr. Timmins, on behalf of Pagemill Partners, then made a revised presentation to the Transactions Committee related to the fairness of the proposed transactions, based on the $5.00 per share price in cash. Mr. Timmins issued his oral opinion that, as of December 11, 2006, and based upon and subject to the assumptions made, matters considered and qualifications and limitations to the review undertaken in connection with such opinion, the transaction consideration of $5.00 per share in cash to be received by the stockholders of KNOVA continued to be fair, from a financial point of view, to such stockholders. Mr. Timmins noted that while the median premium for a one month lookback for comparable companies was 31%, the median premium for KNOVA would be 19%. Mr. Timmins remarked that the difference in premiums was explained by inconsistent price shifts in KNOVA’s common stock. Further, Mr. Timmins stated that M2M’s transaction consideration continued to reflect a reasonable premium over KNOVA’s average closing share price for the period since February 8, 2005. Following Mr. Timmins fairness opinion presentation, Mr. Gupta remarked that the Transactions Committee was not yet in a position to make a recommendation to the board of directors of KNOVA, as M2M has not yet provided executed debt and equity commitment letters to KNOVA, as required by the proposed merger agreement. The Transactions Committee reinitiated discussions surrounding the expiration of the exclusivity period and recommended that exclusivity be extended until 5:00 p.m. PST on December 12, 2006 at M2M’s request.

The board of directors of KNOVA subsequently convened and the Transactions Committee summarized its discussions relating to conversations between Mr. Pollak and M2M management and M2M’s rationale behind the reduction in transaction consideration. During this meeting, the board of directors was advised of its fiduciary duties under the present circumstances by a representative from Ropes & Gray and the board of directors raised several questions with respect to the foregoing. The board of directors considered whether it should extend the exclusivity period with M2M and agreed that, if exclusivity lapsed, there was a significant risk that M2M would disengage from the negotiation process with KNOVA. The board of directors expressed its view that it would not be in the stockholders best interest for this to occur. The Transactions Committee recommended exclusivity be extended until 5:00 p.m. PST on December 12, 2006 at M2M’s request and the board of directors concurred. The board of directors determined that M2M’s all cash proposal continued to provide certainty to stockholders, alternative third-party strategic buyers were likely to reduce any initial proposed transaction consideration based on any due diligence inquiry and the receipt of updated KNOVA financials and that initiation of conversations with such buyers would place M2M’s acquisition proposal at risk. Upon resolution by the board of directors, KNOVA then entered into a letter agreement extending the exclusivity period with M2M through 5:00 p.m. PST on December 12, 2006.

On December 12, 2006, the Transactions Committee convened to discuss Ropes & Gray’s receipt of the draft equity and debt commitment letters from M2M. The Transactions Committee discussed the proposed terms of the letters, including conditions to funding present in the equity commitment letter and closing conditions present in the debt commitment letter. The Transactions Committee concluded that Ropes & Gray should continue to negotiate the terms of the letters, and that at the present time the Transactions Committee was unable to make a recommendation to the board of directors regarding the proposed merger agreement. The board of directors then convened and the Transactions Committee updated the board of directors on its recommended revisions to the draft equity and debt commitment letters. The board of directors concurred with such revisions and Ropes & Gray provided comments to Sullivan & Worcester on such letters in accordance with its discussions with the Transactions Committee and the board of directors. The board of directors discussed the appropriateness of an extension of exclusivity, at M2M’s request, and the board of directors resolved to authorize the executive officers of KNOVA to extend the exclusivity period with M2M on a twenty-four hour basis, after consultation with the Transactions Committee, provided M2M requested such extension and continued to legitimately work towards the execution of the proposed merger agreement and the completion of its financing within the time frame contemplated by KNOVA. KNOVA then entered into a letter agreement extending the exclusivity period with M2M through 5:00 p.m. PST on December 13, 2006. Later that evening, Ropes & Gray delivered comments on the proposed merger agreement circulated on December 11, 2006 to Sullivan & Worcester.

On December 13, 2006, Messrs. Pollak and Muise spoke with Mr. Tabors, Mr. Tognoni and Katherine Kinder, the Vice President of Finance and Administration of M2M, each such conversation relating to the state of M2M’s debt financing and its commitment to the execution of a definitive merger agreement with KNOVA. The Transactions Committee then convened and Ropes & Gray reported that Sullivan & Worcester agreed to such changes requested by Ropes & Gray related to the equity commitment letters, in accordance with Ropes & Gray’s discussions with the Transactions Committee and the board of directors. Mr. Armstrong remarked that KNOVA received via email a reiteration of Bidder A’s interest in a strategic transaction between such company and KNOVA. Mr. Armstrong further noted that M2M was advised of such unsolicited communication from Bidder A. At the request of M2M, and based on the certainty of M2M’s all cash acquisition proposal and the risk of forfeiture of such proposal should exclusivity lapse, the Transactions Committee agreed to an extension of the exclusivity period with M2M until 5:00 p.m. PST on December 14, 2006. Mr. Pollak noted his intention to speak with Mr. Bravo regarding the continued progression towards a definitive merger agreement. KNOVA subsequently entered into a letter agreement extending the exclusivity period with M2M through 5:00 p.m. PST on December 14, 2006.

On December 14, 2006, the Transactions Committee convened and a representative from Ropes & Gray reported M2M’s and the relevant financial institutions’ oral agreement to such changes requested by Ropes & Gray related to the debt commitment letters, in accordance with its discussions with the Transactions Committee and the board of directors. At the request of M2M, the Transactions Committee agreed to an extension of the exclusivity period with M2M until 2:00 p.m. PST on December 15, 2006.

Subsequently, the board of directors convened for a regularly scheduled meeting, during which Ropes & Gray reported that Sullivan & Worcester, as a representative of M2M, agreed to changes to the proposed merger agreement requested by Ropes & Gray relating to the debt and equity commitment letters, as developed during discussions between Ropes & Gray, the Transactions Committee and the board of directors. Sullivan & Worcester circulated revised debt commitment letters reflecting such changes. The Transactions Committee informed the board of directors of its recommendation to extend exclusivity until 2:00 p.m. PST on December 15, 2006 and the board of directors concurred. Further, the board of directors conducted regular business. KNOVA subsequently entered into a letter agreement extending the exclusivity period with M2M through 5:00 p.m. EST on December 15, 2006.

On the morning of December 15, 2006, Sullivan & Worcester circulated executed debt and equity commitment letters to Ropes & Gray. The Transactions Committee convened and Ropes & Gray reported that the executed debt and equity commitment letters had been received and that there were no outstanding open issues related to the proposed merger agreement, other than with respect to minor points on the disclosure schedules thereto which were expected to be resolved. A representative from Ropes & Gray subsequently summarized the material terms, representations, warranties and covenants of KNOVA present in the proposed merger agreement. After deliberation and based upon the totality of the information presented and considered during its evaluation of the proposed transactions and the proposed merger agreement, including the fairness opinion delivered by Pagemill Partners and

C.E. Unterberg, Towbin’s business advisory process, the Transactions Committee recommended that it was advisable, fair to and in the best interest of KNOVA and its stockholders to enter into the merger agreement and consummate the transactions contemplated thereby.

The board of directors subsequently convened and a representative from Ropes & Gray reiterated the material terms, representations, warranties and covenants of KNOVA present in the proposed merger agreement for the benefit of the board of directors. After deliberation and based upon the totality of the information presented and considered during its evaluation of the proposed transactions and the proposed merger agreement, including the fairness opinion delivered by Pagemill Partners and C.E. Unterberg, Towbin’s business advisory process, the board of directors recommended that it was advisable, fair to and in the best interest of KNOVA and its stockholders to enter into the merger agreement and consummate the transactions contemplated thereby.

Later that evening, after the relevant financial markets closed, the parties executed the definitive merger agreement and voting agreement. KNOVA’s common stock closed at $4.10 per share.

Each of KNOVA and M2M issued a press release prior to the opening of the relevant financial markets on December 18, 2006.

Reasons for the Merger

The Transactions Committee of the board of directors of KNOVA, acting with the advice and assistance of the legal and financial advisors of KNOVA, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with M2M and MergerCo. The Transactions Committee unanimously determined that the merger is advisable, fair to, and in the best interests of KNOVA and its stockholders and that it is advisable, fair to, and in the best interests of KNOVA and its stockholders to enter into the merger agreement and the transactions contemplated by such agreement. In addition, the Transactions Committee, having all of the power and authority of the board of directors to examine the proposed transaction, recommended that (i) the board of directors approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement; (ii) the board of directors recommend the adoption by the stockholders of KNOVA of the merger agreement and the transactions contemplated thereby; and (iii) the board of directors approve the merger agreement.

In the course of reaching its decision to approve and adopt the merger and the merger agreement and to recommend that KNOVA stockholders vote “FOR” adoption of the merger agreement, the Transactions Committee and board of directors consulted with senior management, legal counsel to KNOVA and the financial advisors to KNOVA, reviewed a significant amount of information and considered a number of factors, including the following:

•	Merger Consideration. The Transactions Committee and the board of directors considered the $5.00 per share cash consideration that the stockholders will receive if the merger is consummated, as compared to the offers received from other bidders and the value to the stockholders that might be expected if KNOVA remained independent and pursued the capital raising activities that would be required for KNOVA to pursue a growth strategy. The Transactions Committee and the board of directors also considered the fact that the consideration to be received by the KNOVA stockholders in the merger pursuant to the merger agreement is all cash, which provides liquidity, certainty of value and may facilitate a speedier and more certain consummation of the merger than would consideration involving securities.

•	Premium Analysis. The Transactions Committee and the board of directors considered the fact that the $5.00 per share in cash to be paid as the consideration for the common stock in the merger represents a reasonable premium over the average closing sale prices of KNOVA common stock on the OTC Bulletin Board since February 8, 2005.

•	Review of Prospects in Remaining Independent. The Transactions Committee and the board of directors considered the possible alternatives to the merger (including the possibility of continuing to operate KNOVA as an independent entity, and the perceived risks thereof), the range of possible benefits to the KNOVA stockholders of such alternatives and the timing and uncertainty of successfully accomplishing any of such alternatives, and the KNOVA Transactions Committee’s and board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for KNOVA, or reasonably likely to create greater value for the KNOVA stockholders, than the merger, which such consideration of alternatives included consideration of the following factors:

•	trends in the enterprise software industry, including customer preference for dealing with fewer software and other information technology vendors; the continued move toward suite or platform vendors that provide broad functionality; increased competition from Microsoft and others; continuing consolidation among software companies; and the size and scale of recent acquisitions in the software industry, such as Oracle’s acquisitions of PeopleSoft and Siebel;

•	the significant investments in research and development required to permit KNOVA’s technology to continue to keep pace with the changing customer relationship management software market and to close feature and function gaps with products offered by competitors;

•	the uncertainty whether KNOVA operating as an independent entity, as an alternative to the merger, would be able to successfully complete, on acceptable terms and in an acceptable timeframe, strategic acquisitions necessary to achieve growth in the consolidating customer relationship management industry; and

•	the amount of cash and cash equivalents currently available to KNOVA and the uncertainty whether KNOVA operating as an independent entity, as an alternative to the merger, would be able to raise, on acceptable terms and in an acceptable timeframe, the additional financing that would be needed to pursue development of KNOVA’s independent growth strategy.

•	Extensive Process. The Transactions Committee and the board of directors considered their review of KNOVA’s strategic alternatives since the spring of 2005 and the extensive process that the board of directors had conducted over the period prior to the signing of the merger agreement. The Transactions Committee and the board of directors considered that there was no assurance as to when or whether another favorable opportunity to sell KNOVA would arise.

•	KNOVA’s Financial Condition and Trading History. The Transactions Committee and the board of directors considered then-current financial market conditions, and historical market prices, volatility and trading information with respect to KNOVA common stock. See “MARKET PRICE DATA” for KNOVA stock prices over the past two years.

•	Certain Considerable Stockholders. The Transactions Committee and the board of directors considered the fact that certain considerable stockholders of KNOVA in the aggregate hold a majority of the equity ownership of KNOVA and could sell their controlling interest in KNOVA at any time, possibly without involving the board of directors or certain other public stockholders in the transactions, and that the possibility of such future sales by such stockholders could limit the amount of liquidity in KNOVA’s common stock and, therefore, the appreciation in the trading prices for KNOVA common stock.

•	Fairness Opinion. The Transactions Committee and the board of directors considered the financial presentation of Pagemill Partners, including its opinion, dated December 11, 2006, to the board of directors as to the fairness, from a financial point of view, as of the date of the opinion and based on and subject to various assumptions, factors and limitations described in the opinion, of the merger consideration to be received by holders of KNOVA common stock, as more fully described in the section entitled “— Opinion of Pagemill Partners” on page 29.

•	Appraisal Rights. The Transactions Committee and the board of directors considered that KNOVA’s stockholders have the right to demand appraisal of their shares in accordance with the procedures established under the DGCL.

•	Likelihood and Timing of Closing. The Transactions Committee and the board of directors considered the likelihood that the proposed acquisition would be consummated on a timely basis, in light of:

•	the relatively limited nature of the closing conditions present in the merger agreement;

•	the likelihood that the merger would be approved and adopted by KNOVA’s stockholders; and

•	the experience, reputation and financial capabilities of M2M to consummate the merger agreement.

•	Terms of the Merger Agreement. The Transactions Committee and the board of directors considered the terms and conditions of the merger agreement, including:

•	the limited conditions to M2M’s obligation to complete the merger, including the absence of a financing condition;

•	the ability of the KNOVA board of directors, under certain circumstances, to furnish information to and conduct negotiations with a third party, and upon the payment to M2M of the termination fee of no more than $2,361,791.00, to terminate the merger agreement and accept a superior proposal;

•	the belief of the Transactions Committee and the board of directors that the termination fee of $2,361,791.00 is within the range of reasonable termination fees provided for in comparable transactions and is not a significant deterrent to possible competing offers;

•	the definition of “material adverse effect”; and

•	the limited ability of M2M to terminate the merger agreement.

In the course of its deliberations, the KNOVA Transactions Committee and the board of directors also considered a variety of risks and negative factors, including:

•	Risks of Announcement and Consummation. The Transactions Committee and the board of directors considered the risks and contingencies related to the announcement of the merger, including KNOVA’s ability to retain key personnel, and KNOVA’s relationships with commercial partners and third parties. The Transactions Committee and the board of directors also considered the conditions to M2M’s obligation to complete the merger and the right of M2M to terminate the merger agreement under certain circumstances. The Transactions Committee and the board of directors considered the risks and costs to KNOVA if the merger is not consummated, including the diversion of management and employee attention, employee attrition and the effect on business relationships.

•	Review of Prospects in Remaining Independent. The Transactions Committee and the board of directors considered the fact that KNOVA will no longer exist as an independent public company and that KNOVA stockholders will not be able to participate in any future increase in KNOVA’s value or in any synergies resulting from the merger, which consideration included:

•	the perceived value of KNOVA’s technology platform and architecture as a potential engine for future growth;

•	the potential for an improvement in capital market conditions for companies in the software industry that would improve KNOVA’s opportunity to raise additional capital on acceptable terms; and

•	the possible strategic advantages of remaining one of the few independent alternatives to Oracle, the dominant competitor in the customer relationship management industry.

•	Termination Fee and Other Alternative Acquirers. The Transactions Committee and the board of directors considered the possibility that the $2,361,791.00 termination fee payable to M2M under certain circumstances might discourage a competing proposal to acquire KNOVA, or reduce the price of any such proposal.

•	Limitations on Considering Other Acquisition Proposals. The Transactions Committee and the board of directors considered the terms and conditions set forth in the merger agreement which prohibit KNOVA and its representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances, and the fact that these terms could have the effect of discouraging a third party from making a bid to KNOVA.

•	Tax Treatment. The Transactions Committee and the board of directors considered that the cash consideration to be received by the KNOVA stockholders will be taxable to them.

•	Interests of Directors and Officers. The Transactions Committee and the board of directors considered the interests that certain of KNOVA’s directors and executive officers have with respect to the merger in addition to their interests as KNOVA stockholders generally, as described in “— Interests of KNOVA Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by the KNOVA Transactions Committee and the board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the KNOVA Transactions Committee and the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors.

Recommendation of the Board of Directors

After careful consideration, the KNOVA board of directors unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable, fair to, and in the best interests of KNOVA and its stockholders. The board of directors unanimously recommends that the KNOVA stockholders vote “FOR” approval of the merger agreement.

Opinion of Pagemill Partners

KNOVA’s Transactions Committee retained Pagemill Partners to provide a fairness opinion in connection with the proposed transaction pursuant to an engagement letter dated November 16, 2006. In connection with the proposed transaction, KNOVA’s board of directors requested that Pagemill Partners deliver to them an opinion as to the fairness, from a financial point of view, to KNOVA’s stockholders of the merger consideration in the proposed acquisition.

At the meeting of KNOVA’s board of directors on December 11, 2006, Pagemill Partners rendered to the board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the merger consideration to be received in the proposed transaction was fair, from a financial point of view, to the stockholders of KNOVA. The full text of Pagemill Partners’ opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Pagemill Partners in rendering its opinion, is attached to this proxy statement as Annex C and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the opinion in its entirety.

Pagemill Partners rendered its opinion to KNOVA’s board of directors for the information of the members of KNOVA’s board of directors in connection with their consideration of the proposed transaction. Pagemill Partners was not requested to, and did not, make any recommendation to KNOVA’s board of directors as to the specific form or amount of the consideration to be received by KNOVA stockholders in the proposed transaction, which was determined through negotiations between KNOVA and M2M. Pagemill Partners’ written opinion was directed to KNOVA’s board of directors and does not constitute a recommendation to any KNOVA stockholder as to how to vote or act on any matter relating to the proposed transaction.

In arriving at its opinion, Pagemill Partners made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Among other things, Pagemill Partners has:

•	reviewed KNOVA’s audited financial statements for the fiscal years ended December 31, 2003 through 2005, and interim financial statements for the quarters ended September 30, 2005 and 2006 prepared by KNOVA, which its management has identified as being the most current financial statements available;

•	reviewed draft copies of the draft merger agreement by and among M2M, MergerCo and KNOVA;

•	met and held discussions with certain members of the senior management of KNOVA to discuss the operations, financial condition, future prospects and projected operations and performance of KNOVA, and held discussions with representatives of C.E. Unterberg, Towbin, KNOVA’s investment bankers to discuss certain matters;

•	visited certain facilities of KNOVA;

•	reviewed forecasts and projections prepared by the management of KNOVA with respect to KNOVA for the years ending December 31, 2006 through 2008; and

•	conducted such other studies, analyses, and inquiries as Pagemill Partners deemed appropriate.

The following is a summary of the material analyses that Pagemill Partners prepared in connection with its opinion. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Pagemill Partners, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Consideration.  Based on the cash consideration in the proposed transaction of $5.00 per share of KNOVA common stock and the number of issued and outstanding KNOVA common shares and common share equivalents, Pagemill Partners calculated the indicated enterprise value of KNOVA to be approximately $47.2 million and the indicated equity value (defined as enterprise value less debt plus cash) of KNOVA to be approximately $41.0 million.

Income Approach: Discounted Cash Flow Analysis.  Pagemill Partners performed a discounted cash flow analysis for KNOVA in which it calculated the present value of the projected hypothetical future cash flows of KNOVA using KNOVA management estimates. Pagemill Partners estimated a theoretical value for KNOVA based on the net present value of its implied annual cash flows and a terminal value for KNOVA in 2009 calculated using the Gordon Growth Model. For purposes of this analysis, Pagemill Partners used a discount rate of 17.4% based upon an analysis of the weighted average cost of capital of KNOVA and a terminal value calculated using a perpetual growth assumption of 4.0%. This analysis resulted in an implied equity value for KNOVA of $4.95 per share.

Market Approach: Selected M&A Transaction Analysis.  Pagemill Partners reviewed 32 acquisition transactions announced after June 2003 involving companies in the customer relationship management and enterprise resource planning software sectors which are comparable to KNOVA. This group was comprised of:

•	Acquisition of XKO Software Limited by Marlin Equity Partners, LLC;

•	Acquisition of eStara, Inc. by Art Technology Group Inc.;

•	Acquisition of Active Decisions, Inc. by KNOVA;

•	Acquisition of Intuitive Manufacturing Systems, Inc. by Made2Manage Systems, Inc.;

•	Acquisition of Proficient Systems, Inc. by LivePerson Inc.;

•	Acquisition of Onyx Software Corporation by M2M Holdings, Inc.;

•	Acquisition of Insolexen Corporation by Perficient Inc.;

•	Acquisition of Salesnet, Inc. by Rightnow Technologies Inc.;

•	Acquisition of SSA Global Technologies, Inc. by Infor Global Solutions;

•	Acquisition of Bay Street Solutions Inc. by Perficient Inc.;

•	Acquisition of Encompix Inc. by Made2Manage Systems, Inc.;

•	Acquisition of AXIS Computer Systems Inc. by Made2Manage Systems, Inc.;

•	Acquisition of Capri Corp. by Made2Manage Systems, Inc.;

•	Acquisition of Siebel Systems, Inc. by Oracle Corp.;

•	Acquisition of COWWW Software Inc. by Open Solutions Inc.;

•	Acquisition of iPath Solutions, Ltd. by Perficient Inc.;

•	Acquisition of Intentia International AB by Lawson Software Inc.;

•	Acquisition of Convergent Voice Inc. by Rightnow Technologies Inc.;

•	Acquisition of Intelidata Technologies Corp. by Corillian Corp.;

•	Acquisition of IslandData by LivePerson Inc.;

•	Acquisition of Kanisa, Inc. by ServiceWare Technologies, Inc.;

•	Acquisition of ZettaWorks LLC by Perficient Inc.;

•	Acquisition of Peoplesoft Inc. by Oracle Corp.;

•	Acquisition of ADS Information Systems, Inc. by Made2Manage Systems, Inc.;

•	Acquisition of Primus Knowledge Solutions Inc. by Art Technology Group Inc.;

•	Acquisition of DTR Software International by Made2Manage Systems, Inc.;

•	Acquisition of Core Networks, Inc. by Supportsoft, Inc.;

•	Acquisition of Maxxar Corporation by Open Solutions Inc.;

•	Acquisition of Scala Business Solutions NV by Epicor Software Corp.;

•	Acquisition of JCIT International, Demand Flow Software by Peoplesoft Inc.;

•	Acquisition of Comshare, Incorporation by Extensity Inc.; and

•	Acquisition of J.D. Edwards & Company by Peoplesoft Inc.

Pagemill Partners analyzed selected financial information of the targets in these transactions.

This analysis produced multiples of selected valuation data which Pagemill Partners compared to multiples for KNOVA derived from the implied value to be paid in the proposed transaction. The following table sets forth such comparisons.

			Selected M&A Transactions
	KNOVA(1)		Low		Median		Mean		High

Enterprise value to last 12 months revenue(2)	1.5	x	0.1	x	1.7	x	3.3	x	21.0x
Enterprise value to last 12 months EBITDA(2)	NM		11.3	x	19.6	x	24.4	x	45.3x

NM Not meaningful

(1)	Based on the cash consideration of $5.00 per KNOVA share in the proposed transaction, which implied a market capitalization of $47.2 million, before adjustment for cash (-$9.3 million) and debt (+$3.0 million).

(2)	Calculated using the four fiscal quarters ending September 30, 2006.

Market Approach: Selected Public Company Analysis.  Pagemill Partners analyzed financial information and valuation ratios of KNOVA compared to corresponding information and ratios from 11 publicly traded middle market companies in the customer relationship management and enterprise resource planning software sectors which are comparable to KNOVA. This group was comprised of Rightnow Technologies Inc., ICT Group Inc., Art Technology Group Inc., LivePerson Inc., Supportsoft Inc., KANA Software Inc., BroadVision Inc., Kintera Inc. eGain Communications Corp., Sedona Corp. and Firstwave Technologies Inc. Pagemill Partners used publicly available Wall Street research estimates for the selected public company group and KNOVA management estimates for KNOVA.

This analysis produced multiples of selected valuation data which Pagemill Partners compared to multiples for KNOVA derived from the implied value to be paid in the proposed transaction, as set forth in the following table.

			Selected Companies
	KNOVA(1)		Low		Median		Mean		High

Enterprise value to last 12 months revenue	1.5	x	0.6	x	2.1	x	2.4	x	5.6x
Enterprise value to estimated next 12 months revenue	1.2	x	0.6	x	1.8	x	2.1	x	3.7x
Enterprise value to last 12 months earnings before interest, taxes, depreciation and amortization (“EBITDA”)(2)	NM		1.1	x	16.2	x	24.9	x	76.7x
Enterprise value to estimated next 12 months EBITDA(3)	11.0	x	9.9	x	13.0	x	23.9	x	59.8x

NM Not meaningful

(1)	Based on the cash consideration of $5.00 per KNOVA share in the proposed transaction, which implied a market capitalization of $47.2 million, before adjustment for cash (-$9.3 million) and debt (+$3.0 million).

(2)	Calculated using the four fiscal quarters ending September 30, 2006.

(3)	Calculated using the four fiscal quarters ending September 30, 2007.

Premiums Paid Analysis.  Pagemill Partners reviewed 53 transactions involving publicly traded companies in the technology sector where there was a change in control of the target, with an equity value of at least $3.8 million and a median value of $206.7 million, announced after December 9, 2004.

In examining the selected transactions, Pagemill Partners analyzed the premium (or discount) payable in the transactions over trading prices for the target company one day, one week and one month prior to the announcement of the transaction. Pagemill Partners also calculated implied premiums for KNOVA based upon the cash consideration of $5.00 per KNOVA share in the proposed transaction and an assumed announcement date of December 11, 2006. The following table sets forth information concerning the stock price premiums implied by the merger and the stock price premiums in the selected change in control transactions.

		Selected Change in Control Transactions
	KNOVA(1)	Low	Median	Mean	High

One day before announcement	22%	(87)%	21%	35%	320%
One week before announcement	22%	(87)%	26%	32%	168%
One month before announcement	19%	(86)%	31%	39%	240%

(1)	Based on the cash consideration of $5.00 per KNOVA share in the proposed transaction, which implied a market capitalization of $47.2 million, before adjustment for cash (-$9.3 million) and debt (+$3.0 million), over selected periods measured as of December 11, 2006.

Trading History of KNOVA Common Stock.  Pagemill Partners reviewed general trading information concerning KNOVA, including the price of KNOVA stock over selected periods measured from February 8, 2005. Pagemill Partners presented the recent common stock trading information for KNOVA contained in the following table:

Closing price on December 11, 2006	$4.10
One day prior	4.11
One week prior	4.30
One month prior	4.20
Average since February 8, 2005	3.51
52 week high	4.35
52 week low	2.20

Relative Price Performance Since February 8, 2005
Guideline Public Companies(1)	+51%
S&P 500 Index	+20%
KNOVA	(18)%

(1)	Guideline public companies comprised of Rightnow Technologies Inc., ICT Group Inc., Art Technology Group Inc., LivePerson Inc., Supportsoft Inc., KANA Software Inc., BroadVision Inc., Kintera Inc., eGain Communications Corp., Sedona Corp. and Firstwave Technologies Inc.

In reaching its conclusion as to the fairness of the merger consideration, Pagemill Partners did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Instead, Pagemill Partners made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all the analyses. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Pagemill Partners believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion. The order in which these analyses are presented above and the results of those analyses should not be taken as any indication of the relative importance or weight given to these analyses by Pagemill Partners.

As described above, Pagemill Partners’ opinion was one of many factors taken into consideration by KNOVA’s board of directors in making its determination to approve the merger agreement. The above summary does not purport to be a complete description of the analyses performed by Pagemill Partners in connection with its opinion and is qualified by reference to the written opinion of Pagemill Partners attached to this proxy statement.

The analyses of Pagemill Partners are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies or securities may actually be sold. No company or transaction used in any analysis for purposes of comparison is directly comparable to KNOVA or the proposed transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which KNOVA was compared and other factors that could affect the public trading value of the companies.

Pagemill Partners relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information provided to or reviewed by it, and did not assume responsibility independently to verify such information. Pagemill Partners relied upon the assurances of KNOVA’s management, and assumed, with KNOVA’s consent, that the information provided to Pagemill Partners was prepared on a reasonable basis in accordance with industry practice, that KNOVA’s management is not aware of any information or facts that would make the information provided to it incomplete or misleading and that, with respect to financial forecasts and other forward-looking financial information relating to KNOVA reviewed by Pagemill Partners, such information reflects the best currently available estimates and judgments of KNOVA’s management and is based on reasonable assumptions. In rendering its opinion, Pagemill Partners assumed that KNOVA is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the proposed transaction. Pagemill Partners expressed no opinion as to any financial forecasts or other forward-looking financial information of KNOVA or the assumptions on which they were based. Pagemill Partners expressed no opinion on any accounting, legal, tax, or financial reporting matters in any jurisdiction and relied, with KNOVA’s consent, on the advice of the outside counsel and the independent accountants to KNOVA and on the assumptions of KNOVA’s management as to all accounting, legal, tax and financial reporting matters with respect to KNOVA and the merger agreement.

In rendering its opinion, Pagemill Partners assumed that the merger agreement will be in all material respects identical to the draft of the merger agreement reviewed by it, and that the proposed transaction will be consummated pursuant to the terms of the merger agreement without amendments thereto, without adjustments to the merger consideration and without waiver by any party of any conditions or obligations thereunder. Pagemill Partners also assumed that any necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not adversely affect KNOVA or alter the terms of the transaction.

Pagemill Partners did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of KNOVA and was not furnished with any such appraisals or valuations. The analyses performed by Pagemill Partners in connection with its opinion were going concern analyses. Pagemill Partners did not express any opinion regarding the solvency or liquidation value of any entity.

The opinion was based on information available to Pagemill Partners and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Pagemill Partners did not express any opinion as to the price at which shares of common stock of KNOVA have traded or may trade following announcement of the proposed transaction. Pagemill Partners did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Pagemill Partners’ opinion addresses solely the fairness, from a financial point of view, to holders of KNOVA common stock of the merger consideration as of the date thereof and does not address any other terms or agreements relating to the proposed transaction. Pagemill Partners was not requested to opine as to, and its opinion does not, address the basic business decision to proceed with or effect the proposed transaction, or the merits of the proposed transaction relative to any alternative transaction or business strategy that may be available to KNOVA. Pagemill Partners’ opinion is not intended to confer rights and remedies upon M2M, any stockholders of KNOVA or M2M or any other person.

Pagemill Partners is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for audit, tax, corporate and other purposes. Pagemill Partners may seek to be engaged by KNOVA, M2M or M2M’s affiliates in the future.

KNOVA’s board of directors retained Pagemill Partners because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Pagemill Partners was retained by means of an engagement letter dated November 16, 2006 to provide a fairness opinion in connection with the proposed transaction and received an opinion fee of $100,000, none of which is contingent upon consummation of the proposed transaction. KNOVA also agreed to reimburse Pagemill Partners for its reasonable out-of-pocket expenses and to indemnify Pagemill Partners against certain liabilities relating to or arising out of services performed by Pagemill Partners in rendering its opinion to KNOVA’s board of directors. While employed by another investment banking firm, a managing director of Pagemill Partners provided investment banking and other financial services to Kanisa, Inc., which merged with ServiceWare Technologies in February 2005 to form KNOVA. While employed by a venture capital firm, another managing director of Pagemill Partners was a member of the board of directors of Kanisa, Inc., before it merged with ServiceWare Technologies in February 2005 to form KNOVA. Employees of Pagemill Partners own 2,616 shares of KNOVA common stock.

Certain Effects of the Merger

Conversion of Issued and Outstanding KNOVA Common Stock and Cancellation of Stock Options and Warrants

If the merger agreement is adopted by KNOVA’s stockholders and the other conditions to the completion of the merger are either satisfied or waived, MergerCo will be merged with and into KNOVA, with KNOVA continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of common stock, par value $0.01 per share, of KNOVA (other than any treasury shares cancelled pursuant to the merger agreement and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be cancelled and converted into the right to receive $5.00 in cash, without interest.

At the effective time of the merger, each then-outstanding option and warrant to purchase capital stock of KNOVA, whether vested or unvested, will be accelerated and cancelled as described. In the case of an option or warrant having a per share exercise price less than the merger consideration, such option or warrant will be accelerated and cancelled in exchange for the right to receive from the surviving corporation for each share of

KNOVA common stock subject to such option or warrant immediately prior to the effective time of the merger an amount (such options subject to any applicable withholding tax) in cash equal to the product of (i) the number of shares of KNOVA common stock subject to such option or warrant immediately prior to the effective time of the merger and (ii) the amount by which the merger consideration exceeds the per share exercise price of such option or warrant. In the case of an option or warrant having a per share exercise price equal to or greater than the merger consideration, such option or warrant will be cancelled without the payment of cash or issuance of other securities in respect thereof.

Effect on Ownership Structure of KNOVA; Beneficial and Detrimental Effects

After the merger, KNOVA will no longer be a publicly traded company. After the merger, KNOVA will be owned by M2M, a private company primarily owned by private equity funds sponsored by Battery Ventures and Thoma Cressey Equity Partners, Inc.

The benefit of the merger to KNOVA stockholders (who do not exercise appraisal rights under the DGCL) is the right to receive $5.00 per share in cash, without interest, for their shares of KNOVA common stock. The stockholders will additionally be able to sell their shares without paying the usual transaction costs associated with open market sales and will no longer have to bear the risk of any future losses or a decrease in KNOVA’s enterprise value. The detriments are that current stockholders will cease to have ownership interests in KNOVA or rights as stockholders. Therefore, current stockholders will no longer benefit from any increases in KNOVA’s value, nor will they participate in any earnings or growth of KNOVA following the merger. Further, the receipt of the cash merger consideration for KNOVA common stock will be a taxable transaction for federal income tax purposes. See “— Material United States Federal Income Tax Consequences” on page 39.

A benefit of the merger to M2M is that KNOVA will be returned to private ownership and operated as a private company. As a privately-held company, information concerning KNOVA and its operations, financial results and directors and officers will no longer be generally available to competitors. Future earnings and growth will be solely for the benefit of the surviving corporation’s stockholders and not for the benefit of any of KNOVA’s current stockholders. Any anticipated cost savings associated with KNOVA becoming a private company will benefit stockholders at that time and not the current KNOVA stockholders. Following the merger, KNOVA’s management and certain other employees will be able to eliminate the time devoted to matters that relate exclusively to KNOVA having publicly traded equity securities and will be able to focus on the business and operations of KNOVA. Detriments of the merger to M2M include the lack of liquidity for KNOVA common stock following the merger, the risk that KNOVA will decrease in value following the merger, the incurrence of significant additional debt and the payment by KNOVA of transaction costs and fees and expenses relating to the merger.

Effect on Listing; Registration and Status of KNOVA Common Stock

KNOVA common stock is registered as a class of equity securities under the Securities Exchange Act of 1934, as amended, and listed on the OTC Bulletin Board under the symbol “KNVS.” After the merger, KNOVA common stock will cease to be traded on the OTC Bulletin Board, and price quotations with respect to sales of shares of KNOVA common stock in the public market will no longer be available. In addition, registration of KNOVA common stock under the Securities Exchange Act of 1934, as amended, will be terminated. This termination will make certain provisions of the Securities Exchange Act of 1934, as amended, no longer applicable to KNOVA. In addition, KNOVA will no longer be required to file periodic reports with the Securities and Exchange Commission on account of its common stock after the effective time of the merger. However, if KNOVA, as the entity surviving the merger, completes a registered exchange or public offering of debt securities, it would be required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, for a period of time following that transaction.

Effect on Organization and Management of KNOVA

At the effective time of the merger, the directors and officers of MergerCo will become the directors and officers of KNOVA, the surviving corporation in the merger.

The merger agreement provides that, after the effective time of the merger, the certificate of incorporation of MergerCo, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation of the surviving corporation until thereafter amended, except that the certificate of incorporation of the surviving corporation will be amended at the effective time of the merger to change the name of the surviving corporation to “KNOVA Software, Inc.” The merger agreement further provides that the bylaws of MergerCo, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation following the merger until changed or amended.

Effects on KNOVA if the Merger Is Not Completed

In the event that the merger agreement is not adopted by KNOVA’s stockholders or if the merger is not completed for any other reason, KNOVA stockholders will not receive any payment for their shares of KNOVA common stock. Instead, KNOVA will remain a public company, its common stock will continue to be listed and traded on the OTC Bulletin Board and KNOVA stockholders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of KNOVA common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of KNOVA common stock, including the risk that the market price of KNOVA common stock may decline to the extent that the current market price of its stock reflects a market assumption that the merger will be completed. If the merger is not consummated, KNOVA may experience negative impacts to its business, including the diversion of management and employee attention, employee attrition and an effect on business relationships.

From time to time, KNOVA’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of KNOVA, and, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by KNOVA’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to KNOVA will be offered or that the business, prospects or results of operations of KNOVA will not be adversely impacted.

KNOVA, M2M and MergerCo may terminate the merger agreement under certain circumstances, including if KNOVA’s board of directors changes its recommendation to the stockholders as required by its fiduciary duties under applicable law. In specified circumstances, if the merger agreement is terminated before the effective time of the merger, KNOVA has agreed to pay M2M a fee of $2,361,791.00 less any expenses actually paid by KNOVA to M2M. See “THE MERGER AGREEMENT” beginning on page 41.

Interests of KNOVA Directors and Management in the Merger

In considering the recommendation of the KNOVA board of directors in favor of the merger, stockholders of KNOVA should be aware that members of the KNOVA board of directors and officers of KNOVA have interests in the merger that are different from, or in addition to, the interests of stockholders of KNOVA generally. Such interests relate to or arise from, among other things:

•	outstanding options and warrants to acquire KNOVA common stock owned by KNOVA directors and officers that will be accelerated and cancelled at the effective time of the merger, with directors and officers having options or warrants with an exercise price less than $5.00 entitled to receive for each such option or warrant a cash payment (less any applicable withholding tax) equal to (a) the excess of $5.00 over the per share exercise price for the option or warrant multiplied by (b) the number of shares of common stock subject to such option or warrant immediately prior to the effective time of the merger;

•	pursuant to the terms of his employment agreement, Bruce Armstrong, KNOVA’s chief executive officer, will receive a severance payment not to exceed $350,000.00 as a result of the consummation of the merger;

•	certain KNOVA employment agreements providing for severance benefits in the event that certain executive officers resign their employment for good reason or are terminated without cause following completion of the merger;

•	KNOVA’s adoption of a management retention plan which provides for the payment of retention bonuses to certain members of management upon a change of control;

•	certain board of directors’ compensation arrangements;

•	the terms of the merger agreement, which provide for the continued indemnification of current directors and officers of KNOVA and directors’ and officers’ liability insurance for six years after the completion of the merger, in each case for certain events occurring at or before the merger; and

•	Section 409A of the Internal Revenue Code of 1986, as amended.

KNOVA’s board of directors was aware of these arrangements and considered them in its decision to approve and adopt the merger agreement. Each of the above is described below in further detail.

Stock Options.  For a summary of the treatment of outstanding KNOVA stock options in the merger, see “THE MERGER AGREEMENT — Consideration to Be Received Pursuant to the Merger; Treatment of Stock Options and Warrants” on page 41.

Executive Officer Employment Contracts.  Mark Angel, Bruce Armstrong, Kelly Barefoot, Susan Buchanan, Davin Cerezo, Sham Chotai, Andy Feit, Lawrence Fong, Frank Lauletta, Jill McClellan, Stuart Mills, Thomas Muise, Richard Nieset and Keith Rodricks are parties to agreements which provide for severance and certain benefits upon a change of control of KNOVA.

Pursuant to an employment agreement between KNOVA and Bruce Armstrong, KNOVA’s president and chief executive officer, if Mr. Armstrong is terminated at any time by KNOVA without cause, or by Mr. Armstrong for good reason, as such terms are defined by the employment agreement, Mr. Armstrong is entitled to a lump sum severance payment equal to twelve months of his base compensation and 100% of his annual bonus amount (less any recoverable monthly draws), and if he elects continuing health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the company will pay Mr. Armstrong’s monthly COBRA premiums for twelve months following the termination of his employment. In addition, 100% of the shares subject to options then held by Mr. Armstrong will vest and become exercisable for a one-year period from the date of such termination.

Pursuant to an employment agreement between KNOVA and Thomas Muise, KNOVA’s chief financial officer, if Mr. Muise is terminated at any time by KNOVA without cause, or by Mr. Muise for good reason, as such terms are defined by the employment agreement, KNOVA will continue to pay Mr. Muise his base compensation, and, if he elects continuing health insurance coverage under COBRA, his monthly COBRA premiums, until the earlier of (i) the date six months subsequent to his termination , or (ii) the date that Mr. Muise accepts other full time employment. Within fifteen days after such termination, Mr. Muise is entitled to receive payment of a prorata portion of his annual bonus amount for the calendar year of termination. In addition, in the event Mr. Muise’s employment is terminated within twelve months following a change of control, as defined by the employment agreement, 50% of the shares subject to options then held by Mr. Muise will vest.

Pursuant to an employment agreement between KNOVA and Mark Angel, KNOVA’s chief technology officer, if Mr. Angel is terminated at any time by KNOVA without cause, or by Mr. Angel for good reason, as such terms are defined by the employment agreement, Mr. Angel is entitled to a lump sum severance payment equal to twelve months of his base compensation and 100% of his annual bonus, and if he elects continuing health insurance coverage under COBRA, the company will pay Mr. Angel’s monthly COBRA premiums for twelve months following the termination of his employment. In addition, 100% of the shares subject to options then held by Mr. Angel will vest and become exercisable for a one-year period from the date of such termination.

Management Retention Plan.  On October 30, 2006, the board of directors of KNOVA adopted a management retention plan which provides for the payment of retention bonuses to management upon a change of control. The total bonus pool will equal 8% of the aggregate gross proceeds resulting from the change of control transaction, currently potentially estimated at $3,778,865.00, reduced by the amount of severance pay otherwise payable to the participants in the management retention plan and the value of their in-the-money stock options. Of the total bonus pool, 96% is to be allocated in specified percentages among KNOVA’s chief executive officer and certain other executive officers, including Mark Angel, Bruce Armstrong, Sham Chotai, Andy Feit, Thomas Muise and Richard Nieset. Certain executive officer participants are currently expected to receive the following estimated retention bonuses, calculated in accordance with the method described above, if the proposed merger is consummated: Mark Angel ($95,464.00); Bruce Armstrong ($943,125.00); Thomas Muise ($91,798.00); and Richard Nieset ($195,050.00). The remaining 4%, currently estimated at $151,155.00, is to be allocated to any one or more employees of KNOVA in proportions to be recommended by the chief executive officer and approved by the compensation committee. KNOVA’s board of directors has the discretion to add participants to the management retention plan and to increase the amount of the bonus pool accordingly. The retention bonuses are to be paid in cash within 30 days after the change of control transaction. Under this plan, a change of control is defined as either a sale, merger, consolidation, tender offer or similar acquisition such that the stockholders of KNOVA immediately prior to the transaction cease to hold a majority of the voting power of the surviving entity after consummation of the transaction, or the sale of substantially all of the assets of KNOVA.

Other Interests of Directors.  On September 1, 2006, KNOVA adopted a board of directors compensation arrangement under which independent non-employee members of the board of directors will receive compensation of $15,000.00 per year, plus additional fees for attending meetings in person or by telephone conference call and will be eligible for option grants. The per meeting fees will be $1,500.00 per board of directors meeting attended in person, $500.00 per board of directors meeting attended by telephone, $1,000.00 per committee meeting attended in person and $500.00 per committee meeting attended by telephone. In addition, the chairman of the audit committee will receive an annual retainer of $7,500.00 and the chairman of the compensation committee will receive an annual retainer of $5,000.00. Directors are also reimbursed for their out-of-pocket expenses. Each new independent non-employee director will be eligible to receive, in the discretion of the compensation committee, an initial grant of options to purchase up to 22,000 shares of common stock on the date such individual joins the board of directors with monthly vesting over a four-year period. In addition, on the date of each annual stockholders meeting, each independent non-employee board of directors member who is to continue to serve as a board of directors member will be eligible to receive, in the discretion of the compensation committee, an option to purchase up to 5,500 shares of common stock with monthly vesting over a one-year period.

Indemnification and Insurance.  The merger agreement provides that KNOVA, as the surviving corporation of the merger, will indemnify and hold harmless all past and present officers and directors of KNOVA and its subsidiaries to the same extent and in the same manner as such persons are indemnified as of the date of the merger agreement by KNOVA and its subsidiaries pursuant to existing indemnification agreements between KNOVA or its subsidiaries and its directors and officers, the DGCL, or under the indemnification provisions of KNOVA’s or its subsidiaries’ certificate of incorporation or bylaws, in each case as in effect on the date of the merger agreement, for acts or omissions occurring at or prior to the effective time of the merger. The merger agreement further provides that the certificate of incorporation and bylaws of the surviving corporation of the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in KNOVA’s or its subsidiaries’ certificate of incorporation and bylaws as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of KNOVA or its subsidiaries, unless such a modification is required by law.

In addition, the merger agreement requires M2M to cause the surviving corporation of the merger to maintain in effect for the benefit of KNOVA’s or its subsidiaries’ current directors and officers, for a period of six years following the effective date of the merger, an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the effective time of the merger that is substantially equivalent to, and on terms with respect to coverage that is in the aggregate no less favorable than, KNOVA’s and its subsidiaries’ directors’ and officers’ liability insurance policy as of the date of the merger agreement, or, if substantially equivalent insurance coverage is unavailable, the best available coverage, provided that the annual premium cost of such insurance does not exceed 150% of the last annual premiums paid prior to the date of the merger agreement, but in such case M2M will purchase as much coverage as possible for such amount.

Section 409A of the Internal Revenue Code of 1986.  Section 409A of the Internal Revenue Code of 1986, as amended, imposes an additional income tax on certain payments made to a specified employee (as defined in Section 409A) within six months following his or her separation from service. The officers of KNOVA are generally considered specified employees for this purpose. If any of the individuals entitled to severance payments are specified employees, payments otherwise required under the employment agreements may be delayed in accordance with Section 409A.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the effective time of the merger, MergerCo, a wholly owned subsidiary of M2M, will merge with and into KNOVA. KNOVA will survive the merger as a wholly owned subsidiary of M2M.

Estimated Fees and Expenses of the Merger

Whether or not the merger is completed, in general, all fees, costs and expenses incurred in connection with the merger will be paid by the party incurring such expenses. KNOVA has agreed to pay the fees and expenses of M2M incurred in connection with this transaction under certain circumstances as provided in the merger agreement. If the merger agreement is terminated, KNOVA will, in certain circumstances, be liable for certain fees and expenses. See “THE MERGER AGREEMENT — Effects of Terminating the Merger Agreement.” Fees and expenses incurred or to be incurred by KNOVA in connection with the merger are estimated at this time to be as follows:

Description	Amount
(In thousands)

Legal fees and expenses	$	[ • ]
Financial advisory fees and expenses		[ • ]
Printing and mailing costs		[ • ]
Filing fees		[ • ]
Miscellaneous		[ • ]

Total	$	[ • ]

These expenses will not reduce the merger consideration to be received by stockholders in the merger.

Delisting and Deregistration of KNOVA Common Stock

If the merger is completed, KNOVA common stock will be delisted from the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to holders of KNOVA stock whose shares of KNOVA stock are converted into the right to receive cash in the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). The summary is based on the Internal Revenue Code of 1986, as amended, applicable current, temporary, and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to KNOVA stock held as capital assets, and does not address the tax consequences that may be relevant to holders of KNOVA stock that are subject to special tax rules, such as insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, traders in securities that elect to mark to market, holders whose functional currency is not the United States dollar, or holders who hold KNOVA stock through pass-through entities, as part of a hedge, straddle, constructive sale or conversion transaction, or who acquired KNOVA stock pursuant to the exercise of employee stock options or otherwise as compensation.

For purposes of this summary, a United States holder means a beneficial owner of KNOVA stock that is a citizen or resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any State thereof (including the District of Columbia), any estate the income of which is subject to United States federal income tax regardless of its source, or a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for United States federal income tax purposes. If a partnership (including any entity treated as a partnership for United States federal income taxation) is a holder of KNOVA stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them. The term non-United States holder refers to any beneficial owner of KNOVA stock other than a United States holder. The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. Because individual circumstances may differ, each holder of KNOVA stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the merger, including the application and effect of the alternative minimum tax and state, local, foreign and other tax laws. Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who or that, for United States federal income tax purposes, is not a United States holder.

The Merger.  The receipt of cash by a United States holder for KNOVA stock pursuant to the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States holder will recognize gain or loss equal to the difference between the amount of cash received by such holder and such holder’s adjusted tax basis in the KNOVA stock converted to cash in the merger. Gain or loss will be calculated separately for each block of KNOVA stock converted in the merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the KNOVA stock has been held for more than one year. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000.00 of capital losses in excess of their capital gains.

Backup Withholding.  Cash consideration received in the merger by a noncorporate United States holder in the merger may be subject to backup withholding at the then applicable rate (currently 28%). Backup withholding generally will apply only if the United States holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States holder should complete and sign the Form W-9 or Substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent). Stockholders who are not United States holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Matters

United States Antitrust.  KNOVA is not aware of any waiting period or consent required under United States antitrust laws in connection with the merger.

Foreign Antitrust.  KNOVA is not aware of any waiting period or consent required under any applicable foreign antitrust laws in connection with the merger.

KNOVA can provide no assurance that a challenge to the merger on United States or foreign antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. Stockholders should read the merger agreement carefully.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that M2M, MergerCo and KNOVA made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger

Upon the terms and subject to satisfaction or waiver of the conditions set forth in the merger agreement, and in accordance with the DGCL, MergerCo, at the effective time of the merger, will be merged with and into KNOVA. As a result of the merger, the separate corporate existence of MergerCo will cease and KNOVA will continue as the surviving corporation of the merger.

The merger agreement provides that, after the effective time of the merger, the certificate of incorporation of MergerCo, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation of the surviving corporation until thereafter amended, except that the certificate of incorporation of the surviving corporation will be amended at the effective time of the merger to change the name of the surviving corporation to “KNOVA Software, Inc.” The merger agreement further provides that the bylaws of MergerCo, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation following the merger until changed or amended. The directors and officers of MergerCo immediately prior to the merger will become the directors and officers of the surviving corporation following the merger.

When the Merger Becomes Effective

The closing of the transactions contemplated by the merger agreement will take place (i) on the second business day after the satisfaction or waiver of each of the conditions set forth in the merger agreement, or (ii) at such other time as M2M, MergerCo and KNOVA agree in writing. The closing of the merger will take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the parties thereto agree in writing.

On the closing date of the merger, or on such other date as M2M, MergerCo and KNOVA agree in writing, M2M, MergerCo and KNOVA will cause the merger to be consummated by filing a certificate of merger with the office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.

Consideration to Be Received Pursuant to the Merger; Treatment of Stock Options and Warrants

At the effective time of the merger, by virtue of the merger and without the requirement of any action on the part of any holder of capital stock of M2M, MergerCo or KNOVA:

•	each share of KNOVA common stock issued and outstanding immediately prior to the effective time of the merger (other than any treasury shares cancelled pursuant to the merger agreement and any shares owed by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be cancelled and converted into the right, in accordance with the terms of the merger agreement, to receive $5.00 in cash, without interest, payable to the holder thereof, upon surrender of the certificate formerly representing such share and such other documents as may be reasonably required in the manner provided in the merger agreement;

•	any shares of capital stock of KNOVA held by KNOVA (or held in KNOVA’s treasury) as of the effective time of the merger will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto; and

•	each share of capital stock of MergerCo issued and outstanding immediately prior to the effective time of the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

The following table sets forth the number of options to purchase KNOVA common stock held as of January 5, 2007 by each individual who has served as a director or executive officer of KNOVA since September 6, 2006. The table below does not include vested or unvested options with an exercise price equal to or in excess of $5.00, as no cash payment will be made with respect to such options.

		Weighted		Weighted
	Unvested	Average		Average	Resulting
Name	Options	Exercise Price	Vested Options	Exercise Price	Consideration

Mark Angel	57,084	$3.81	162,916	$4.60	$133,096.36
Bruce Armstrong	324,794	3.19	295,206	4.33	785,665.16
Ram Gupta	19,709	3.95	2,291	3.95	23,100.00
Kent Heyman	—	—	129,999	3.14	241,798.14
Frank Lauletta	—	—	—	—	—
Thomas Muise	79,168	3.65	40,832	3.68	160,775.04
Richard Nieset	72,137	3.82	47,863	4.00	132,984.66
Thomas Shanahan	—	—	—	—	—
Thomas Unterberg	—	—	51,412	4.68	16,451.84
Timothy Wallace	4,584	3.05	48,916	3.47	83,780.28

At the effective time of the merger, each then-outstanding option and warrant to purchase capital stock of KNOVA, whether vested or unvested, will be accelerated and cancelled as follows:

•	in the case of an option or warrant having a per share exercise price less than the merger consideration, such option or warrant will be cancelled in exchange for the right to receive from the surviving corporation for each share of KNOVA common stock subject to such option or warrant immediately prior to the effective time of the merger an amount (such options subject to any applicable withholding tax) in cash equal to the product of:

•	the number of shares of KNOVA common stock subject to such option or warrant immediately prior to the effective time of the merger; and

•	the amount by which the merger consideration exceeds the per share exercise price of such option or warrant, or

•	in the case of an option or warrant having a per share exercise price equal to or greater than the merger consideration, such option or warrant will be cancelled without the payment of cash or issuance of other securities in respect thereof.

The KNOVA option plans will terminate as of the effective time of the merger and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of KNOVA or any subsidiary thereof will be canceled as of the effective time of the merger. KNOVA will take all actions necessary so that KNOVA’s Employee Stock Purchase Plan will terminate immediately prior to the earlier of (A) the effective time of the merger and (B) the date upon which KNOVA’s Employee Stock Purchase Plan terminates by its terms.

Payment for KNOVA Common Stock in the Merger

After the effective time of the merger, M2M will make available to the paying agent on a timely basis, if and when needed for the benefit of the stockholders of KNOVA and otherwise for payment in accordance with the merger agreement, sufficient cash necessary for the payment of (i) the merger consideration upon surrender as part of the merger of certificates formerly representing shares of KNOVA common stock in the manner as provided in the merger agreement and (ii) at the sole discretion of M2M, the option and warrant consideration as provided in the merger agreement with respect to the treatment of KNOVA options and warrants. Funds made available to the paying agent will be invested by the paying agent as directed by M2M. Any and all interest or income earned on funds made available to the paying agent pursuant to the merger agreement will be turned over to M2M.

As promptly as practicable after the effective time of the merger, M2M will cause the paying agent to mail to each holder of record of a certificate or certificates that immediately prior to the effective time of the merger represented issued and outstanding shares of KNOVA common stock:

•	a letter of transmittal in a form reasonably acceptable to KNOVA which will specify that delivery will be effected, and risk of loss and title to the certificates formerly representing shares of KNOVA common stock will pass, only upon actual delivery of such certificates (or an affidavit of lost certificate and, if required by M2M, an accompanying bond or indemnity as contemplated by the merger agreement) to the paying agent and will be in such form and have such other provisions as M2M will reasonably specify, and

•	instructions for use in effecting the surrender of the certificates formerly representing shares of KNOVA common stock in exchange for the merger consideration, without any interest thereon.

Upon surrender of the certificates formerly representing shares of KNOVA common stock for cancellation to the paying agent, together with a duly executed letter of transmittal and such other documents as the paying agent may reasonably require, the holder of such certificates will be entitled to receive in exchange a check in the amount of the merger consideration for each share of KNOVA common stock formerly represented by such certificate to be mailed within ten business days of receipt of such certificate and letter of transmittal, in accordance with the terms of the merger agreement, and the certificates surrendered will be canceled. At the sole discretion of M2M, M2M may make similar arrangements with the paying agent for the payment of the option and warrant consideration to the holders of such options and warrants, as the case may be; provided, however, that the payment of the applicable warrant consideration will, in all events, be conditioned upon the holder of the applicable warrant delivering to M2M or the paying agent, as applicable, a written termination agreement releasing KNOVA, M2M and their respective affiliates from any and all claims the holder may have in respect of such warrant.

Promptly following the date that is twelve months after the effective time of the merger, the paying agent will deliver to M2M all cash and any documents in its possession relating to the transactions described in the merger agreement, and the paying agent’s duties will terminate. Thereafter, each holder of a certificates formerly representing shares of KNOVA common stock may thereafter look only to M2M for payment of the merger consideration and may surrender such certificate to the surviving corporation or M2M and (subject to applicable abandoned property, escheat and similar laws) receive in exchange the merger consideration, without any interest on such merger consideration. Notwithstanding the foregoing, none of the paying agent, M2M, MergerCo, KNOVA or the surviving corporation will be liable to a holder of shares of KNOVA common stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If any certificates formerly representing shares of KNOVA common stock have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the paying agent (or if more than twelve months after the effective time of the merger, the surviving corporation), will issue in exchange for such lost, stolen or destroyed certificate, the merger consideration deliverable in respect of such lost, stolen or destroyed certificate determined in accordance with the merger agreement. The board of directors of the surviving corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver to the paying agent (or if more than twelve months after the effective time of the merger, the surviving corporation) a bond in such amount as the surviving corporation may reasonably request, or the execution and delivery by such Person of an indemnity agreement in such form as the surviving corporation may direct, in each case as indemnity against any claim that may be made against the surviving corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Representations and Warranties

Each of KNOVA, M2M and MergerCo made customary representations and warranties in the merger agreement. The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other parties to the merger agreement and such representations and warranties should not be relied on by any other person. In addition, these representations and warranties (a) may have been qualified by disclosures made to the other parties in connection with the merger agreement, (b) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement after termination of the merger agreement, (c) are subject to a materiality standard that may differ from what may be viewed as material by investors, (d) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (e) are qualified by disclosures present on all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by KNOVA with the Securities and Exchange Commission since December 31, 2005, to the extent it is reasonably apparent that any such disclosure set forth in such items would qualify the representations and warranties.

Each of M2M and MergerCo, on the one hand, and KNOVA, on the other hand, has made representations and warranties to the other relating to, among other things:

•	corporate organization and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with organizational documents;

•	the accuracy of information in connection with this proxy statement;

•	outstanding and pending litigation; and

•	engagement and payment of fees of brokers, investment bankers and finders.

In addition, KNOVA has made other representations and warranties about itself to M2M and MergerCo as to, among other things:

•	the absence of conflicts that would require any material consent, constitute a material default, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which KNOVA or any of its subsidiaries is entitled, under any provision of any material contract or other material instrument binding upon KNOVA or any of its subsidiaries or result in the creation or imposition of any lien on any material asset of KNOVA or any of its subsidiaries;

•	KNOVA’s capital structure;

•	documents filed by KNOVA with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	title to or a valid leaseholder interest in KNOVA’s tangible personal property and assets;

•	certain of KNOVA’s material contracts, including those with restrictions on KNOVA’s business activities, and KNOVA’s top ten customers for the preceding three years;

•	KNOVA’s intellectual property, data security and privacy;

•	KNOVA’s filing of tax returns and payment of material taxes;

•	KNOVA’s insurance policies;

•	matters relating to the Employee Retirement Income Security Act of 1974, as amended, and KNOVA’s other employee benefits matters;

•	KNOVA’s compliance with applicable laws;

•	certain employee and independent contractor matters;

•	certain customer and supplier matters;

•	compliance with the State of Delaware’s statutory requirements related to corporate minutes and records maintenance;

•	interested party transactions;

•	environmental matters;

•	satisfaction of the State of Delaware’s anti-takeover statutory requirements; and

•	KNOVA’s receipt of an opinion from Pagemill Partners.

In addition, each of M2M and MergerCo has made other representations and warranties about itself to KNOVA as to, among other things:

•	the absence of conflicts that would result in a breach of or constitute a default under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of any lien on any material property or assets of M2M or MergerCo pursuant to any contract to which M2M or MergerCo is now a party or by which M2M or MergerCo or any of its properties or assets may be bound or affected;

•	sufficient funds for M2M to consummate the transactions; and

•	the interim operations of MergerCo.

Conduct of Business Pending the Merger

During the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger, KNOVA and its subsidiaries are required to conduct their business only in, and KNOVA and its subsidiaries will not take any action except in, the ordinary course consistent with past practices. Further, KNOVA will not, and will not permit any of its subsidiaries to (i) take any action that would make any representation and warranty of KNOVA contained in the merger agreement inaccurate in any material respect at, or as of any time prior to, the effective time of the merger, or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

KNOVA and its subsidiaries will use their commercially reasonable efforts to preserve their respective present business organizations, keep available the services of their respective key officers and employees, maintain their assets and properties in good working order and condition (ordinary wear and tear excepted), maintain insurance on their tangible assets and business in such amounts and against such risks and losses as are currently in effect, preserve their relationships with customers and suppliers and others having significant business dealings with them and comply in all material respects with all laws applicable to them. In addition, KNOVA will not, and will not permit any of its subsidiaries to:

•	amend its certificate of incorporation or bylaws;

•	split, combine or reclassify any outstanding shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock or declare or pay any dividends on such shares;

•	form any subsidiary or acquire any equity interest in any other person;

•	issue, sell or grant any additional shares of its capital stock or any options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other contracts relating to the issuance or sale of any shares of its capital stock, other than KNOVA common stock issued as a result of the proper exercise of options or warrants outstanding as of the date of the merger agreement;

•	adjust or change the price or otherwise change the terms of any options, warrants or other convertible securities outstanding as of the date of the merger agreement;

•	sell, transfer, lease or license to any person, or encumber any assets that are material to the business other than in the ordinary course of business consistent with past practices;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any person or any joint venture, association or other business organization or division thereof;

•	make or agree to make any capital expenditure that is outside the ordinary course of business or inconsistent with past practices in excess of $100,000 in the aggregate;

•	make any payments outside the ordinary course of business for purposes of settling any dispute;

•	enter into any transaction with any executive officer or director of KNOVA (other than expense advancement or reimbursements made in the ordinary course consistent with past practice);

•	incur any indebtedness for borrowed money or guarantee any such indebtedness;

•	adopt or amend any employee plan, enter into any employment agreement or increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing contract or plan (except for normal increases in compensation and payment of year-end bonuses made in the ordinary course of business that are consistent with past practices or as may be required by applicable law);

•	amend in a manner adverse to KNOVA or terminate any material contract or waive, release or assign any rights material to KNOVA under any material contract, in each case other than in the ordinary course of business;

•	change any of its methods of accounting or accounting practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act or consistent with past practice;

•	change any material tax election with any taxing authority, or make, change or revoke any material tax sharing arrangement or tax agreement with any taxing authority;

•	enter into any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder;

•	enter into or amend any contract pursuant to which any other person is granted exclusive marketing or any other exclusive rights in, or to KNOVA’s intellectual property, of any type or scope, with respect to KNOVA’s business; or

•	enter into an agreement to take any of the actions described in the aforementioned clauses.

Further, each of KNOVA and its subsidiaries will use its commercially reasonable efforts to (i) file any tax return listed on disclosure schedule to the merger agreement and cause each such tax return when filed to be true, complete and correct in all material respects to the extent any such tax return reflects liability for taxes and (ii) file any other material tax return when due and cause each such tax return when filed to be true, complete and correct in all material respects to the extent such tax return reflects liability for taxes.

Proxy Statement; Special Meeting of KNOVA Stockholders

KNOVA and M2M will cooperate with one another (i) in connection with the preparation of the proxy statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the merger agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the proxy statement and seeking timely to obtain any such actions, consents, approvals or waivers.

M2M and its counsel will be given a reasonable opportunity to review and comment on the proxy statement before such document (or any amendment thereto) is filed with the Securities and Exchange Commission, and KNOVA will give reasonable and good faith consideration to any comments made by M2M and its counsel. KNOVA will provide M2M and its counsel with (i) any written comments or other communications and any material oral comments or other communications, that KNOVA or its counsel may receive from time to time from the Securities and Exchange Commission or its staff with respect to the proxy statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response, including by participating in any material discussions or meetings with the Securities and Exchange Commission.

In connection with KNOVA’s stockholders’ meeting, KNOVA will (i) with the assistance of M2M, promptly prepare the proxy statement and promptly following the date that KNOVA has received confirmation that the staff of the Securities and Exchange Commission has no comments or further comments on the proxy statement, mail to its stockholders the proxy statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain stockholder approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

Subject to the terms of the merger agreement, KNOVA will cause a KNOVA stockholders’ meeting to be duly called and held for the purpose of voting on the approval and adoption of the merger agreement and the merger as soon as reasonably practicable following the date that KNOVA has received confirmation that the staff of the Securities and Exchange Commission has no comments or no further comments on the proxy statement. Subject to the terms of the merger agreement, the board of directors of KNOVA will recommend approval and adoption of the merger agreement and the merger by KNOVA’s stockholders. At KNOVA’s stockholders’ meeting, KNOVA will submit the merger agreement and the merger to its stockholders for approval and adoption as provided by the DGCL and KNOVA’s certificate of incorporation and bylaws.

Limitation on Consideration of Competing Proposals

The merger agreement provides that, subject to certain exceptions described below, until the effective time of the merger or the termination of the merger agreement, neither KNOVA nor any of its subsidiaries will, nor will KNOVA or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:

•	solicit, initiate or take any action intended to facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, or furnish any nonpublic information relating to KNOVA or any of its subsidiaries to any third party that KNOVA is aware is seeking to make, or has made, an acquisition proposal;

•	fail to make, withdraw or modify in a manner adverse to M2M the company board of directors recommendation (or recommend an acquisition proposal);

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of KNOVA or its subsidiaries; or

•	enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an acquisition proposal.

Notwithstanding the foregoing, prior to obtaining the required vote of its stockholders in favor of the merger, the KNOVA board of directors (which will include any committee thereof formed specifically for the purpose of negotiating with respect to an acquisition proposal or taking the actions contemplated hereby), directly or indirectly through advisors, agents or other intermediaries, may, if the board of directors of KNOVA determines in good faith by a majority vote, after considering advice from outside legal counsel to KNOVA, that not doing so would be inconsistent with its fiduciary duties under applicable law:

•	engage in negotiations or discussions with any third party that has made a bona fide written acquisition proposal that the board of directors of KNOVA reasonably believes will lead to a superior proposal;

•	thereafter furnish to such third party nonpublic information relating to KNOVA or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to KNOVA than those contained in the confidentiality agreement between KNOVA and M2M; or

•	in response to the receipt of an unsolicited bona fide written acquisition proposal, make an adverse recommendation change (or not include the KNOVA board recommendation in the proxy statement).

Further, KNOVA may:

•	other than in connection with an acquisition proposal, if the KNOVA board of directors determines in good faith by a majority vote, after considering advice from outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law, make an adverse recommendation change; and/or

•	take any nonappealable, final action that any court of competent jurisdiction orders KNOVA to take.

In addition, nothing contained in the merger agreement will prevent KNOVA’s board of directors from complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act with regard to an acquisition proposal; provided, however, that the board of directors of KNOVA will not recommend that KNOVA’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless the board of directors of KNOVA determines in good faith, after considering advice from outside legal counsel, that to not do so would be inconsistent with its fiduciary duties under applicable law.

The board of directors of KNOVA will not make an adverse recommendation change or recommend that KNOVA’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless KNOVA has delivered to M2M a prior written notice advising M2M that it intends to take such action.

In addition, KNOVA is required to notify M2M promptly (but in no event later than forty-eight hours) after receipt by KNOVA (or any of its advisors) of any acquisition proposal or any request for information relating to KNOVA or any of its subsidiaries or regarding any acquisition proposal. KNOVA is required to provide such notice orally or in writing (and, additionally, by electronic mail) and must identify the third party making, and the material terms and conditions of, any such acquisition proposal, indication or request. KNOVA must keep M2M reasonably informed, on a current basis, of the status and details of any such acquisition proposal or request.

The merger agreement defines an “acquisition proposal” as any offer, proposal or inquiry (other than the merger) relating to:

•	any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of KNOVA and its subsidiaries or over 25% of any class of equity or voting securities of KNOVA or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of KNOVA;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in the offeree beneficially owning 25% or more of any class of equity or voting securities of KNOVA or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of KNOVA; or

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving KNOVA or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of KNOVA.

A “superior proposal” is defined as any bona fide, written acquisition proposal for greater than 50% of the then outstanding shares of KNOVA’s common stock that the board of directors of KNOVA determines in its good faith judgment by a majority vote (after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal) to be more favorable to KNOVA’s stockholders than the terms of the merger and is reasonably likely to be consummated.

Conditions to Completion of the Merger

The obligations of M2M, MergerCo and KNOVA to complete the merger are subject to the satisfaction or wavier at or prior to the effective time of the merger, of the following conditions:

•	approval of the merger agreement by KNOVA stockholders; and

•	the absence of any legal prohibition (whether temporary, preliminary or permanent) on the consummation of the merger.

In addition, KNOVA’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of M2M and MergerCo in the merger agreement being true and correct on and as of the date of the merger agreement and on and as of the closing date of the merger with the same force and effect as if they had been made on and as of the closing date, except for such untruths or inaccuracies (without regard to any materiality, material adverse effect or knowledge qualifications contained in such representations and warranties) that would not reasonably be expected to prevent M2M or MergerCo, as the case may be, from performing its obligations under the merger agreement, and, to the extent expressly made as of an earlier date, in which case as of such earlier date; and

•	the performance by M2M and MergerCo in all material respects of their respective obligations, covenants and agreements pursuant to the merger agreement.

In addition, M2M’s and MergerCo’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of KNOVA in the merger agreement being true and correct on and as of the date of the merger agreement and on and as of the closing date of the merger with the same force and effect as if they had been made on and as of the closing date, except for such untruths or inaccuracies (without regard to any materiality, material adverse effect or knowledge qualifications contained in such representations and warranties) that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on KNOVA, and, to the extent expressly made as of an earlier date, in which case as of such earlier date;

•	the performance by KNOVA in all material respects of its obligations, covenants and agreements under the merger agreement; and

•	the absence of a material adverse change with respect to KNOVA, and the delivery to M2M of a certificate to such effect.

Under the merger agreement, a material adverse effect (or change) with respect to KNOVA is any circumstance, development, effect, event, condition or occurrence that (a) has been, or reasonably could be expected to be, material and adverse with respect to the business, condition (financial or otherwise), assets, properties, liabilities, rights, obligations or operations of KNOVA’s business or KNOVA and its subsidiaries, taken as a whole, or (b) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of KNOVA to consummate the transactions contemplated by the merger agreement or to perform its obligations under the merger agreement; provided, however, that in no event will any of the following occurring after the date of the merger agreement, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a material adverse effect (or change): (i) any change in KNOVA’s stock price or trading volume, in and of itself (provided, however, that the exception in this clause will not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a material adverse effect (or change)), (ii) any failure by KNOVA to meet published revenue or earnings projections, in and of itself, (iii) any effect that results from changes affecting the enterprise software industry or the customer relationship management software market generally (to the extent such effect is not disproportionate with respect to KNOVA in any material respect) or the United States economy generally (to the extent such effect is not disproportionate with respect to KNOVA in any material respect), (iv) any effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such effect is not disproportionate with respect to KNOVA in any material respect), (v) any effect resulting from compliance with the terms and conditions of the merger agreement, or (vi) any effect directly attributable to the loss of any individual officer or employee of KNOVA or any number of officers or employees in the aggregate, other than, in either case, any effect directly attributable to the loss of certain identified individuals or officers of KNOVA, which effect may be taken into account in determining whether there has been or will be, a material adverse effect (or change).

KNOVA can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Employee Matters

M2M has agreed to cause the surviving corporation to honor and provide for payment of all accrued obligations and benefits under all of KNOVA’s employee plans, as defined by the merger agreement (including, without limitation, employment or severance agreements between KNOVA and persons who are or had been employees of KNOVA or any of its subsidiaries at or prior to the effective time), all in accordance with their respective terms. As soon as reasonably practicable after the effective time, M2M agreed to take all reasonable action so that employees of KNOVA who remain employed with the surviving corporation or M2M will be entitled to participate in each employee benefit plan, program or arrangement maintained by M2M or the surviving corporation or their respective affiliates to the same extent as similarly-situated employees of M2M and its subsidiaries. However, for the period commencing at the effective time and ending on May 31, 2007, M2M will use its commercially reasonable efforts to provide that the hired employees will be entitled to continue to participate in the employee plans (disregarding, for the avoidance of doubt, any such employee plan that is not an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) in which such individuals participated immediately prior to the effective time. In addition, M2M will (subject to any third party insurers’ consent) use its commercially reasonable efforts to cause each employee benefit plan, program or arrangement maintained by M2M or the surviving corporation or their respective affiliates to credit each employee for past service with KNOVA for purposes of eligibility and vesting, and for purposes of calculating vacation, sick leave and severance benefits, in each case to the extent that such past service was counted for such purposes by KNOVA. If the hired employees become eligible to participate in a medical, dental or health plan maintained by M2M or the surviving corporation or their respective affiliates, M2M will use its commercially reasonable efforts to cause each such plan (subject to any third party insurers’ consent and cooperation) to waive any preexisting condition limitations (to the extent such conditions are covered under the applicable plans) and to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the hired employees and their beneficiaries during the portion of the calendar year prior to such participation.

Financing Covenants

Commitment Letters.  There is no financing condition to M2M’s obligations to consummate the merger. M2M has advised KNOVA that it, through its wholly owned subsidiary Made2Manage Systems, Inc., will have available at the consummation of the merger sufficient immediately available funds through cash on hand or binding credit facility commitments from reputable lenders and financial institutions to perform all of its respective obligations under the merger agreement, to consummate the merger and to pay in full all consideration, fees and expenses payable by M2M or the surviving corporation in connection with the merger agreement and transactions contemplated thereby.

In connection therewith, M2M delivered to KNOVA debt commitment letters from Bank of Montreal, Harris N.A. and equity commitment letters from private equity funds sponsored by Thoma Cressey Equity Partners, Inc. and Battery Ventures, each a stockholder of M2M. The debt commitments are to provide approximately $210,000,000.00 in debt financing (not all of which is expected to be drawn at the closing of the merger). M2M expects to use these facilities, along with its equity commitments, or alternate financing to finance the cash being paid at the closing of the merger. M2M’s debt commitments are subject to the following conditions:

•	the nonoccurrence of a material adverse effect with respect to KNOVA;

•	receipt of certain financial statements of KNOVA;

•	the execution and delivery by M2M of definitive loan documentation;

•	the delivery by M2M of evidence that M2M’s leverage ratio (taking into account the transactions contemplated by the merger agreement) meets certain minimum threshold requirements;

•	minimum cash equity contributions by private equity funds sponsored by Thoma Cressey Equity Partners, Inc. and Battery Ventures; and

•	other usual and customary conditions.

Each of the equity commitment letters from the private equity funds sponsored by Thoma Cressey Equity Partners, Inc. and Battery Ventures provides that such party commits to purchase or cause to be purchased equity securities of M2M upon the consummation of the merger in an amount equal to its pro rata amount of the total equity funded by such parties in the aggregate.

The debt commitments will be used to finance a portion of the purchase price of the merger, to refinance existing indebtedness, to finance capital expenditures, to finance working capital, for general corporate purposed, permitted acquisitions and to fund certain fees and expenses associated with the closing of the debt facilities and the merger.

Termination

The merger agreement may be terminated prior to the consummation of the transactions contemplated thereby:

•	by written consent of all parties;

•	by either KNOVA or M2M if:

•	any governmental authority issued a governmental order or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such governmental order or other action becomes final and nonappealable;

•	at the KNOVA stockholders’ meeting (including any adjournment or postponement thereof), the requisite vote of KNOVA’s stockholders in favor of the merger is not obtained; and

•	the merger has not been consummated by April 30, 2007 (unless the failure to consummate the merger is attributable to a breach of the merger agreement on the part of the party seeking to terminate the merger agreement);

•	by M2M if:

•	there is a breach or failure to perform any covenant or agreement on the part of KNOVA contained in the merger agreement (i) that causes the conditions precedent to M2M’s obligations to consummate the merger with respect to the accuracy of KNOVA’s representations and warranties and performance in all material respects not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, has not been cured prior to the earlier of (A) twenty business days following notice of such breach and (B) April 30, 2007, provided that M2M does not have the right to terminate the merger agreement if M2M is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•	KNOVA’s board of directors effected an adverse recommendation change as permitted by the merger agreement;

•	KNOVA entered into a definitive agreement with respect to an acquisition proposal; or

•	a tender offer or exchange offer for outstanding shares of KNOVA common stock is commenced (other than by M2M or an affiliate of M2M) and the board of directors of KNOVA recommends that the stockholders of KNOVA tender their shares in such tender or exchange offer or, within ten days after commencement of such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof;

•	by KNOVA if:

•	there is a breach or failure to perform any covenant or agreement on the part of M2M or MergerCo contained in the merger agreement (i) that causes any condition precedent to KNOVA’s obligations to consummate the merger not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, has not been cured prior to the earlier of (A) twenty business days following notice of such breach and (B) April 30, 2007, provided that KNOVA does not have the right to terminate the merger agreement if KNOVA is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•	the board of directors of KNOVA effects an adverse recommendation change in response to a superior proposal but only (i) after providing written notice to M2M advising M2M that the board of directors of KNOVA has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal, (ii) if M2M does not, within 48 hours of M2M’s receipt of the notice of superior proposal, make an offer that the board of directors of KNOVA determines, in its good faith judgment, after considering advice from outside legal counsel, to be at least as favorable to KNOVA’s stockholders as such superior proposal, provided that during such forty-eight hour period, KNOVA negotiates in good faith with M2M (to the extent M2M wishes to negotiate) to enable M2M to make such an offer and (iii) if KNOVA pays to M2M within one business day of such termination a termination fee of $2,361,791.00.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated, the merger agreement becomes void and there will be no further liability or obligation on the part of KNOVA, M2M or MergerCo, or their respective officers or directors, except with respect to public announcements, the termination and general provisions of the agreement (including with respect to the payment of fees as set forth below), and willful and knowing breaches of the merger agreement, in which case the terminating party will retain its rights against such other party in respect of such other party’s breach.

KNOVA has agreed that in order to compensate M2M for the direct and substantial damages suffered by M2M in the event of termination of the merger agreement under certain circumstances, KNOVA will pay to M2M $2,361,791.00 less any expenses actually paid by KNOVA to M2M upon the earliest to occur of the following events:

•	the termination of the merger agreement by M2M if (i) KNOVA’s board of directors has effected an adverse recommendation change, (ii) KNOVA entered into an definitive agreement with respect to an acquisition proposal, or (iii) a tender offer or exchange offer for outstanding shares of KNOVA common stock is commenced (other than by M2M or an affiliate of M2M) and the board of directors of KNOVA recommends that the stockholders of KNOVA tender their shares in such tender or exchange offer or, within ten days after commencement of such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof;

•	the termination of the merger agreement by M2M or KNOVA if the merger has not been consummated by April 30, 2007 if (i) KNOVA’s noncompliance with its obligations under the merger agreement materially contributed to the merger not being consummated on a timely basis and (ii) prior to such termination an acquisition proposal will have been made and not withdrawn and within twelve months of the termination of the merger agreement, KNOVA has consummated a transaction with respect to such acquisition proposal;

•	the termination of the merger agreement by M2M in connection with a failure by KNOVA of its conditions precedent as described above if (i) such failure of any of the conditions precedent described therein was caused by KNOVA’s noncompliance with its obligations under the merger agreement, (ii) such noncompliance materially contributed to the failure of such condition precedent and (iii) prior to such termination an acquisition proposal will have been made and not withdrawn and within twelve months of the termination of the merger agreement, KNOVA has consummated a transaction with respect to such acquisition proposal; or

•	the termination of the merger agreement by KNOVA in connection with a superior proposal as described above;

provided, however, that for purposes of determining whether a termination fee is payable in connection with those terminations associated with an acquisition proposal, the definition of acquisition proposal will be read such that the percentage set forth therein will be 50% rather than 25%.

In connection with a permitted termination of the merger agreement other than by written consent of the parties or as a result of a governmental authority having issued a final, nonappealable governmental order or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger, provided that (i) neither M2M’s nor MergerCo’s noncompliance with its obligations under the merger agreement has materially contributed to the breach, failure to perform or other event or condition giving rise to such termination, and (ii) for purposes of determining whether such expenses are payable in connection with a termination in the event where KNOVA has entered into a definitive agreement with respect to an acquisition proposal, the definition of acquisition proposal will be read such that the percentage set forth therein will be 50% rather than 25%, KNOVA will reimburse M2M and its affiliates for 100% of their actual and documented out-of-pocket expenses in connection with the merger agreement and the transactions contemplated thereby up to $500,000.00 in aggregate, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all costs of M2M and its affiliates relating to the financing of the merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders).

M2M (for itself and its affiliates) has agreed, that, upon any termination of the merger agreement under circumstances where M2M is entitled to the termination fee and such termination fee is paid in full by KNOVA to M2M, except in the case of fraud or a willful and material breach by KNOVA, M2M and its affiliates will be precluded from any other remedy against KNOVA and its affiliates, at law or in equity or otherwise, and neither M2M nor any of its subsidiaries may seek (and M2M will cause its subsidiaries not to seek) to obtain any additional recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against KNOVA or any of its directors, officers, employees, partners, managers, members, or stockholders in connection with the merger agreement or the transactions contemplated thereby.

Expenses

Whether or not the merger is consummated, except as provided above, all fees and expenses incurred by the parties in connection with the negotiation and effectuation of the terms and conditions of the merger agreement and the transactions contemplated thereby will be the obligation of the respective party incurring such fees and expenses.

Amendment; Extension and Waiver

Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that, after KNOVA’s stockholders approve the merger, there will not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders.

No failure or delay by any party in exercising any right, power or privilege will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in the merger agreement will be cumulative and not exclusive of any rights or remedies provided by applicable law.

Miscellaneous Provisions

The merger agreement will be governed by and construed and enforced in accordance with laws of the State of Delaware without giving effect to conflict of laws principles.

The miscellaneous provisions section of the merger agreement also contains additional provisions regarding the nonsurvival of the representations and warranties of the merger agreement, notices, counterparts, lack of third-party beneficiaries, exclusive jurisdiction of the parties, waiver of jury trial, assignment, reformation and enforcement of the merger agreement, interpretation and construction of the merger agreement, confidentiality and fees and expenses incurred by the parties.

VOTING AGREEMENT

The following description summarizes the material provisions of the voting agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the voting agreement, which is attached to this proxy statement as Annex B and which is incorporated by reference into this proxy statement.

Each of Mark Angel, Bruce Armstrong, Ram Gupta, Kent Heyman, Frank Lauletta, Thomas Muise, Richard Nieset, Timothy Wallace, Thomas I. Unterberg, 1995 Partners LLC, Marjorie and Clarence E. Unterberg Foundation, Inc., Bella & Israel Unterberg Foundation, Thomas I. Unterberg TTEE FBO Ellen Unterberg Celli Family Trust, Thomas I. Unterberg TTEE FBO Emily Unterberg Satloff Family Trust, Declaration of Trust Dated 8/7/96, FBO Thomas I. Unterberg, NFS/FMTC IRA FBO Thomas I. Unterberg, C.E. Unterberg Towbin LLC, C.E. Unterberg, Towbin Capital Partners I, L.P., C.E. Unterberg, Towbin Private Equity Partners II, L.P., C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P., Thomas Shanahan, Needham Capital Partners III, L.P., Needham Capital Partners III A, L.P., Needham Capital Partners III (Bermuda), L.P., who collectively beneficially owned approximately 41% of KNOVA’s issued and outstanding common stock as of the date thereof, has agreed, pursuant to a voting agreement with M2M dated as of December 15, 2006, that such individual, solely in such individual’s capacity as a stockholder and not in such individual’s capacity as a director or officer of KNOVA, will:

•	vote or cause to be voted (or exercise his, her or its right of consent with respect to) all of his, her or its respective shares in favor of the approval and adoption of the merger agreement and the approval of the merger contemplated by the merger agreement, as the merger agreement may be modified or amended from time to time; and

•	vote or cause to be voted (or exercise his, her or its right of consent with respect to) all of his, her or its respective shares against:

•	any other acquisition proposal;

•	any action or agreement, including any proposed amendment of KNOVA’s certificate of incorporation or bylaws that would in any manner impede, interfere with, delay, or attempt to frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement;

•	other proposal or transaction involving KNOVA or any of its subsidiaries which action, agreement, amendment or other proposal or transaction is intended by the stockholders to, in any manner impede, interfere with, delay, or attempt to frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement; and

•	any action or agreement that would result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of KNOVA under the merger agreement;

•	not, nor will it knowingly authorize or permit any of its employees, agents and representatives to, directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making of any competing transaction;

•	enter into any agreement with respect to any competing transaction; or

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction; and

•	notify M2M as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates in its individual capacity.

The voting agreement will terminate on the earliest to occur of:

•	such date and time as the merger agreement is terminated in accordance with its terms; or

•	the effective time of the merger.

Therefore, if KNOVA were to terminate the merger agreement in connection with a superior competing offer, KNOVA’s directors and officers who are party to the voting agreement would no longer be bound by their obligations thereunder.

In addition, pursuant to the voting agreement, each of KNOVA’s stockholders signatory thereto has granted an irrevocable proxy to M2M to vote such stockholder’s respective shares in accordance with the terms of the voting agreement. The irrevocable proxy will remain effective until the earliest to occur of (a) the termination of the merger agreement in accordance with its terms, or (b) the effective time of the merger.

MARKET PRICE DATA

KNOVA common stock is traded on the OTC Bulletin Board under the symbol “KNVS.” The following table shows the high and low per share sales price of KNOVA common stock as quoted on OTC Bulletin Board for each of the quarters indicated.

	KNOVA
	Common Stock
	High	Low

2004
First Quarter	$0.89	$0.58
Second Quarter	0.68	0.52
Third Quarter	0.59	0.32
Fourth Quarter	0.58	0.36
2005
First Quarter(1)	5.30	0.45
Second Quarter	4.50	3.00
Third Quarter	4.25	3.20
Fourth Quarter	3.60	2.50
2006
First Quarter	2.95	2.20
Second Quarter	3.65	2.60
Third Quarter	4.05	3.00
Fourth Quarter	4.86	3.65

(1)	At KNOVA’s annual meeting of stockholders on December 7, 2004, the stockholders approved an amendment to KNOVA’s certificate of incorporation to effect a reverse stock split of its common stock. The board of directors of KNOVA granted authority to effect a 1 for 10 reverse stock split, which was consummated on February 4, 2005.

As of [ • ], 2007, the record date, KNOVA had [ • ] holders of record of its common stock.

The following table sets forth the closing per share sale price of KNOVA common stock as quoted on OTC Bulletin Board on December 15, 2006, the last full trading day before the public announcement of the proposed merger, and on [ • ], 2007, the last full trading day before the printing of this proxy statement:

KNOVA
Common Stock
Closing Price

December 15, 2006	$4.10
[ • ], 2007	$ [ • ]

If the merger is consummated, KNOVA common stock will be delisted from the OTC Bulletin Board and there will be no further public market for KNOVA common stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of KNOVA common stock on an as-converted basis as of January 8, 2007 for:

•	each person who is known by KNOVA to beneficially own more than 5% of the issued and outstanding shares of KNOVA common stock;

•	each director;

•	each executive officer; and

•	all of KNOVA’s directors and executive officers as a group.

On January 8, 2007, KNOVA had 8,923,823 shares of common stock issued and outstanding. To KNOVA’s knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned as of that date. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options exercisable currently or within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares
Name and Address of Beneficial Owners	Beneficially Owned	Percentage

C.E. Unterberg, Towbin Holdings, Inc. and affiliates(1)	1,764,830	19.7%
Needham Capital Management, LLC and affiliates(2)	1,859,927	20.4%
Meritech Capital Partners II, L.P. and affiliates(3)	565,149	6.3%
Sierra Ventures and affiliates(4)	492,184	5.5%
Mark Angel(5)	172,083	1.9%
Bruce Armstrong(6)	317,394	3.4%
Ram Gupta(7)	2,749	*
Kent Heyman(8)	228,376	2.5%
Frank Lauletta(9)	18,750	*
Thomas Muise(10)	43,332	*
Richard Nieset(11)	50,885	*
Thomas Shanahan(12)	—	—
Thomas I. Unterberg(13)	343,851	3.8%
Timothy Wallace(14)	86,903	1.0%
All directors and officers as a group (10 persons)(15)	1,264,323	12.8%

*	Less than 1% of the issued and outstanding shares of common stock.

(1)	The shares are held variously by the following entities with which C.E. Unterberg, Towbin Holdings, Inc. is affiliated: C.E. Unterberg Towbin LLC, C.E. Unterberg, Towbin Capital Partners I, L.P., C.E. Unterberg, Towbin Private Equity Partners II, L.P., C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P and 1995 Partners LLC. The shares are owned directly as follows: 554,304 shares owned by C.E. Unterberg Towbin LLC, 167,167 shares owned by C.E. Unterberg, Towbin Capital Partners I, L.P., 122,660 shares owned by C.E. Unterberg, Towbin Private Equity Partners II, L.P., 879,739 shares owned by C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P and 5,960 shares owned by 1995 Partners LLC. Includes 35,000 shares of KNOVA common stock underlying warrants owned by this beneficial owner or its affiliates which are presently exercisable or which will become exercisable within 60 days after January 8, 2007. The address for C.E. Unterberg, Towbin Holdings, Inc. and its affiliates is 350 Madison Avenue, New York, NY, 10017. C.E. Unterberg, Towbin Holdings, Inc. disclaims beneficial ownership of shares of common stock, options and warrants owned by Mr. Thomas I. Unterberg.

(2)	The shares are held variously by the following entities with which Needham Capital Management, LLC is affiliated: Needham Capital Partners III, L.P., Needham Capital Partners III A, L.P. and Needham Capital Partners III (Bermuda), L.P. The shares are owned directly as follows: 1,275,896 shares owned by Needham Capital Partners III, L.P., 131,327 shares owned by Needham Capital Partners III A, L.P. and 251,837 shares owned by Needham Capital Partners III (Bermuda), L.P. Includes 200,867 shares of KNOVA common stock underlying warrants owned by this beneficial owner or its affiliates which are presently exercisable or which will become exercisable within 60 days after January 8, 2007. The address for Needham Capital Management, LLC and its affiliates is 445 Park Avenue, New York, NY 10022.

(3)	The shares are held variously by the following entities with which Meritech Capital Partners II, L.P. is affiliated: MCP Entrepreneur Partners II L.P., Meritech Capital Affiliates II L.P. and Meritech Capital Partners II L.P. The shares are owned directly as follows: 3,730 shares owned by MCP Entrepreneur Partners II L.P., 12,552 shares owned by Meritech Capital Affiliates II L.P. and 487,832 shares owned by Meritech Capital Partners II L.P. Includes 61,035 shares of KNOVA common stock underlying warrants owned by this beneficial owner or its affiliates which are presently exercisable or which will become exercisable within 60 days after January 8, 2007. The address for Meritech Capital Partners II, L.P. and its affiliates is 245 Lytton Avenue, Suite 350, Palo Alto, CA 94301.

(4)	The shares are held variously by the following entities with which Sierra Ventures is affiliated: Sierra Ventures VI, L.P., Sierra Ventures VII, L.P., SV Associates VI, L.P. and Sierra Ventures Associates VII, LLC. The shares are owned directly as follows: 131,642 shares owned by Sierra Ventures VI, L.P., 292,811 shares owned by Sierra Ventures VII, L.P., 8,719 shares owned by SV Associates VI, L.P. and 5,856 shares owned by Sierra Ventures Associates VII, LLC. Includes 53,156 shares of KNOVA common stock underlying warrants owned by this beneficial owner or its affiliates which are presently exercisable or which will become exercisable within 60 days after January 8, 2007. The address for Sierra Ventures and its affiliates is 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(5)	Includes 172,083 shares of KNOVA common stock underlying options which are presently exercisable or which will become exercisable within 60 days after January 8, 2007.

(6)	Includes 317,394 shares of KNOVA common stock underlying options which are presently exercisable or which will become exercisable within 60 days after January 8, 2007.

(7)	Includes 2,749 shares of KNOVA common stock underlying options which are presently exercisable or which will become exercisable within 60 days after January 8, 2007.

(8)	Includes 209,998 shares of KNOVA common stock underlying options which are presently exercisable or which will become exercisable within 60 days after January 8, 2007.

(9)	Includes 18,750 shares of KNOVA common stock underlying options which are presently exercisable or which will become exercisable within 60 days after January 8, 2007.

(10)	Includes 43,332 shares of KNOVA common stock underlying options which are presently exercisable or which will become exercisable within 60 days January 8, 2007.

(11)	Includes 50,885 shares of KNOVA common stock underlying options which are presently exercisable or which will become exercisable within 60 days after January 8, 2007.

(12)	Mr. Shanahan disclaims beneficial ownership of shares of common stock, options and warrants owned by Needham Capital Management, LLC, other entities in which he is a member or partner and their affiliates.

(13)	Includes 279,939 shares owned by the following entities with respect to which Mr. Unterberg has or shares voting power: Marjorie and Clarence E. Unterberg Foundation, Inc., Bella & Israel Unterberg Foundation, Thomas I. Unterberg TTEE FBO Ellen Unterberg Celli Family Trust, Thomas I. Unterberg TTEE FBO Emily Unterberg Satloff Family Trust, Declaration of Trust Dated 8/7/96, FBO Thomas I. Unterberg and NFS/FMTC IRA FBO Thomas I. Unterberg. Includes 51,412 shares of KNOVA common stock underlying options and 12,500 shares of KNOVA common stock underlying warrants owned by this beneficial owner which are presently exercisable or which will become exercisable within 60 days after January 8, 2007. Mr. Unterberg disclaims beneficial ownership of shares of common stock, options and warrants owned by C.E. Unterberg, Towbin Holdings, Inc., other entities in which he is a member or partner and their affiliates except to his proportionate interest in such entities.

(14)	Includes 86,833 shares of KNOVA common stock underlying options which are presently exercisable or which will become exercisable within 60 days after January 8, 2007.

(15)	See notes 5 through 14.

APPRAISAL RIGHTS

The following discussion is not a complete statement of appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex D to this proxy statement and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of KNOVA common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Annex D. This proxy statement constitutes notice to KNOVA stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

A stockholder who wishes to exercise appraisal rights should carefully review the following discussion and Annex D to this proxy statement, because failure to timely and fully comply with the procedures required by Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, KNOVA stockholders who do not wish to accept the $5.00 per share in cash merger consideration have the right, subject to compliance with the requirements summarized below, to dissent and demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of KNOVA common stock and to be paid in cash such amount in lieu of the merger consideration that they would otherwise be entitled to receive if the merger is consummated. For this purpose, the fair value of KNOVA shares of common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, and including a fair rate of interest, if any, as determined by that court.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•	Written Demand for Appraisal Prior to the Vote at the Special Meeting. A stockholder must deliver to KNOVA a written demand for appraisal, meeting the requirements of Section 262 of the DGCL, before the taking of the stockholders’ vote on the adoption of the merger agreement at the special meeting. Voting against or obtaining with respect to the adoption of the merger agreement, failing to return a proxy or returning a proxy voting against or abstaining with respect to the proposal to adopt the merger agreement will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on the merger agreement or vote against the merger agreement. The written demand must reasonably inform KNOVA of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. Failure to timely deliver a written demand for appraisal will cause a stockholder to lose his, her or its appraisal rights.

•	Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of KNOVA common stock in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by failing to vote if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•	Continuous Ownership of KNOVA Common Stock. A stockholder must also continuously hold his, her or its shares of KNOVA common stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of KNOVA common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

•	Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are briefly summarized above, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the value of the shares of KNOVA common stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. KNOVA, as the surviving corporation, does not have any intention at this time to file such a petition if a demand for appraisal is made and stockholders seeking to exercise appraisal rights should not assume that KNOVA will file such a petition or that KNOVA will initiate any negotiations with respect to the fair value of such shares. Accordingly, because KNOVA has no obligation to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights. If such a petition is filed, the Delaware Court of Chancery could determine that the fair value of shares of KNOVA common stock is more than, the same as, or less than the merger consideration.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in KNOVA common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to KNOVA’s principal executive offices at KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, Attention: Corporate Secretary. The written demand for appraisal should state the stockholder’s name and mailing address, the number of shares of KNOVA common stock owned by the stockholder and must reasonably inform KNOVA that the stockholder intends thereby to demand appraisal of his, her or its shares of KNOVA common stock. Within ten days after the effective date of the merger, KNOVA will provide notice of the effective date of the merger to all of KNOVA’s stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of KNOVA common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of KNOVA common stock issued and outstanding in the name of such record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to KNOVA a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. KNOVA, as the surviving corporation in the merger, must mail such written statement to the stockholder within ten days after the stockholders’ request is received by KNOVA or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later.

Upon the filing of a petition in the Court of Chancery of the State of Delaware within 120 days after the effective date of the merger as set forth above, by a stockholder demanding a determination of the fair value of KNOVA common stock, service of a copy of the petition must be made upon KNOVA. KNOVA must then, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with KNOVA. If KNOVA files a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to KNOVA and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and KNOVA must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. KNOVA stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, such stockholder will not be entitled to: (i) vote such stockholder’s shares of KNOVA common stock for any purpose; (ii) receive payment of dividends or other distributions on such stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (iii) receive payment of any consideration provided for in the merger agreement.

A stockholder may withdraw his, her or its demand for appraisal rights by a writing withdrawing his, her or its demand for appraisal and accepting the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with KNOVA’s written approval. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. If any KNOVA stockholder withdraws his, her or its demand for appraisal rights, then his, her or its shares of KNOVA common stock will be automatically converted into the right to receive $5.00 per share in cash pursuant to the merger agreement, without interest.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

OTHER MATTERS

As of the date of this proxy statement, the KNOVA board of directors does not intend to present, and has not been informed that any other person intends to present, any matters for consideration at the special meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the special meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, there will be no public stockholders of KNOVA and no public participation in any future meetings of stockholders of KNOVA. If the merger is not consummated, however, KNOVA will hold its 2007 annual meeting of stockholders. If such meeting is held, stockholder proposals that are intended to be included in KNOVA’s 2007 annual proxy statement for presentation at KNOVA’s 2007 annual meeting of stockholders should be sent to KNOVA no later than May 11, 2007 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to KNOVA no fewer than 60 days or more than 90 days prior to the date of the 2007 annual meeting. Even if KNOVA receives a proposal from a qualified stockholder in a timely manner, it will not guarantee that proposal’s inclusion in KNOVA’s proxy materials or its presentation at the 2007 annual meeting because there are other requirements in the proxy rules that a proposal must meet in order to be included and presented.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Stockholders who share a single address will receive only one proxy statement at that address unless KNOVA has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce KNOVA’s printing and postage costs. However, if a stockholder of record at such address wishes to receive a separate copy of this proxy statement or future proxy statements (as applicable), he, she or it may contact KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014. KNOVA will deliver separate copies of this proxy statement immediately upon written or oral request, such oral request to be made at (408) 863-5800 and such written request to be made the address indicated above. If a stockholder is receiving multiple copies of this proxy statement, he, she or it can request householding by contacting KNOVA in the same manner. If a stockholder owns shares of KNOVA’s stock through a bank, broker or other stockholder, such stockholder may request additional copies of this proxy statement or request householding by contacting the stockholder of record.

WHERE YOU CAN FIND MORE INFORMATION

KNOVA files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at, or obtain copies of this information by mail from, the Securities and Exchange Commission’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. All of KNOVA’s filings are also available on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

In addition, KNOVA will mail without charge, upon written request, a copy of KNOVA’s annual report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014.

M2M has supplied all information contained in this proxy statement relating to M2M and MergerCo and KNOVA has supplied all such information relating to KNOVA.

KNOVA stockholders should not send in their KNOVA stock certificates until they receive the transmittal materials from the paying agent.  KNOVA stockholders of record who have further questions about their share certificates or the exchange of their KNOVA common stock for cash should call the proxy solicitor:

[ • ]

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, delivered by first class mail or other equally prompt means within one business day without charge, by written or telephonic request directed to KNOVA Software, Inc., 10201 Torre Avenue, Suite 350, Cupertino, California 95014, Telephone: (408) 863-5800. If you would like to request documents, please do so by [ • ], in order to receive them before the special meeting. In addition, these documents may also be obtained through KNOVA’s website located at www.knova.com.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by KNOVA or any other person. This proxy statement is dated [ • ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

Execution Version

The Agreement and Plan of Merger has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about KNOVA Software, Inc. Such information can be found elsewhere in this proxy statement and in the public filings KNOVA Software, Inc. makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Agreement and Plan of Merger contains representations and warranties KNOVA Software, Inc., M2M Holdings, Inc. and Magic Software Acquisition Corp. made to each other. The assertions embodied in KNOVA Software, Inc.’s representations and warranties are qualified by information in a confidential disclosure schedule that KNOVA Software, Inc. delivered to M2M Holdings, Inc. and Magic Software Acquisition Corp. in connection with signing the Agreement and Plan of Merger. While KNOVA Software, Inc. does not believe that the disclosure schedule contains information that the securities laws require to be publicly disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to KNOVA Software, Inc.’s representations and warranties set forth in the attached Agreement and Plan of Merger. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedule. This disclosure schedule contains information that has been included in KNOVA Software, Inc.’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Agreement and Plan of Merger, which subsequent information may or may not be fully reflected in KNOVA Software, Inc.’s public disclosures.

AGREEMENT AND PLAN OF MERGER
dated as of
December 15, 2006
by and among
M2M HOLDINGS, INC.,
MAGIC SOFTWARE ACQUISITION CORP.
and
KNOVA SOFTWARE, INC.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 15, 2006 by and among M2M Holdings, Inc., a Delaware corporation (“Parent”), Magic Software Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and KNOVA Software, Inc., a Delaware corporation (the “Company”).

RECITALS:

A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger and subject to the terms and conditions hereof, among other things, all of the issued and outstanding shares of capital stock of the Company and all outstanding options, warrants and other rights to receive shares of the Company’s capital stock shall be converted into the right to receive cash.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company, who hold in the aggregate approximately 41% of the outstanding capital stock of the Company shall enter into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”).

D. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.  Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to (a) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or over 25% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company.

“Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Business” means the business of the Company and its Subsidiaries as conducted on the date hereof, including the Company’s business of providing customer relationship management (CRM) software applications.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2005, including the footnotes thereto, set forth in the Company 10-K.

“Company Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Intellectual Property” means any Intellectual Property that is owned or held by the Company or any of its Subsidiaries or that is being used, or is currently under development for use, in the Business.

“Company Option” means each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

“Company Option Plans” means the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended and restated on April 15, 2005, and as further amended on June 13, 2006.

“Company Reports” means all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2002, including the Company 10-K.

“Contract” means any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Current Company Reports” means all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2005, including the Company 10-K.

“Employment Agreements” means any termination or severance agreements, change of control agreements or any other Contracts respecting the terms and conditions of employment of any officer or employee of the Company (but shall exclude the standard offer letter that the Company provides to new employees, a copy of which has been provided to Parent).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or foreign, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body and any instrumentality of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (a) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”); (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (d) writings and other works of authorship, moral rights and mask works (collectively, “Copyrights”); (e) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (f) software, including without limitation data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (g) registered domain names and uniform resource locators (“Domain Names”); and (h) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (a) through (g) with or by any Governmental Authority in any jurisdiction.

“International Plan” means any benefit plan or arrangement that is administered, or contributed to, by the Company or any member of its Controlled Group that covers any current or former employee of the Company or any member of its Controlled Group who is based primarily in a country other than the United States.

“IRS” means the Internal Revenue Service.

“Knowledge,” with respect to the Company, means the knowledge (assuming reasonable due inquiry) of any of the following persons: Bruce Armstrong, Sham Chotai, Frank Lauletta, Thomas Muise and Richard Nieset.

“Laws” means any federal, national, state or local constitution, statute, law, ordinance, regulation, rule, code, injunction, judgment or other Governmental Order, requirement or rule of law.

“Liability” or “Liabilities” means any liabilities or obligations of any nature (whether fixed, contingent, potential or otherwise, and whether due or to become due, known or unknown, accrued or unaccrued), and whether presently existing, or arising or asserted at any time hereafter.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, security interest, restriction or similar claim in equity of any kind or nature whatsoever; provided, however, that the term Lien shall not include any Permitted Liens.

“Management Retention Plan” means that certain Management Retention Plan adopted by the Board of Directors of the Company on or about October 30, 2006, as amended through the date hereof.

“Material Adverse Effect (or Change)” means any circumstance, development, effect, event, condition or occurrence (any such item, an “Effect”) that (a) has been, or reasonably could be expected to be, material and adverse with respect to the business, condition (financial or otherwise), assets, properties, Liabilities, rights, obligations or operations of the Business or the Company and its Subsidiaries, taken as a whole, or (b) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Effect (or Change): (i) any change in the Company’s stock price or trading volume, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Material Adverse Effect (or Change)), (ii) any failure by the Company to meet published revenue or earnings projections, in and of itself, (iii) any Effect that results from changes affecting the enterprise software industry or the customer relationship management software market generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (iv) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (v) any Effect resulting from compliance with the terms and conditions of this Agreement, or (vi) any Effect directly attributable to the loss of any individual officer or employee of the Company or any number of officers or employees in the aggregate, other than, in either case, any Effect directly attributable to the loss of any individual or officer identified on Schedule I, which Effect may be taken into account in determining whether there has been or will be, a Material Adverse Effect (or Change).

“Permitted Liens” means (a) mechanic’s and other similar statutory liens that are not material in nature or amount, (b) liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith, in appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title but not adversely affecting current occupancy or use and (e) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

“Representatives” means, as to any Person, such Person’s officers, directors, employees, auditors, attorneys and financial advisors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Taxes” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes, rates, levies, assessments and other charges, including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, in each case imposed by a Taxing Authority, whether disputed or not, and all interest and penalties thereon and additions thereto imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Tax Return” means any returns, statement, report, form, information return or claim for refund relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case filed with a Taxing Authority.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” means all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the transactions contemplated by this Agreement.

“Uniform Trade Secrets Act” means the Uniform Trade Secret Act promulgated by the National Conference of Commissioners on Uniform State Laws in 1979, as amended.

1.2.  Cross-References.  In addition to the foregoing defined terms, each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	6.4(a)
Certificate of Merger	2.3
Certifications	4.7(b)
Closing	2.2
Closing Date	2.2
Commitments	5.6
Company Certificates	3.5(b)
Company Board Recommendation	4.2(b)
Company ESPP	3.4
Company Products	4.13(a)
Company Stockholder Approval	4.2(a)
Company Stockholders’ Meeting	4.8
Company Warrant	3.3
Confidentiality Agreement	10.12
Controlled Group	4.16
Current Offerings	3.4
Disclosure Schedule	Article IV
Dissenting Shares	3.7
Effective Time	2.3
Employee Plans	4.16
Environmental Laws	4.22
Environmental Liabilities	4.22
Expenses	9.4(b)
Hazardous Materials	4.22
Hired Employees	7.6(b)
Insurance Policies	4.15
M2M	5.6
Material Contract	4.12(b)
Merger Consideration	3.1(a)
Notice of Superior Proposal	9.1(i)
Option Consideration	3.2(a)
Outside Date	9.1(c)
Owned Intellectual Property	4.13(d)
Parent Benefit Plans	7.6(b)
Paying Agent	3.5(a)
Permits	4.17
Proxy Statement	4.8
Publicly Available Software	4.13(j)
Real Property	4.10(a)
Rights Agreements	4.6(d)
Subsidiary Securities	4.3(b)
Superior Proposal	6.4(e)

Term	Section

Surviving Corporation	2.1
Termination Fee	9.4(a)
Warrant Consideration	3.4

1.3.  Rules of Construction.  References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to “date hereof,” “date of this Agreement” or similar references shall mean as of December 15, 2006.

ARTICLE II

THE MERGER

2.1.  The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2.  The Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) on the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VIII, or (ii) at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.3.  Effective Time.  On the Closing Date, or on such other date as the parties hereto agree in writing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

2.4.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5.  Certificate of Incorporation; Bylaws.  At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended at the Effective Time to read: “The name of the corporation is KNOVA Software, Inc.”

2.6.  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.7.  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

CONVERSION OF SECURITIES

3.1.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without the requirement of any action on the part of any holder of capital stock of Parent, Merger Sub or the Company:

(a) each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(b) and, subject to Section 3.7, Dissenting Shares) shall be cancelled and converted into the right, in accordance with the terms of this Agreement, to receive $5.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof, upon surrender of the certificate formerly representing such share and such other documents as may be reasonably required in the manner provided in Section 3.5;

(b) any shares of capital stock of the Company held by the Company (or held in the Company’s treasury) as of the Effective Time will be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.2.  Company Options.

(a) At the Effective Time, each then-outstanding Company Option, whether vested or unvested, shall be cancelled as follows: (i) in the case of a Company Option having a per share exercise price less than the Merger Consideration, such Company Option shall be cancelled in exchange for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time an amount (subject to any applicable withholding Tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Option, or (ii) in the case of a Company Option having a per share exercise price equal to or greater than the Merger Consideration, such Company Option shall be cancelled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option. The aggregate amount paid or payable in respect of the cancellation of the Company Options as set forth in this Section 3.2(a) is referred to herein as the “Option Consideration.” Unless provision is made with the Paying Agent, the Surviving Corporation shall, as soon as reasonably practicable after its receipt of a duly executed transmittal letter from each holder of a Company Option entitled to receive Option Consideration hereunder (and in no event more than ten (10) Business Days thereafter) mail to each holder of a Company Option the applicable Option Consideration to which they are due, subject to any applicable withholding Tax.

(b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.2, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(c) The Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. The Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(d) Prior to the Effective Time, the Company shall deliver to the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

3.3.  Company Warrants.  At the Effective Time, each then-outstanding warrant to purchase capital stock of the Company (each a “Company Warrant”) shall be cancelled as follows: (a) in the case of a Company Warrant having a per share exercise price less than the Merger Consideration, such Company Warrant shall be cancelled in exchange for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time and (ii) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Warrant, or (b) in the case of a Company Warrant having a per share exercise price equal to or greater than the Merger Consideration, such Company Warrant shall be cancelled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Warrant as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Warrant. The aggregate amount paid or payable in respect of the cancellation of the Company Warrants as set forth in this Section 3.3 is referred to herein as the “Warrant Consideration.” Unless provision is made with the Paying Agent, the Surviving Corporation shall, as soon as reasonably practicable after its receipt of a duly executed warrant termination agreement from each holder of a Company Warrant entitled to receive consideration hereunder (and in no event more than ten (10) Business Days thereafter) mail to each holder of a Company Warrant the applicable Warrant Consideration to which they are due, subject to any applicable withholding Tax.

3.4.  Company ESPP.  Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company’s Employee Stock Purchase Plan (the “Company ESPP”) to (i) shorten each currently ongoing purchase and/or offering period under the Company ESPP that extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares of Company Common Stock shall be purchased by the Company ESPP participants prior to the Effective Time, and (ii) preclude the commencement of any new purchase or offering period. The Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to the earlier of (A) the Effective Time and (B) the date upon which the Company ESPP terminates by its terms.

3.5.  Surrender of Certificates.

(a) Not less than five (5) days prior to the Closing Date, Parent shall designate and enter into an agreement with a bank or trust company reasonably acceptable to the Company to serve as Paying Agent in the Merger (the “Paying Agent”). After the Effective Time, Parent shall make available to the Paying Agent on a timely basis, if and when needed for the benefit of the stockholders of the Company and otherwise for payment in accordance with this Article III, sufficient cash necessary for the payment of (i) the Merger Consideration as provided in Section 3.1(a) upon surrender as part of the Merger of certificates formerly representing shares of Company Common Stock in the manner provided in Section 3.1(a) and (ii) at the sole discretion of Parent, the Option Consideration and the Warrant Consideration as provided in Sections 3.2 and 3.3 with respect to the treatment of the Company Options and the Company Warrants. Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Parent (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

(b) As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”) (i) a letter of transmittal in a form reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates (or an affidavit of lost certificate and, if required by Parent, an accompanying bond or indemnity as contemplated by Section 3.5(d)) to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably specify, and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration, without any interest thereon. Upon surrender of Company Certificates for cancellation to the Paying

Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a check in the amount of the Merger Consideration for each share of Company Common Stock formerly represented thereby to be mailed within ten (10) Business Days of receipt of such Company Certificate and letter of transmittal, in accordance with Section 3.1(a), and the Company Certificates so surrendered shall be canceled. At the sole discretion of Parent, Parent may make similar arrangements with the Paying Agent for the payment of the Option Consideration and the Warrant Consideration to the holders of the Company Options and the Company Warrants, as the case may be; provided, however, that the payment of the applicable Warrant Consideration shall, in all events, be conditioned upon the holder of the applicable Company Warrant delivering to Parent or the Paying Agent, as applicable, a written termination agreement releasing the Company, Parent and their respective Affiliates from any and all claims the holder thereof may have in respect of such Company Warrant.

(c) Promptly following the date that is twelve (12) months after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Company Certificate shall thereafter look only to Parent for payment of the Merger Consideration and may surrender such Company Certificate to the Surviving Corporation or Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Paying Agent (or if more than twelve (12) months after the Effective Time, the Surviving Corporation), shall issue in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration deliverable in respect thereof determined in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver to the Paying Agent (or if more than twelve (12) months after the Effective Time, the Surviving Corporation) a bond in such amount as the Surviving Corporation may reasonably request, or the execution and delivery by such Person of an indemnity agreement in such form as the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

(e) Except as required by law, no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate.

(f) All cash paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(g) The Surviving Corporation (and/or any of its Affiliates) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holders of Company Options and Company Warrants, such amounts as the Surviving Corporation (and/or any of its Affiliates) is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Law, including any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation and/or any of its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, or the holder of Company Options or Company Warrants, with respect to which such deduction and withholding was made.

3.6.  Closing of the Company’s Transfer Books.  At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger Consideration pursuant to Section 3.1(a). At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made.

3.7.  Dissenting Shares.  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a stockholder who has exercised and perfected appraisal rights for such shares in accordance with DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the consideration for Company Common Stock pursuant to Section 3.1, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock to which such stockholder would otherwise be entitled under Section 3.1, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments relating to the Merger served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

3.8.  Certain Adjustments.  Notwithstanding the restrictions contained in Section 6.2, in the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and any other dependent items shall be proportionately adjusted to reflect such change.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct, except as expressly set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”) or as disclosed in the Current Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the Current Company Reports would qualify the representations and warranties contained herein).

4.1.  Existence and Power.  The Company is a corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except as would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Set forth on Section 4.1 of the Disclosure Schedule is a complete list of all of the addresses at which the Company maintains any offices or any material property or assets. The Company has heretofore delivered or made available (including through the SEC’s EDGAR system) to Parent true and complete copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect.

4.2.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) At a meeting duly called and held, the Company’s Board of Directors has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, unanimously approved and adopted this Agreement and the transactions contemplated hereby and unanimously resolved (subject to Section 6.4) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

4.3.  Subsidiaries.

(a) Except for the Subsidiaries of the Company identified in the Current Company Reports, the Company does not own, directly or indirectly or through nominees, any capital stock of or any other equity interest in, or control, directly or indirectly, any other Person or any Subsidiary, and the Company is not, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Subsidiary of the Company has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available a true and correct copy of each such Subsidiary’s Certificate of Incorporation and Bylaws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof, to Parent and no amendments thereto are pending. None of the Company’s Subsidiaries has violated its Certificate of Incorporation or Bylaws or any of its organizational documents in any material respect. Section 4.3 of the Disclosure Schedule lists every jurisdiction in which each of the Company’s Subsidiaries has facilities, maintains an office or has a current employee.

(b) Except as set forth in Section 4.3 of the Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any other Subsidiary or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligation on the part of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Company’s Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All outstanding shares of capital stock of each such Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.

4.4.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws and (c) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5.  Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene in any material respect, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.4 and subject to obtaining the Company Stockholder Approval, contravene, conflict with or result in a material violation or breach of any provision of any Law, (c) except as set forth on Section 4.5 of the Disclosure Schedule, require any material consent or other action by any Person under, constitute a material default, or an event that, with or without notice or lapse of time or both, would constitute a material default under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled, under any provision of any material Contract or other material instrument binding upon the Company or any of its Subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries.

4.6.  Company Capital Structure.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which, as of the date hereof, 8,923,823 shares are issued and outstanding. All outstanding shares of Company Common Stock (i) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company’s Certificate of Incorporation or Bylaws or any Contract to which the Company is a party or by which it is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

(b) The Company Option Plans have been duly authorized, approved and adopted by the Company’s Board of Directors and its stockholders and are in full force and effect. The Company has reserved a total of 2,909,497 shares of Company Common Stock for issuance under the Company Option Plans, of which (i) 2,352,200 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options, (ii) 441,155 shares are available for grant but have not yet been granted pursuant to the Company Option Plans, and (iii) 116,142 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Option Plans. All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws and with the terms and conditions of the Company Option Plans. Section 4.6(b) of the Disclosure Schedule sets forth, as of the date hereof: (i) for each outstanding Company Option, the name of the record holder of such Company Option, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to the date of this Agreement and (ii) for each outstanding Company Warrant, the name of the record holder of such Company Warrant, the number of shares of Company Common Stock subject to such warrant and the exercise price of such Company Warrant.

(c) Except for the Company Options and the Company Warrants set forth on Section 4.6(b) of the Disclosure Schedule and as set forth on Section 4.6(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Common Stock or any capital stock or equity interest of such Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries.

(d) Except as set forth in Section 4.6(d) of the Disclosure Schedule, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has Knowledge, and (ii) there are no agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Common Stock, or any other investor rights, including, without limitation, rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in clauses (i) and (ii) being, collectively, the “Rights Agreements”). With respect to all Rights Agreements (other than Rights Agreements that are registration rights agreements as identified on Section 4.6(d) of the Disclosure Schedule and the Voting Agreement), such Rights Agreements shall terminate and be of no further force or effect at or prior to the Effective Time. With respect to the Rights Agreements that are registration rights agreements as identified on Section 4.6(d) of the Disclosure Schedule, from and after the Effective Time, no party thereto shall have the right to cause the Surviving Corporation to file a registration statement under the Securities Act or otherwise effect the registration under the Securities Act of any shares of capital stock of the Surviving Corporation.

4.7.  Company Reports; Financial Statements.

(a) Except as set forth on Section 4.7(a) of the Disclosure Schedule, the Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the Chief Executive Officer and Chief Financial Officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c) All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

(e) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, as required by Section 406(b) of Sarbanes-Oxley Act, any change in or waiver of the Company’s code of ethics. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3(a)(7) under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act applicable to the Company.

(h) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005; (iii) Liabilities incurred on behalf of the Company under this Agreement; or (iv) Liabilities that would not reasonably be expected to have a Material Adverse Effect.

4.8.  Disclosure Documents.  None of the information supplied by the Company for inclusion in the proxy statement or any amendment or supplement thereto (the “Proxy Statement”) to be sent to the stockholders of the Company in connection with their meeting to consider this Agreement and the Merger (the “Company Stockholders’ Meeting”), at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.9.  Absence of Certain Changes.  Since the date of the Company Balance Sheet, except as set forth on Section 4.9 of the Disclosure Schedule, the Company has conducted its business in the ordinary course consistent with past practices, and there has not been any:

(a) event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) amendment to the Company’s Certificate of Incorporation or Bylaws;

(c) split, combination or reclassification of any outstanding shares of the Company’s capital stock or repurchase, redemption or other acquisition of any shares of the Company’s capital stock or the declaration or payment of any dividends on such shares;

(d) formation of any material Subsidiary or acquisition of any material equity interest in any other Person;

(e) adjustment or change in the price or other change in the terms of any options, warrants or convertible securities of the Company (including the Company Options and Company Warrants);

(f) sale, lease, license or other disposition of any material subsidiary or any material amount of assets, securities or property by the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts and (ii) in the ordinary course consistent with past practice;

(g) acquisition or Contract to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(h) capital expenditure or other expenditures outside the ordinary course of business or inconsistent with past practices, in excess of $100,000 in the aggregate;

(i) payments outside the ordinary course of business for purposes of settling any dispute;

(j) transaction entered into between the Company, on the one hand, and any stockholder, officer, director or employee of the Company or any Affiliate or family member of such Person, on the other hand, outside of the ordinary course of business;

(k) other than between the Company and its Subsidiaries, incurrence of any indebtedness for borrowed money or the guarantee of any such indebtedness in excess of $100,000 in the aggregate;

(l) adoption or material amendment of any Employee Plan, the entering into of any Employment Agreement or any increase in the compensation or fringe benefits of any director, officer or employee (except for normal increases in compensation and payment of year-end bonuses made in the ordinary course of business that are consistent with past practices or as may be required by applicable Law);

(m) changing by the Company or any of its Subsidiaries of any material Tax election, or making, changing, or revocation by the Company or any of its Subsidiaries of any material Tax sharing arrangement or Tax agreement with any Taxing Authority; or

(n) Contract entered into by the Company, or amended by the Company, pursuant to which any other Person is granted exclusive marketing or any other exclusive rights in, or to Intellectual Property, of any type or scope, with respect to the Business.

4.10.  Properties.

(a) The Company does not own any real property. The Company leases or subleases all real property used in the Business. Section 4.10(a) of the Disclosure Schedule describes all real property leased or subleased by the Company (the “Real Property”), specifying the name of the lessor or sublessor, the lease term and basic annual rent.

(b) The Company has good and valid title to, or a valid leasehold interest in, all of its tangible personal property and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). Except as disclosed in Section 4.10(b) of the Disclosure Schedule, all material properties and assets reflected in the Company Balance Sheet are free and clear of all Liens. All leases of personal property are (i) valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (y) applicable equitable principles (whether considered in a proceeding at law or in equity) and (ii) there does not exist under any such lease any material breach by the Company or any event known to the Company that with notice or lapse of time or both, would constitute a material default.

4.11.  Litigation.  Except as disclosed in Section 4.11 of the Disclosure Schedule, there is no material action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or before or by any Governmental Authority. Since December 31, 2002, there have not been, nor are there currently any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any Third Party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.12.  Material Contracts.

(a) Except for the Contracts disclosed in Section 4.12 of the Disclosure Schedule, as of the date of this Agreement, the Company is not a party to any:

(i) Contract that has a remaining term of more than one year from the date hereof and that (A) cannot be unilaterally terminated by the Company at any time, without material penalty, within ninety (90) days of providing notice of termination or (B) involves the payment in excess of $100,000 per year; in each case other than (X) standard end-user Contracts (including non-exclusive, object code license agreements and the related confidentiality and/or indemnification obligations) entered into by the Company in the ordinary course of business; or (Y) Contracts entered into prior to January 1, 2003 in the ordinary course of business for which the Company has not received any payments in the last three (3) years;

(ii) partnership, joint venture or other similar Contract;

(iii) dealer, distributor, reseller, OEM, VAR, joint marketing or joint development Contract that cannot be canceled without material penalty upon notice of ninety (90) days or less, or any Contract pursuant to which the Company has continuing material obligations to jointly develop any Intellectual Property that will not be owned exclusively by the Company;

(iv) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except Contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $100,000;

(v) Employment Agreement;

(vi) Contract that limits the freedom of the Company to compete in any line of business or with any Person or in any geographic area to operate the Business; or

(vii) Contract that includes any material indemnification, guaranty or warranty provisions other than those contained in Contracts entered into in the ordinary course of the Company’s business.

(b) Set forth on Section 4.12(b) of the Disclosure Schedule is a list of the Company’s top ten (10) customers, measured in terms of the aggregate revenue derived by the Company from such customers, for each of the three (3) fiscal years during the three-year period ended on December 31, 2005.

(c) Except as disclosed in Section 4.12(c) of the Disclosure Schedule, each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to Section 4.12(a) or provided pursuant to Section 4.12(b) (each a “Material Contract”) is a valid and binding agreement of the Company and is in full force and effect, and the Company is not, and to the Company’s Knowledge, neither is any other party thereto, in default in any material respect under the terms of any such Contract, nor, to the Company’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

(d) All of the Contracts to which the Company is a party or by which its assets are bound that are required to be described in the Company Reports (or to be filed as exhibits thereto) are so described or filed.

4.13.  Intellectual Property.

(a) Section 4.13 of the Disclosure Schedule lists: (i) all Patents, all Trademarks and all registered Copyrights owned by or on behalf of the Company or its Subsidiaries; (ii) all of the standard (non-customized) material products and services that are (or were) owned, created, designed, developed, manufactured, marketed, licensed or sold (whether in existence or in development) by or on behalf of the Company over the last five (5) years, including hardware, Software, firmware, interfaces and every type of device (collectively, the “Company Products”); and (iii) all licenses (in and out), sublicenses and other agreements relating to Intellectual Property (A) to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any material Company Intellectual Property or exercise any other right with regard thereto or (B) which otherwise are material to the Business (other than (1) Contracts pursuant to which any Company Intellectual Property is licensed by the Company or any of its Subsidiaries in the ordinary course of business to a Third Party customer, (2) commercially available over-the-counter “shrink-wrap” licenses used by the Company or any of its Subsidiaries or (3) non-negotiated, licenses of Third Party Intellectual Property embedded in equipment or fixtures that are used by the Company or any of its Subsidiaries for internal business purposes only).

(b) Each item of the Company Intellectual Property is either: (i) owned solely by the Company or its Subsidiaries free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company and its successors pursuant to a valid and enforceable written license. The Company or its Subsidiaries have all rights in the Company Intellectual Property necessary for the conduct of the Business.

(c) Except as disclosed in Section 4.13(c) of the Disclosure Schedule, the Company is not in material violation of any license, sublicense or other agreement to which the Company is a party or otherwise bound relating to any of the Company Intellectual Property. Except as noted in Section 4.13(c) of the Disclosure Schedule, neither the Company nor any of its Affiliates is obligated to provide any consideration (whether financial or otherwise) to any Third Party, nor is any Third Party otherwise entitled to any consideration, with respect to any exercise of rights by the Company, before or after the Merger, in the Company Intellectual Property.

(d) The use of the Company Intellectual Property and the operation of the Business by the Company, to the Company’s Knowledge, do not infringe any other Person’s Intellectual Property rights. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property that is owned or purported to be owned by the Company (collectively, the “Owned Intellectual Property”) or (ii) to the effect that the operation of the Business infringes on any Intellectual Property of any Person have been asserted against the Company or, to the Knowledge of the Company, are threatened by any Person nor, to the Company’s Knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re- examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Owned Intellectual Property, other than review of pending patent applications, and the Company is not aware of any information indicating that any such proceedings are threatened or contemplated by any Governmental Authority or any other Person. To the Company’s Knowledge, all (i) granted or issued Patents and (ii) registered Trademarks and Copyrights currently being used in the Business, which are owned or purported to be owned by the Company are valid, enforceable and subsisting. Except as set forth in Section 4.13(d) of the Disclosure Schedule, to the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Owned Intellectual Property by any Third Party, employee or former employee.

(e) The Company has secured from all parties (including present and former employees and present and former consultants) who have created any portion of, or otherwise have any rights in or to, any material Owned Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company, except where the failure to have executed such a written assignment would not have a Material Adverse Effect.

(f) The consummation of the transactions contemplated under this Agreement will not materially alter, impair or otherwise affect any rights or obligations of the Company in any of the Company Intellectual Property.

(g) The Company has taken its reasonable best measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all Trade Secrets owned or used by the Company in the Business.

(h) Except as set forth in Section 4.13(h) of the Disclosure Schedule, there are no currently pending unresolved material claims against the Company or its any of its Subsidiaries by any Person to the effect that the Company Products currently being offered to Third Party users, when properly installed and used, do not operate and function either (i) materially and substantially in accordance with published specifications or corresponding end user documentation or (ii) otherwise in accordance with applicable contractual obligations of the Company and its Subsidiaries. For purposes of this Section 4.13(h), “claims” shall include only those claims that have been asserted against the Company in writing or via e-mail pursuant to the notice provision of the applicable Contract, sent by an authorized representative of the Person making the claim and of which a Person at the Company at the Vice President level or above is aware.

(i) Except as set forth in Section 4.13(i) of the Disclosure Schedule, prior to the Closing Date, the Company has not provided, and is not obligated to provide, directly or indirectly, the source code for any of the Software that is included in the Company Intellectual Property to any other Person. Moreover, the Company has not, by license, transfer, sale, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any such Software to create such source code.

(j) Except as set forth on Section 4.13(j) of the Disclosure Schedule the Company Intellectual Property does not include any Publicly Available Software and neither the Company nor the Seller has used Publicly Available Software in whole or in part in the development of any part of the Company Intellectual Property in a manner that may subject the Company Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the

Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (f) the Apache Server License.

4.14.  Taxes.

Except as set forth on Section 4.14 of the Disclosure Schedule:

(a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Authorities all material Tax Returns that are required to be filed by it prior to the Effective Time, taking into account extensions. All such Tax Returns were true, correct and complete in all material respects to the extent such Tax Returns reflect liability for Taxes and, in the case of Tax Returns to be filed prior to the Effective Time, will be true, correct and complete in all material respects to the extent such Tax Returns reflect liability for Taxes. All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(b) The Company and each of its Subsidiaries have timely withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid by the Company or any of its Subsidiaries in connection with amounts distributed, paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party by the Company or any of its Subsidiaries.

(c) There is no dispute concerning any material Tax Liability of the Company or any of its Subsidiaries raised by any Taxing Authority in writing to the Company or any of its Subsidiaries that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any threatened audits or investigations relating to any material Taxes of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has waived any outstanding statute of limitations in respect of material Taxes or agreed to, or requested, any outstanding extension of time with respect to a material Tax assessment or deficiency imposed by a Taxing Authority.

(e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2005, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (disregarding any notes thereto) and will not exceed such reserve (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Effective Time in accordance with reasonable past custom and practice of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since December 31, 2005 other than a Tax Liability in the ordinary course of business.

(f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all Tax periods beginning after December 31, 2002.

(g) There are no outstanding written Tax sharing agreements or arrangements relating to any obligation to allocate or share material Taxes with any other Person (other than the Company or its Subsidiaries) or to indemnify any other Person (other than the Company or its Subsidiaries) with respect to the payment of any material Taxes to which the Company or any of its Subsidiaries is a party.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent and neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person by reason of being a member of any such group other than the affiliated group of which the Company is the common parent.

(i) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a transaction intended to be governed by Section 355 or 356 of the Code.

(j) Neither the Company nor any of its Subsidiaries has agreed, or is it required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that either (i) has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement; or (ii) could otherwise give rise to the payment of any amount that would not be deductible to the Company pursuant to the terms of Section 280G or 162(m) of the Code.

4.15.  Insurance Coverage. Section 4.15 of the Disclosure Schedule contains a complete list of all insurance policies (including “self-insurance” programs) currently maintained by the Company (collectively, the “Insurance Policies”). To the Knowledge of the Company, such Insurance Policies are reasonably sufficient to insure the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. The Insurance Policies are in full force and effect, the Company is not in default in any material respect under any Insurance Policy, and no claim for coverage under any Insurance Policy, other than contested claims under the Company’s workers’ compensation policies or subject to any Employee Benefit Plans, has been denied during the past two (2) years. The Company has not received any written notice of cancellation or intent to cancel with respect to the Insurance Policies.

4.16.  Employee Benefit Plans.   Except for the plans or arrangements listed on Section 4.16 of the Disclosure Schedule (hereinafter referred collectively to as the “Employee Plans” and individually as an ‘Employee Plan”), neither the Company nor any member of its Controlled Group, directly or indirectly, maintains, sponsors or has an obligation or liability with respect to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any material benefit arrangement that is not an “employee benefit plan” as defined in Section 3(3) of ERISA including, without limitation, any executive compensation or incentive plan, bonus or severance, International Plan, salary continuation or other similar arrangement, Employment Agreement, collective bargaining agreement, union contract, deferred compensation agreement, stock purchase or other equity plan or arrangement, educational assistance arrangement, any arrangement providing for insurance coverage or workers’ compensation benefits, any arrangement providing salary continuation for disability or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, any compensation policy or practice (including, without limitation sick and vacation pay policies or practices), any change of control arrangements or policies, any plan governed by Section 125 of the Code, or any or other fringe benefit plan or arrangement. Section 4.16 of the Disclosure Schedule separately identifies each Employee Plan that is an International Plan. For the purposes of this Agreement, “Controlled Group” shall mean the Company and any trade or business, whether or not incorporated, which is treated together with the Company as a single employer under Section 4001(b)(1) of ERISA or

Sections 414(b), (c), (m) or (o) of the Code. With respect to each Employee Plan identified and except as disclosed on Section 4.16 of the Disclosure Schedule:

(a) Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws, in each case in all material respects; there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against such Employee Plan, the Company (solely with respect to such Employee Plan) or against any fiduciary of such Employee Plan; there is no pending or, to the Knowledge of the Company (solely with respect to such Employee Plan), threatened proceeding involving any Employee Plan before the IRS, the United States Department of Labor or any other governmental authority;

(b) Neither the Company nor any member of the Controlled Group has taken any action, or failed to take any action, which action or failure would reasonably be expected to subject the Company to any material liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with any Employee Plan;

(c) Each Employee Plan intended to be qualified under Section 401(a) of the Code has been qualified in form and operation since its adoption and has received a favorable determination letter as to its qualification (at least through the “GUST” amendments) from the IRS or the Company has submitted a request for such a letter within the applicable remedial amendment period (or has an opinion letter issued to the prototype sponsor of the plan on which the Company is entitled to rely); a copy of the most recent IRS determination letter or determination letter application (or opinion letter) regarding such qualified status for each such plan has been delivered to Parent;

(d) The Controlled Group does not maintain or contribute, and within the preceding six years has not maintained or been required to contribute to a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, nor is or was the Controlled Group a party to a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code. No Employee Plan intended to be qualified under Section 401(a) of the Code that is also subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently completed fiscal year of such plan;

(e) Except as disclosed in Section 4.16(e) of the Disclosure Schedule, no Employee Plan (i) provides for non-terminable or non-alterable benefits for employees, dependents or retirees or (ii) provides any benefits for any person upon or following retirement or termination of employment, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable Law; and no condition exists that would prevent Parent from amending or terminating any Employee Plan in accordance with the requirements of ERISA and the Code;

(f) Full and timely payment has been made of all material amounts which the Controlled Group is required, under applicable Law or under any Employee Plan, to have paid as a contribution; and, with respect to all material amounts that the Controlled Group is not yet required under applicable Law or under any Employee Plan to contribute (but with respect to which an accrual is required in accordance with GAAP), such amounts have been so accrued in accordance with GAAP;

(g) Except as disclosed in Section 4.16(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, solely in and of itself, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting under the Employee Plans, (iii) increase the amount of compensation due any such employee or officer, or (iv) except as specifically set forth herein, directly or indirectly cause the Company to transfer or set aside any assets to fund or otherwise provide for the benefits under the Employee Plan for any current or former employee, officer or director;

(h) The Company has made available to Parent with respect to each Employee Plan complete and accurate copies of (i) all written documents comprising such Employee Plan (including, where applicable, amendments and individual, trust or insurance agreements relating thereto); (ii) in the case of any Employee Plan for which Federal Forms 5500 are required to be filed, the three most recent years’ Federal Forms 5500

(including all schedules thereto); (iii) the three most recent financial statements and actuarial reports, if any, pertaining to each such plan or arrangement; (iv) the summary plan description currently in effect and all material modifications thereto, if any, for each such Employee Plan; and (v) written communications to employees to the extent the substance of any Employee Plan described therein differs materially from the other documentation furnished under this Section;

(i) All options that have been granted by the Company to employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no option is subject to the provisions of Section 409A of the Code; and

(j) Except as disclosed in Section 4.16(j) of the Disclosure Schedule, the Company does not maintain any “nonqualified deferred compensation plan” subject to Section 409A of the Code.

4.17.  Compliance with Laws.   Except as set forth in Section 4.17 of the Disclosure Schedule, the Company is in compliance, in all material respects, with all Laws and judgments of any Governmental Authority applicable to the Company or the Business or by which any property, asset or the business or operations of the Business is bound or affected. The Company has all material permits, licenses, membership privileges, authorizations, consents, approvals, waivers or franchises to be granted by or obtained from any Governmental Authority (“Permits”) that are required for the Company to conduct its Business as currently being conducted.

4.18.  Employees and Independent Contractors.

(a) The Company has provided Parent with an accurate and complete list, as of December 7, 2006, of (i) all employees of the Company (including any employee of the Company who is on a leave of absence or on layoff status); and (A) their titles or responsibilities; (B) their principal residence address; (C) their dates of hire; (D) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (E) any specific bonus, commission or incentive plans or agreements for or with them; (F) each Employee Benefit Plan in which they participate; and (G) any outstanding loans or advances made by or to them, and (ii) all material sales representatives and independent contractors engaged by the Company and (A) their state or country of residence; (B) their payment arrangements; and (C) a brief description of their jobs or projects currently in progress.

(b) Except for any limitations of general application which may be imposed under applicable employment Laws, pursuant to the Employment Agreements set forth on Section 4.12 of the Disclosure Schedule, and as set forth in Section 4.18(b) of the Disclosure Schedule, the Company has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with the Company’s severance pay policy, as described on Section 4.18(b) of the Disclosure Schedule.

(c) The Company is in compliance, in all material respects, with all Laws and obligations relating to employment practices and worker classification.

(d) The Company is not a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Company.

(e) Since January 1, 2000, the Company has not experienced any labor problem that was or is material to it. To the Knowledge of the Company, the Company’s relations with its employees are currently good.

4.19.  Customers and Suppliers.  Except as disclosed in Section 4.19 of the Disclosure Schedule, the Company has not received notice from and is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the revenues of the Business during the past 12 months has stopped or intends to stop purchasing the products or services of the Business or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Business during the past 12 months has stopped or intends to stop supplying products or services to the Business.

4.20.  Minute Books and Corporate Records.  The minute and record books of the Company contain minutes which are complete and accurate in all material respects of all material meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Company since its incorporation and which are required to be maintained in such books under the DGCL, all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted.

4.21.  Interested Party Transactions.  Except as set forth on Section 4.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, 5% or more stockholder, director or executive officer of the Company. No event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.22.  Environmental Matters.  To the Knowledge of the Company, the Company has complied in all material respects with all Laws applicable to it intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”). The Company has not released, handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for the use of reasonable amounts of ordinary office and/or office-cleaning supplies in material compliance with Environmental Laws. The Company is not aware of any environmental investigation, study, test or analysis, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the business of the Company has been conducted. To the Knowledge of the Company, the Company has no Environmental Liabilities. As used herein, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Law which (i) arise out of or in any way relate to the Company’s operations or activities, or any real property at any time owned, operated or leased by the Company, whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

4.23.  Data Security and Privacy.  The Company has implemented reasonable steps consistent with the type of activities conducted by the Company which are known in the information systems industry (and which are generally known as best practices) to protect, physically and electronically, its information assets and data from unauthorized disclosure, use or modification. To the Knowledge of the Company, there have been no breaches of security affecting the Company’s information assets or data. To the Knowledge of the Company, the Company has conducted its business and has collected, maintained and used its data at all times materially in accordance with (i) accepted industry practice by businesses comparable in size, revenue and type of activity conducted; and (ii) all applicable Laws, including but not limited to those relating to privacy.

4.24.  Section 203 of the DGCL; Anti-takeover Laws.  The Company and its Board of Directors have taken all action necessary such that no restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar statute, including without limitation Section 203 of the DGCL, or any applicable regulation thereunder, will apply to the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

4.25.  Finders’ Fees.  Except as disclosed on Section 4.25 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from Parent, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

4.26.  Opinion of Financial Advisor.  The Company has received the written opinion of Pagemill Partners, LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view. A copy of such opinion shall be provided to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that the statements contained in this Article V are true and correct.

5.1.  Organization and Existence.  Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Parent owns, directly or indirectly, all of the outstanding capital stock of Merger Sub free and clear of all Liens.

5.2.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, each of the Transaction Documents to which either Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each of the Transaction Documents to which Parent is a party have been duly executed and delivered by Parent and Merger Sub and constitute valid and binding agreements of Parent and Merger Sub, respectively.

5.3.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Transaction Documents to with either Parent or Merger Sub is a party require no action by or in respect of, or filing with, any Governmental Authority.

5.4.  Non-Contravention.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Transaction Documents to which either of them is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Parent or Merger Sub, (ii) contravene or conflict with any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Sub or by which any material property or assets of Parent or Merger Sub is bound or affected or (iii) result in a breach of or constitute a default under (or an event that with notice or lapse of time or both would become a default under), give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of Lien on any material property or assets of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is now a party or by which Parent or Merger Sub or any of its properties or assets may be bound or affected.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws and filing and recordation of the Certificate of Merger.

5.5.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent or Merger Sub threatened against or affecting, Parent or Merger Sub before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

5.6.  Sufficient Funds.  Parent, through its wholly owned subsidiary Made2Manage Systems, Inc. (“M2M”), will have available at the consummation of the Merger sufficient immediately available funds through cash on hand or binding credit facility commitments from reputable lenders and financial institutions to perform all of their respective obligations under this Agreement, to consummate the Merger and to pay in full all consideration, fees and expenses payable by Parent or the Surviving Corporation in connection with this Agreement and the transactions contemplated hereby. In connection therewith, on or prior to the date hereof, Parent has previously delivered to the Company debt and equity commitment letters from Bank of Montreal, Harris, N.A. and certain of Parent’s stockholders (the “Commitments”). Each of the Commitments, in the form so delivered, is a legal, valid and binding obligation of M2M and, to the knowledge of Parent or Merger Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of M2M, Parent or Merger Sub under any term or condition of the Commitments. Neither Parent nor Merger Sub has any reason to believe that M2M, Parent and Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitments. M2M, Parent or Merger Sub will pay in full any and all commitment fees or other fees required by the Commitments prior to the end of the first Business Day following the date of this Agreement. Without limiting the generality of the foregoing, Parent’s ability to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to consummating the Merger.

5.7.  Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.8.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employee, for which the Company may become liable.

5.9.  Interim Operations of Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business other than in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1.  Access to Information and Employees.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available (including via EDGAR, if applicable) to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time or the earlier termination of this Agreement, as soon as practicable after the end of each month, and in any event within thirty days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any unreasonably interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Company or its Subsidiaries or violate any Law or binding agreement entered into prior to the date of this Agreement.

(b) During the period between the date hereof and the Effective Time or the earlier termination of this Agreement, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the Representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with Parent’s financing of the Merger Consideration, Option Consideration and Warrant Consideration payable pursuant to this Agreement, including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements and comfort letters that may be reasonably requested and are otherwise customary for such financing transactions.

(c) No investigation pursuant to this Section 6.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.2.  Operation of the Business.   At all times from and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company agrees as follows (except as expressly contemplated or permitted by this Agreement, as required by Law or as set forth on Schedule 6.2, or to the extent that Parent otherwise consents in writing):

(a) The Company and its Subsidiaries shall conduct the Business only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course consistent with past practices. Further, the Company shall not, and shall not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

(b) Without limiting the generality of Section 6.2(a): (i) the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve their respective present business organizations, keep available the services of their respective key officers and employees, maintain their assets and properties in good working order and condition (ordinary wear and tear excepted), maintain insurance on their tangible assets and business in such amounts and against such risks and losses as are currently in effect, preserve their relationships with customers and suppliers and others having significant business dealings with them and comply in all material respects with all Laws applicable to them, and (ii) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend its Certificate of Incorporation or Bylaws;

(ii) split, combine or reclassify any outstanding shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock or declare or pay any dividends on such shares;

(iii) form any subsidiary or acquire any equity interest in any other Person;

(iv) issue, sell or grant any additional shares of its capital stock or any options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts relating to the issuance or sale of any shares of its capital stock, other than Company Common Stock issued as a result of the proper exercise of Company Options or the Company Warrants outstanding as of the date of this Agreement;

(v) adjust or change the price or otherwise change the terms of any options, warrants or other convertible securities (including the Company Options and the Company Warrants) outstanding as of the date of this Agreement;

(vi) sell, transfer, lease or license to any Person, or encumber, any assets that are material to the Business other than in the ordinary course of business consistent with past practices;

(vii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or any joint venture, association or other business organization or division thereof;

(viii) make or agree to make any capital expenditure that is outside the ordinary course of business or inconsistent with past practices in excess of $100,000 in the aggregate;

(ix) make any payments outside the ordinary course of business for purposes of settling any dispute;

(x) enter into any transaction with any executive officer or director of the Company (other than expense advancement or reimbursements made in the ordinary course consistent with past practice);

(xi) incur any indebtedness for borrowed money or guarantee any such indebtedness;

(xii) adopt or amend any Employee Plan, enter into any Employment Agreement or increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing Contract or plan (except for normal increases in compensation and payment of year-end bonuses made in the ordinary course of business that are consistent with past practices or as may be required by applicable Law);

(xiii) amend in a manner adverse to the Company or terminate any Material Contract or waive, release or assign any rights material to the Company under any Material Contract, in each case other than in the ordinary course of business;

(xiv) change any of its methods of accounting or accounting practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act or consistent with past practice;

(xv) change any material Tax election with any Taxing Authority, or make, change or revoke any material Tax sharing arrangement or Tax agreement with any Taxing Authority;

(xvi) enter into any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder;

(xvii) enter into or amend any Contract pursuant to which any other Person is granted exclusive marketing or any other exclusive rights in, or to Company Intellectual Property, of any type or scope, with respect to the Business; or

(xviii) enter into a Contract to take any of the actions described in clauses (i) through (xvii).

(c) Each of the Company and each of its Subsidiaries shall use its commercially reasonable efforts to: (i) file any Tax Return listed on Section 4.14 of the Disclosure Schedule and cause each such Tax Return when filed to be true, complete and correct in all material respects to the extent any such Tax Return reflects liability for Taxes; and (ii) file any other material Tax Return when due and cause each such Tax Return when filed to be true, complete and correct in all material respects to the extent such Tax Return reflects liability for Taxes.

6.3.  Stockholder Meeting; Proxy Statement.  Subject to the terms of this Agreement, the Company shall cause the Company Stockholders’ Meeting to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger as soon as reasonably practicable following the date that the Company has received confirmation that the staff of the SEC has no comments or no further comments on the Proxy Statement. Subject to the terms of this Agreement, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) with the assistance of Parent, promptly prepare the Proxy Statement and promptly following the date that the Company has received confirmation that the staff of the SEC has no comments or further comments on the Proxy Statement, mail to its stockholders the Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. At the Company Stockholders’ Meeting, the Company shall submit this Agreement and the Merger to the Stockholders for approval and adoption as provided by the DGCL and the Company’s Certificate of Incorporation and Bylaws.

6.4.  No Solicitation; Other Offers.

(a) Subject to Section 6.4(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action intended to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries to any Third Party that the Company is aware is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or the Subsidiary Securities or (v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal.

(b) Notwithstanding the foregoing, prior to receiving the Company Stockholder Approval, the Board of Directors of the Company (which, for purposes of this Section 6.4 shall include any committee thereof formed specifically for the purpose of negotiating with respect to an Acquisition Proposal or taking the actions contemplated hereby), directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that has made a bona fide written Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, (iii) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, make an Adverse Recommendation Change (or not include the Company Board Recommendation in the Proxy Statement), (iv) other than in connection with an Acquisition Proposal, if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that it is required to do so in order to comply with its fiduciary duties under applicable Law, make an Adverse Recommendation Change and/or (v) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that not doing so would be inconsistent with its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act with regard to an Acquisition Proposal; provided, however, that the Board of Directors of the Company shall not recommend that the Company’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless the Board of Directors of the Company determines in good faith, after considering advice from outside legal counsel to the Company, that to not do so would be inconsistent with its fiduciary duties under applicable Law.

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (iii) and (iv) or the last sentence of Section 6.4(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or regarding any Acquisition Proposal. The Company shall provide such notice orally or in writing (and, additionally, by electronic mail) and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal or request.

(d) The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall instruct any such Third Party in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(e) For purposes of this Agreement, a “Superior Proposal” shall mean any bona fide, written Acquisition Proposal for greater than 50% of the then outstanding shares of Company Common Stock that the Board of Directors of the Company determines in its good faith judgment by a majority vote (after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) to be more favorable to the Company’s stockholders than the terms of the Merger and is reasonably likely to be consummated.

6.5.  Stockholder Litigation.  The Company shall keep Parent reasonably informed and, to the extent permitted by law or applicable regulatory agencies, give Parent the opportunity to participate in the formulation and implementation of a defense strategy with respect to any stockholder litigation against the Company and/or its directors relating to the Merger, this Agreement or the transactions contemplated hereby; provided, however, that Parent shall participate in the formulation and implementation of a defense strategy to such stockholder litigation through legal counsel chosen by Parent, and the fees and expenses of such legal counsel shall be borne by Parent; and provided, further, however, that Parent shall in no event be authorized to direct the conduct of such litigation on behalf of the Company, its stockholders, officers, directors or employees.

6.6.  Company Option Holders.  The Company shall provide, at least one (1) Business Day prior to the Closing Date, a full and complete list, as of the Closing Date, which list shall be attached hereto as Schedule 6.6, of each outstanding Company Option, the name of the record holder of such Company Option (and, to the Knowledge of the Company, the name of the beneficial holder, if different), the domicile address of such holder as set forth on the books of the Company, an indication of whether such holder is an employee, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such option is a nonstatutory option or an incentive stock option as defined in Section 422 of the Code.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1.  Commercially Reasonable Efforts.  Subject to the terms and conditions hereof, prior to the Effective Time or the earlier termination of this Agreement, each of the parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement (subject to the fiduciary duties of the Company’s Board of Directors), including using its reasonable best efforts to (i) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (ii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any Person reasonably requested by such other party in order to maintain in full force and effect any of the Company’s Contracts, permits, licenses or other rights following the Merger and the other transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to (i) agree to or to effect any divestiture, hold separate (including by establishing a trust or otherwise), settlement, undertaking, consent decree, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any Contracts of the Company or its Subsidiaries or of Parent or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Authority.

7.2.  Notification of Certain Matters.  Prior to the Effective Time or the earlier termination of this Agreement, each of the parties agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.3.  Certain Filings.  (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this

Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) The Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any written comments or other communications and any material oral comments or other communications, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response, including by participating in any material discussions or meetings with the SEC.

7.4.  Public Statements.  Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, (i) the initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Parent and the Company, and (ii) any subsequent press releases or other public statements (including the scheduling of any press conference or conference call with investors or analysts) with respect to the Merger or the other transactions contemplated by this Agreement shall require prior consultation between Parent and the Company and the parties shall use their reasonable best efforts to accommodate the reasonable requests of the other party with respect to such press releases or public statements.

7.5.  Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company and such Subsidiaries pursuant to any indemnification agreements between the Company or such Subsidiaries and its or their directors and officers as of the date hereof, the DGCL, the Company’s or its Subsidiaries’ Certificates of Incorporation and/or Bylaws for acts or omissions occurring at or prior to the Effective Time. The Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Company’s and its Subsidiaries Certificates of Incorporation and Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or its Subsidiaries, unless such a modification is required by Law.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Company’s and its Subsidiaries’ current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s and its Subsidiaries’ existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.

(c) This Section 7.5 shall survive the consummation of the Merger, is intended to benefit the Company, its Subsidiaries, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

7.6.  Employee Benefits.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all of the Company’s Employee Plans (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.

(b) As soon as reasonably practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company who remain employed with the Surviving Corporation or the Parent after the Effective Time (“Hired Employees”) shall be entitled to participate in each employee benefit plan, program or arrangement maintained by Parent or the Surviving Corporation or their respective Affiliates (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its subsidiaries; provided, however, that for the period commencing at the Effective Time and ending on May 31, 2007, Parent shall use its commercially reasonable efforts to provide that the Hired Employees will be entitled to continue to participate in the Employee Plans (disregarding, for the avoidance of doubt, any such Employee Plan that is not an “employee benefit plan” within the meaning of Section 3(3) of ERISA) in which such individuals participated immediately prior to the Effective Time. Parent shall, subject to any third party insurers consent, use its commercially reasonable efforts to cause each Parent Benefit Plan in which the Hired Employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder (and for purposes of calculating vacation, sick leave and severance benefits thereunder) including, but not limited to, applicability of minimum waiting periods for participation, the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company.

(c) Subject to the foregoing Section 7.6(b), if the Hired Employees become eligible to participate in a Parent Benefit Plan that is a medical, dental or health plan, Parent shall use its commercially reasonable efforts to cause each such Parent Benefit Plan to (subject to the consent and cooperation of any third party insurer): (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent (subject to each Hired Employee providing, in a form reasonably acceptable to Parent or the plan, evidence of coverage of the condition under Company’s plans), and (ii) honor under such Parent Benefit Plans any deductible, co-payment and out-of-pocket expenses incurred by the Hired Employees and their beneficiaries during the portion of the calendar year prior to such participation.

(d) At least one (1) Business Day prior to the Closing Date, the Company shall provide to Parent the last compensation changes and the dates on which such changes were made with respect to all employees of the Company as of the date hereof.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGER

8.1.  Conditions Precedent to the Obligations of Each Party to the Effect the Merger.   Each party’s obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with the Company’s Certificate of Incorporation, Bylaws and the DGCL.

(b) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other material legal restraint or prohibition issued or promulgated by a Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

8.2.  Conditions Precedent to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations.  The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except (i) for such untruths or inaccuracies (without regard to any materiality, Material Adverse Effect or Knowledge qualifications contained in such representations and warranties) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and (ii) to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Performance.  All of the obligations, covenants and agreements with which the Company is required to comply or that the Company is required to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Material Adverse Change.  There shall have been no Material Adverse Change with respect to the Company, and Parent shall have received a certificate to such effect, dated as of the Closing Date, executed by an authorized officer of the Company.

8.3.  Conditions Precedent to the Company’s Obligations.  The Company’s obligation to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date except (i) for such untruths or inaccuracies (without regard to any materiality, material adverse effect or knowledge qualifications contained in such representations and warranties) that would not reasonably be expected to prevent Parent or Merger Sub, as the case may be, from performing its obligations under this Agreement and (ii) to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Performance of Covenants.  All of the obligations, covenants and agreements with which Parent or Merger Sub is required to comply or that Parent or Merger Sub is required to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

ARTICLE IX

TERMINATION

9.1.  Termination.  This Agreement may be terminated prior to the Effective Time:

(a) by written consent of all parties;

(b) by the Company or Parent, if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such Governmental Order or other action shall have become final and nonappealable;

(c) by either Parent or the Company if the Merger has not been consummated by April 30, 2007 (the “Outside Date”) (unless the failure to consummate the Merger is attributable to a breach of this Agreement on the part of the party seeking to terminate this Agreement);

(d) by Parent if there shall have been a breach or failure to perform any covenant or agreement on the part of the Company contained in this Agreement (i) that causes any condition precedent to Parent’s obligations as set forth in Sections 8.2(a) and 8.2(b) above not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) Business Days following notice of such breach and (B) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(e) by the Company if there shall have been a breach or failure to perform any covenant or agreement on the part of Parent or Merger Sub contained in this Agreement (i) that causes any condition precedent to the Company’s obligations as set forth in Section 8.3 above not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) Business Days following notice of such breach and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f) by Parent if the Company’s Board of Directors shall have effected an Adverse Recommendation Change as permitted by Section 6.4;

(g) by Parent if (i) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal; or (ii) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after commencement of such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof;

(h) by either Parent or the Company if at the Company Stockholders’ Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of the Merger shall not have been obtained; and

(i) by the Company if the Board of Directors of the Company effects an Adverse Recommendation Change in response to a Superior Proposal but only (A) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; (B) if Parent does not, within 48 hours of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines, in its good faith judgment, after considering advice from outside legal counsel to the Company, to be at least as favorable to the Company’s stockholders as such Superior Proposal, provided that during such 48 hour period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; and (C) if the Company pays to Parent within one (1) Business Day of such termination the Termination Fee contemplated by Section 9.4(a)(iv).

9.2.  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except for obligations in this Section 9.2, in Sections 7.4 and 9.4, and in Article X, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any willful and knowing breach of this Agreement, in which case the terminating party shall retain its rights against such other party in respect of such other party’s breach.

9.3.  Frustration of Conditions.  Neither Parent or Merger Sub, on the one hand, nor the Company, on the other, may rely on the failure of any condition set forth in Section 8.1, 8.2, or 8.3 to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

9.4.  Termination Fee; Expense Reimbursement.

(a)  Termination Fee.  The Company agrees that in order to compensate Parent for the direct and substantial damages suffered by Parent in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Parent the amount of Two Million Three Hundred Sixty-One Thousand Seven Hundred Ninety-One US Dollars ($2,361,791.00 USD) less any Expenses actually paid by the Company to Parent pursuant to Section 9.4(b) (the “Termination Fee”) upon the earliest to occur of the following events:

(i) The termination of this Agreement by Parent pursuant to Section 9.1(f) or 9.1(g);

(ii) The termination of this Agreement by Parent or the Company pursuant to Section 9.1(c) if: (A) the Company’s noncompliance with its obligations under this Agreement materially contributed to the Merger not being consummated on a timely basis and (B) prior to such termination an Acquisition Proposal shall have been made and not withdrawn and within twelve (12) months of the termination of this Agreement, the Company has consummated a transaction with respect to such Acquisition Proposal;

(iii) The termination of this Agreement by Parent pursuant to Section 9.1(d) if (A) such failure of any of the conditions precedent described therein was caused by the Company’s noncompliance with its obligations under this Agreement, (B) such noncompliance materially contributed to the failure of such condition precedent and (C) prior to such termination an Acquisition Proposal shall have been made and not withdrawn and within twelve (12) months of the termination of this Agreement, the Company has consummated a transaction with respect to such Acquisition Proposal; or

(iv) The termination of this Agreement by the Company pursuant to Section 9.1(i);

provided, however, that for purposes of determining whether a Termination Fee is payable pursuant to Sections 9.4(a)(i) (solely with respect to a termination of this Agreement pursuant to Section 9.1(g)), 9.4(a)(ii) or 9.4(a)(iii) only, the definition of Acquisition Proposal shall be read such that the percentage set forth therein shall be 50% rather than 25%.

(b)  Expense Reimbursement.  Upon any termination of this Agreement for any of the reasons set forth in Sections 9.1(c) through 9.1(i) (provided that (1) neither Parent’s nor Merger Sub’s noncompliance with its obligations under this Agreement has materially contributed to the breach, failure to perform or other event or condition giving rise to such termination, and (2) for purposes of determining whether such Expenses (as defined below) are payable pursuant to this Section 9.4(b) in connection with a termination pursuant to Section 9.1(g), the definition of Acquisition Proposal shall be read such that the percentage set forth therein shall be 50% rather than 25%), the Company shall reimburse Parent and its Affiliates for 100% of their Expenses (as defined below). The term “Expenses” means all actual and documented out-of-pocket expenses of Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to $500,000 in aggregate, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all costs of Parent and its Affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders).

(c)  Payment Terms.  The Termination Fee or Expenses, as applicable, payable pursuant to this Section 9.4 shall be paid within three (3) Business Days after demand therefor following the first to occur of the events giving rise to the payment obligation. All payments under this Section 9.4 shall be made by wire transfer of immediately available funds to an account designated by Parent. Any such payments as described in this Section 9.4 shall be made without duplication.

(d)  Interest.  The Company acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 9.4 when due, the Company shall in addition thereto pay to Parent and its Affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent and its Affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period.

(e)  Exclusive Remedy.  Parent (for itself and its Affiliates) hereby agrees, that, upon any termination of this Agreement under circumstances where Parent is entitled to the Termination Fee and such Termination Fee (including any interest and costs of collection Parent may be entitled to as set forth in Section 9.4(d)) is paid in full by the Company to Parent, except in the case of fraud or a willful and material breach by the Company, Parent and its affiliates shall be precluded from any other remedy against the Company and its Affiliates, at Law or in equity or otherwise, and neither Parent nor any of its Subsidiaries may seek (and Parent shall cause its Subsidiaries not to seek) to obtain any additional recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS

10.1.  Nonsurvival of Representations.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2.  Assignment.  This Agreement shall not be assigned by any party hereto whether by operation of law or otherwise, except that Merger Sub may assign this Agreement (and its rights and obligations hereunder) to any direct or indirect wholly owned subsidiary of Parent. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors and assigns of the parties hereto.

10.3.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.4.  No Third Party Beneficiaries.  Except for Section 7.5 hereof, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Parent and the Company any rights, remedies or other benefits under or by reason of this Agreement.

10.5.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or sent via email (with acknowledgement of receipt) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

if to Parent or Merger Sub:

M2M Holdings, Inc.
C/o Battery Ventures
Reservoir Woods
930 Winter Street, Suite 2500
Waltham, MA 02451
Attn: R. David Tabors, President
Fax: (781) 478-6601
Email: dave@battery.com

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attn: Alfred L. Browne, Esq.
Fax: (617) 338-2880
Email: albrowne@sandw.com

if to the Company:

KNOVA Software, Inc.
10201 Torre Avenue, Suite 350
Cupertino, CA 95014
Attn: Thomas Muise, CFO
Fax: (408) 863-5810
Email: thomas.muise@knova.com

with a copy (which shall not constitute notice) to:

KNOVA Software, Inc.
10201 Torre Avenue, Suite 350
Cupertino, CA 95014
Attn: Frank A. Lauletta, General Counsel
Fax: (408) 863-5810
Email: frank.lauletta@knova.com

-and-

Ropes & Gray, LLP
One Embarcadero Center, Suite 2200
San Francisco, CA 94111
Attn: Scott D. Elliott, Esq.
Fax: (415) 315-6350
Email: scott.elliott@ropesgray.com

10.6.  Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that, after the Company Stockholder Approval there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

10.7.  Governing Law.  This Agreement will be governed by and construed and enforced in accordance with laws of the State of Delaware without giving effect to conflict of laws principles.

10.8.  Headings.  Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

10.9.  Entire Agreement.  This Agreement, including the Confidentiality Agreement and all exhibits and schedules which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

10.10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

10.11.  Reformation.  In the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

10.12.  Confidentiality.  The terms of the confidentiality agreement dated as of September 5, 2006 (the “Confidentiality Agreement”) between the Company and Parent are incorporated by reference herein and shall continue in full force and effect indefinitely in accordance with its terms.

10.13.  Fees and Expenses.  Whether or not the Merger is consummated, except as otherwise set forth in Section 9.4(b) hereof, all fees and expenses incurred by the parties in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.

10.14.  Remedies; Specific Performance.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

10.15.  Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.15 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

10.16.  Waiver of Trial by Jury.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as an instrument under seal as of the day and year first above written.

M2M HOLDINGS, INC.

By:	/s/ Katherine Kinder
Name: Katherine Kinder

Title:	Vice President of Finance

MAGIC SOFTWARE ACQUISITION CORP.

By:	/s/ Katherine Kinder
Name: Katherine Kinder

Title:	Vice President of Finance

KNOVA SOFTWARE, INC.

By:	/s/ Bruce Armstrong
Name: Bruce Armstrong

Title:	President and Chief Executive Officer

EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER

1. Exhibit A:	Voting Agreement, dated as of December 15, 2006, by and among M2M Holdings, Inc. and the certain KNOVA Software, Inc. stockholders signatory thereto

2.  Disclosure Schedule to the Agreement and Plan of Merger

3.  Schedule I: Management Retention Plan Participants

4.  Schedule 6.2: Operation of the Business

Annex B

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of December 15, 2006 by and among (i) M2M Holdings, Inc., a Delaware corporation (“Parent”); and (ii) the stockholders of KNOVA Software, Inc. (the ‘‘Company”) listed on the signature pages hereto (collectively, the ‘‘Stockholders” and each individually, a “Stockholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

RECITALS:

A. As of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the ‘‘Shares”).

B. Concurrently with the execution of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Magic Software Acquisition Corp. (“Merger Sub”) will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”).

C. As a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1.  Voting of Shares.

1.1.  Voting.  Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Stockholders’ Meeting (including any adjournment or postponement thereof) or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder shall vote, or cause to be voted (or exercise his, her or its right of consent with respect to) all of his, her or its respective Shares:

(a) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time; and

(b) against (i) any other Acquisition Proposal; or (ii) any action or agreement, including any proposed amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries which action, agreement, amendment or other proposal or transaction is intended by the Stockholders to, in any manner impede, interfere with, delay, or attempt to frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement including, without limitation, any action or agreement that would result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

1.2.  Grant of Proxy.  Other than pursuant to the terms of this Agreement or the Merger Agreement, each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

2.  Transfer of Shares.  Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly, (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

3.  Representations and Warranties of the Stockholders.  Each Stockholder on his, her or its own behalf hereby severally represents and warrants to Parent with respect to itself and its, his or her ownership of the Shares as follows:

3.1.  Ownership of Shares.  On the date hereof, the Shares are owned beneficially by such Stockholder or its nominee, and the Shares represent all of the shares of Company Common Stock owned (beneficially or of record) by such Stockholder. Such Stockholder has sole voting power, without restrictions, with respect to all of the Shares. The Shares are free and clear of all liens, pledges, security interests, claims, options, rights of first refusal and any other similar restrictions.

3.2.  Power, Binding Agreement.  Such Stockholder has (and will have) the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any agreement to which such Stockholder is a party, including, without limitation, any voting agreement, stockholders’ agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3.  No Conflicts.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of its properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not impair the ability of such Stockholder to perform its obligations hereunder.

3.4  No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Section III, each such Stockholder makes no express or implied representation or warranty with respect to such Stockholder, the Shares, or otherwise.

4.  Representations and Warranties of the Parent.  Parent, on its own behalf hereby severally represents and warrants to each such Stockholder with respect to itself as follows:

4.1  Valid Existence.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

4.2  Authority Relative to This Agreement.  Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholders hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3  No Conflicts.  No filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transaction contemplated hereby.

5.  No Solicitation.  Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that (a) it will not, nor will it knowingly authorize or permit any of its employees, agents and representatives to, directly or indirectly, (i) initiate, solicit or encourage any inquiries or the making of any Competing Transaction, (ii) enter into any agreement with respect to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, and (b) it will notify Parent as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates in its individual capacity.

6.  Appraisal Rights.  Each Stockholder agrees not to exercise any rights to demand appraisal of any Shares (including under Section 262 of the DGCL) that may arise with respect to the Merger.

7.  Termination.  This Agreement shall terminate upon the first to occur of (i) the Effective Time, or (ii) the termination of the Merger Agreement in accordance with its terms.

8.  Specific Performance.  The parties hereto agree that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger Agreement and the transactions contemplated thereby; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damage to Parent that cannot be adequately compensated by a monetary award. Accordingly, the parties hereby agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

9.  Fiduciary Duties.  Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, including any vote that such individual may make as a director of the Company with respect to any matter presented to the Board of the Company. No such action take by such Stockholder in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

10.  Miscellaneous

10.1.  Entire Agreement.  This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto.

10.2.  Invalidity.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

10.3.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.4.  Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

10.5.  Amendment.  This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by all the parties hereto.

10.6.  Other Definitional and Interpretative Provisions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any pronoun shall include the corresponding masculine, feminine and neuter forms, as appropriate. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

10.7.  Further Assurances.  Each party shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use his, her or its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

10.8.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or sent via email (with acknowledgement of receipt) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

If to Parent:	In accordance with the notice provisions in the Merger Agreement.
If to a Stockholder:	To such Stockholder’s address, fax number or e-mail address as set forth on Schedule I.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

M2M HOLDINGS, INC.

By:	/s/ Katherine Kinder
Name:  Katherine Kinder
Title: Vice President of Finance

[Remainder of Page Intentionally Left Blank]

STOCKHOLDERS:

/s/ Mark Angel
By: Mark Angel
Title: Chief Technology Officer

/s/  Bruce Armstrong
By: Bruce Armstrong
Title: Director, President and Chief Executive Officer

/s/  Ram Gupta
By: Ram Gupta
Title: Director

/s/  Kent Heyman
By: Kent Heyman
Title: Director

STOCKHOLDERS:

/s/  Frank Lauletta
By: Frank Lauletta
Title: General Counsel and Secretary

/s/  Thomas Muise
By: Thomas Muise
Title: Chief Financial Officer and Treasurer

/s/  Richard Nieset
By: Richard Nieset
Title: Senior Vice President of Global Operations

/s/  Timothy Wallace
By: Timothy Wallace
Title: Director

STOCKHOLDERS:

/s/  Thomas I. Unterberg
By: Thomas I. Unterberg
Title: Director

1995 PARTNERS LLC

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg
Title: Managing Member of General Partner

MARJORIE AND CLARENCE E. UNTERBERG FOUNDATION, INC.

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg
Title: Trustee

BELLA & ISRAEL UNTERBERG FOUNDATION

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg
Title: Trustee

STOCKHOLDERS:

THOMAS I. UNTERBERG TTEE FBO ELLEN UNTERBERG CELLI FAMILY TRUST

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg
Title: Trustee

THOMAS I. UNTERBERG TTEE FBO EMILY UNTERBERG SATLOFF FAMILY TRUST

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg
Title: Trustee

DECLARATION OF TRUST DATED 8/7/96, FBO THOMAS I. UNTERBERG

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg

NFS/FMTC IRA FBO THOMAS I. UNTERBERG

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg

STOCKHOLDERS:

C.E. UNTERBERG TOWBIN LLC

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg

Title:	Chairman of C.E. Unterberg, Towbin Holdings, Inc.

C.E. UNTERBERG, TOWBIN CAPITAL PARTNERS I, L.P.

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg
Title: Managing Member of the General Partner

C.E. UNTERBERG, TOWBIN PRIVATE EQUITY PARTNERS II, L.P.

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg
Title: Managing Member of the General Partner

C.E. UNTERBERG, TOWBIN PRIVATE EQUITY PARTNERS II-Q, L.P.

/s/ Thomas I. Unterberg
By: Thomas I. Unterberg
Title: Managing Member of the General Partner

STOCKHOLDERS:

NEEDHAM CAPITAL PARTNERS III L.P.

/s/ Thomas Shanahan
By: Thomas Shanahan
Title: General Partner

NEEDHAM CAPITAL PARTNERS III A L.P.

/s/ Thomas Shanahan
By: Thomas Shanahan
Title: General Partner

NEEDHAM CAPITAL PARTNERS III
(BERMUDA) L.P.

/s/ Thomas Shanahan
By: Thomas Shanahan
Title: General Partner

/s/  Thomas Shanahan
By: Thomas Shanahan
Title: Director

EXHIBITS AND SCHEDULES TO THE VOTING AGREEMENT

1. Schedule I:	Record and beneficial ownership of the KNOVA Software, Inc. stockholders signatory thereto

Annex C

[LETTERHEAD OF PAGEMILL PARTNERS, LLC]

December 11, 2006

Board of Directors
Knova Software, Inc.
10201 Torre Avenue
Suite 350
Cupertino, CA 95014

Members of the Board:

You have asked Pagemill Partners, LLC (“Pagemill Partners”) to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Knova Software, Inc. (the “Company”) of the merger consideration set forth in the Agreement and Plan of Merger, dated as of December 15, 2006 (the “Merger Agreement”), among the Company, M2M Holdings, Inc. (the “Acquiror”), and Magic Software Acquisition Corp., a wholly owned subsidiary of the Acquiror (the “Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock other than shares of Company Common Stock held in treasury and any Dissenting Shares (as defined in the Merger Agreement) will be converted into the right to receive $5.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed a draft of the Merger Agreement dated December 10, 2006 and certain publicly available business and financial information relating to the Company and the industry in which it operates. We have reviewed certain other information relating to the Company, including financial forecasts for 2006 through 2008 prepared and provided to us by the Company and have met with the management of the Company to discuss the business and prospects of the Company. We have considered certain financial and stock market data of the Company, including current and historical market prices of the Company Common Stock, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts of the Company for 2006 through 2008 prepared by the management of the Company, we have discussed such forecasts with the management of the Company and we have been advised by them, and we have assumed, that such forecasts represent the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification, or amendment of any material term, condition, or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding entered into in connection with the Merger or otherwise. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

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We have acted as financial advisor to the Board of Directors in connection with the provision of this opinion about the Merger and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities and other matters arising out of our engagement. While employed by another investment banking firm, a managing director of Pagemill Partners provided investment banking and other financial services to Kanisa, Inc., a company merged with the Company in 2005. While employed by a venture capital firm, another managing director of Pagemill Partners was a member of the Board of Directors of Kanisa, Inc., before it merged with the Company in 2005. Employees of Pagemill Partners own 2,616 shares of Company Common Stock. Pagemill Partners is a investment banking firm engaged in mergers and acquisition advisories, private placements, and other financial services.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Yours sincerely,

/s/ Pagemill Partners

Pagemill Partners, LLC

C-2

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Sec. 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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